As filed with the Securities and Exchange Commission on February 16, 2010
Registration No. 333-163840

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-11

FOR REGISTRATION UNDER THE
SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

HALVERN REALTY, INC.
(Exact Name of Registrant as Specified in Governing Instruments)

10940 Wilshire Boulevard, Suite 1950
Los Angeles, CA 90024
(310) 689-7710
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard S. Ziman
Chairman and Chief Executive Officer
10940 Wilshire Boulevard, Suite 1950
Los Angeles, CA 90024
(310) 689-7710
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Warren Gorrell, Jr.	Kathleen L. Werner
David P. Slotkin	Clifford Chance US LLP
Hogan & Hartson LLP	31 West 52nd Street
555 Thirteenth Street, NW	New York, NY 10019
Washington, DC 20004	(212) 878-8000
(202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 16, 2010
PROSPECTUS
          Shares

HALVERN REALTY, INC.
Common Stock

We are a newly formed, internally managed real estate company that will acquire, own and manage a portfolio of office properties which will be located in Southern California. We intend to focus on acquiring office properties that are available at significant discounts to replacement cost. We intend to target properties that either offer current in-place stable cash flow or are underperforming properties where we believe we can generate value by improving in-place cash flows through aggressive leasing, asset management and repositioning.

This is our initial public offering and no public market currently exists for our common stock. We are offering           shares of our common stock. All of the shares of common stock offered by this prospectus are being sold by us. We expect the initial public offering price of our common stock to be $      per share. We have applied to list our common stock on the New York Stock Exchange, or the NYSE, under the symbol “HRI.”

Concurrently with the completion of this offering, (i) Richard S. Ziman, our Chairman and Chief Executive Officer, will acquire           shares of our common stock and           units of limited partnership interest in our operating partnership in a private placement at a price per share and unit equal to the initial public offering price per share, (ii) we will grant          shares of restricted stock and           long term incentive plan units under our equity incentive plan to our executive officers and (iii) we will grant          shares of restricted stock under our equity incentive plan to our independent directors. Such officers and directors collectively will beneficially own approximately     % of our outstanding common stock (or approximately     % if the underwriters fully exercise their overallotment option) upon completion of this offering and the concurrent private placement.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2010. To assist us in qualifying as a REIT, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common or preferred stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of the following and other risks that you should consider before investing in our common stock:

•	We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

•	We have not yet identified any specific properties to acquire and, therefore, you will be unable to evaluate the allocation of net proceeds from this offering and the concurrent private placement or the economic merits of our investments prior to making an investment decision.

•	Our success depends on key personnel whose continued service is not guaranteed.

•	Our performance and value will be subject to risks associated with real estate and with the real estate industry.

•	We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire attractive office properties on favorable terms or at all, which could have a material adverse effect on our business, financial condition and results of operations.

•	We will be dependent on the Southern California economy and are susceptible to adverse developments affecting Southern California.

•	There are various conflicts of interest with our executive officers and certain of their affiliates which could deter the time and attention of our management team from our business or result in decisions that are not in the best interests of our stockholders.

•	If we do not qualify as a REIT or fail to remain qualified as a REIT, we will not be required to make distributions and we will be subject to U.S. federal income tax and state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters the right to purchase up to additional shares of our common stock from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days after the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock sold in this offering will be ready for delivery on or about          , 2010.

J.P. Morgan	Citi	Deutsche Bank Securities

The date of this prospectus is          , 2010.

You should rely only on the information contained in this prospectus, or in any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to Halvern Realty, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Halvern Realty, LP, a Delaware limited partnership, which we refer to as our operating partnership; “AVP” refers to AVP Advisors, LLC together with its affiliates. Unless indicated otherwise, the information in this prospectus assumes (1) the common stock to be sold in this offering is sold at $      per share, (2) the sale in a concurrent private placement to Richard S. Ziman, our Chairman and Chief Executive Officer, of an aggregate of           shares of our common stock and     units of limited partnership interest in our operating partnership, or OP units, (3) the grant to our executive officers under our 2010 Equity Incentive Plan, or our Equity Incentive Plan, of an aggregate of           shares of our restricted stock and           long-term incentive plan units, or LTIP units, which under certain circumstances are convertible on a one-for-one basis with OP units, (4) the grant to our independent directors of            shares of our restricted stock under our Equity Incentive Plan and (5) no exercise by the underwriters of their overallotment option to purchase up to an additional           shares of our common stock.

Our Company

We are a newly formed, internally managed real estate company that will acquire, own and manage a portfolio of office properties, all or substantially all of which will be located in select Southern California markets. Our initial focus will be on acquiring office properties located in Los Angeles, Orange, San Diego, San Bernardino, Riverside and Ventura Counties that are available at a significant discount to replacement cost. We intend to target properties that either offer current in-place stable cash flow or are underperforming properties for which we believe we can generate value by improving in-place cash flows through aggressive leasing, asset management and repositioning. We believe that Southern California has been and will continue to be one of the most sought after office property markets in the United States primarily due to a combination of economic, geographic, demographic and lifestyle characteristics that are attractive to businesses and to entrepreneurs.

Our management team, led by Richard S. Ziman, who will serve as our Chairman and Chief Executive Officer, and Mark A. Albertson, who will serve as our President, Chief Operating Officer and Chief Financial Officer (both of whom are our sponsors for purposes of this offering), has significant real estate industry experience. In particular, Mr. Ziman, with over 39 years of real estate experience, has a proven track record and extensive experience in acquiring, owning, leasing, managing, developing and selling office properties and other commercial real estate assets in Southern California, having served as the founding chairman and chief executive officer of Arden Realty, Inc., or Arden, a publicly traded REIT that owned and operated just under 20 million square feet of office space in more than 220 office buildings in Southern California. As chairman and chief executive officer of Arden, Mr. Ziman was a leader of its board of directors and senior management team, but was subject to the oversight of the full board of directors and was not solely responsible for the investment decisions of Arden. Established in 1990, Arden completed its initial public offering in October 1996. In mid-2005, Mr. Ziman and the senior management team of Arden recognized significant adverse trends in the real estate market, including the over-inflated pricing in U.S. real estate, particularly in the high-demand Southern California office market. This, together with concerns about certain aspects of the economy, the real estate markets and the equity market for REIT stocks, caused Mr. Ziman and the rest of the senior management team of Arden to recommend that Arden’s board of directors consider a sale of the company or similar strategic transaction, which ultimately resulted in the sale of Arden to GE Real Estate, a division of General Electric Capital Corporation, in May 2006.

Our objective is to generate attractive risk-adjusted current and long-term returns for our stockholders through dividends and capital appreciation. We intend to accomplish this objective primarily by:

•	focusing our efforts in Southern California, where our management team has had significant experience and success in executing our strategy in the past;

•	focusing on acquiring properties with strong property and submarket fundamentals at a significant discount to replacement cost; and

•	targeting the acquisition of a blend of performing assets with stable current cash flow and underperforming assets where we believe our aggressive asset management will generate increased current and future cash flow and property valuation.

We believe that we will be able to capitalize on our competitive strengths to successfully implement our investment strategy and achieve our objective of delivering dividends and capital appreciation. Our management team has extensive experience in acquiring, owning and operating office properties, with particular knowledge of and a proven successful track record in our target markets in Southern California. We intend to utilize this experience and apply our strong, disciplined property level underwriting capabilities to identify and execute on acquisition opportunities. At the same time, we intend to limit our initial operating expenses by utilizing the resources of the operating platform built by our management team since 2006. We believe that these attributes, when combined with a clean capital structure and no existing assets or debt that pose operating or capitalization issues that could distract the attention or focus of management on our business, will position us to acquire the assets we are targeting quickly and begin generating operating income and returns for our stockholders.

We have not made any investments as of the date of this prospectus. We will commence operations upon completion of this offering. We are a Maryland corporation formed on November 30, 2009 that intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our short taxable year ending December 31, 2010. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We nevertheless may be subject to some state, local and foreign taxes if applicable and any revenues earned through a taxable REIT subsidiary, or TRS, will be subject to U.S. federal income tax and applicable state, local and foreign taxes.

Market Opportunity

We believe that the current economic cycle has resulted in significant dislocation between real estate prices and intrinsic value, providing a timely opportunity to create value through the acquisition of Southern California office properties. We believe that significant value can be created by recognizing critical turning points in real estate cycles. By identifying and acting on these cycles, we believe that we can acquire properties with strong property fundamentals at significant discounts to replacement cost. During the prior real estate market cycle when property valuations were at their height, many owners over-leveraged their properties and now are unable either to refinance existing debt levels at maturity or to meet ongoing debt servicing obligations. Therefore, we believe that our target properties will be available from financially distressed owners who no longer have the ability to access, or the desire to provide, the capital necessary to finance, maintain or operate their properties. We also intend to capitalize on opportunities from unintentional owners such as financial institutions that have acquired properties through owner defaults. We believe that by acquiring properties at low cost bases, we will have an operating advantage in leasing and increasing property valuation.

We believe Southern California provides particularly compelling acquisition opportunities because many active office investors have ceased to operate in the area. Further, we believe that due to a combination of economic, geographic, demographic and lifestyle characteristics, Southern California will continue to be one of the most sought after office property markets in the United States. Although Southern California is experiencing weak office demand due to the current distressed economy, we anticipate demand for office properties to rebound in the future, in part, because we believe that Southern California is poised to greatly benefit from a return to economic growth and anticipated increases in population and employment. We expect that growth in the supply of new office space in Southern California will be outpaced by the growth in demand for office space in the next several years. In addition, we believe that current property market fundamentals, together with the severely constrained availability of construction financing, make development of properties not economically justifiable. As a result, office supply is unlikely to increase over the short term, even as the economy improves and demand rebounds. We believe that the combination of limited new supply and strong growth in demand will result in increasing rental rates, declining vacancy and improved property cash flow and valuation.

Under the leadership, experience and disciplined investment approach of our management team, we believe that we will be successful in identifying and executing on these investment opportunities to produce attractive risk-adjusted current and long-term returns to our investors.

Our Competitive Strengths

We believe we distinguish ourselves from other owners and operators of office properties in a number of important ways and enjoy significant competitive strengths, which include the following:

Management Team with Public Company Experience and a Proven Track Record.  Our management team, which consists of Richard S. Ziman and Mark A. Albertson, has significant real estate industry experience. In particular, Mr. Ziman, with over 39 years of real estate industry experience, has a proven track record and extensive experience acquiring, owning, leasing, managing, developing and selling office properties and other commercial real estate assets in Southern California. He served as the founding chairman and chief executive officer of Arden from its inception through its sale to GE Real Estate in 2006. In addition, in 1979, Mr. Ziman co-founded Pacific Financial Group, which acquired over four million square feet of underperforming office buildings in prime locations in Los Angeles County and Orange County and actively managed, leased and renovated the properties to increase cash flow and enhance their value.

Similarly, Mr. Albertson has over 31 years of real estate industry experience, which includes acquisition and asset management of office buildings in Southern California since 1985. Mr. Albertson previously was a Managing Director of Morgan Stanley & Co. Incorporated, and from 2006 through 2007, was President of Morgan Stanley’s Prime Property Fund, an open-ended commingled core real estate fund structured as a private REIT. In this role, Mr. Albertson helped lead the strategic direction for the REIT and, in his capacity as a member of its investment committee, helped oversee its acquisition, asset management, disposition, capital markets (including secured and unsecured leverage programs), investor relations and capital raising activities. During his tenure, Prime Property Fund owned a portfolio of institutional quality real estate assets covering all major property types and geographic regions, including office properties. Prior to Morgan Stanley, Mr. Albertson was responsible for formulating and implementing the non-core real estate program of the California Public Employees’ Retirement System, was a Managing Director of AEW Capital Management from 1994 to 1999 and was President of The Boston Company Real Estate Counsel, a 55-person institutional real estate investment company from 1991 to 1993.

In addition, members of our management team have worked and continue to work together as principals of AVP, a private real estate investment firm that serves as an advisory resource for institutional investors seeking access to entrepreneurial real estate operating companies. AVP manages American Value Partners Fund I, L.P., or AVP Fund I, a fund-of-funds formed in 2006 to make non-controlling minority investments in real estate funds managed by third parties. AVP Fund I has completed its investment phase and allocated all of its committed capital.

We believe that the members of our management team, who will be fully employed by and devote substantially all of their business time to us, are integral to the achievement of our objective to produce attractive risk-adjusted current and long-term returns for our investors, and that we will benefit from their proven leadership and experience in identifying and capitalizing on investment opportunities over multiple real estate cycles.

Extensive Knowledge of Southern California Market Dynamics and Market Presence.  Our management team, through its deep and active involvement in the Southern California real estate industry over many years, has developed long-standing relationships with key participants in the industry, including brokers, institutional investors, fund managers, property owners, developers, tenants, bankers and other real estate capital providers and local and regional governments. For several decades, Mr. Ziman has been a leader in the Southern California real estate industry, making significant contributions to the industry’s development, including establishing and endowing the Richard S. Ziman Center for Real Estate at the University of California, Los Angeles. Mr. Ziman, having previously executed a similar strategy and operated a portfolio of over 220 office buildings, has analyzed, priced or owned many of the properties that will be the target of the Company’s acquisition program. We believe that our long-standing relationships and presence in Southern California, together with our in-depth market knowledge, provide an advantage to us by providing wide visibility in the real estate market, enabling us to source attractive marketed acquisition opportunities as well as potential acquisition opportunities that may not be known or available to our competitors because of their limited presence or networks in the Southern California real estate market. Further, by having our entire management team focus on a single regional market, we expect our relationships will provide broader and deeper insight into general market trends that will help us maximize the current and long-term value of our properties.

Strong Property-Level Underwriting Capabilities.  We will have an in-place underwriting platform with the capacity to underwrite, value and conduct due diligence on office properties. The foundation of this underwriting platform will be an in-depth, property-level evaluation of each investment opportunity using rigorous quantitative and qualitative analyses. This approach will include extensive data collection, physical inspections of the properties and analyses of the key drivers affecting value, such as competitive positioning, cash flow, capital structure and historic property operations. We believe that our underwriting capabilities will provide us with an advantage relative to our competitors who do not have the local market knowledge or depth of underwriting experience of our management team. First, because we have underwriting skills both internally and available to us through AVP, we believe we can quickly and thoroughly underwrite investment opportunities. Market conditions for acquisitions often are competitive and an ability to quickly underwrite potential investments is critical to succeeding in completing investment acquisitions. Second, we believe that, based on the prior experience of our management team, our underwriting processes and procedures are more extensive and better geared to assessing the impact of risk than the processes and procedures of other firms with which our management team is familiar. We believe that these capabilities, combined with our management team’s in-depth market knowledge and proven ability to acquire, manage, operate and dispose of a large portfolio of office properties, will enable us to successfully acquire properties and execute our business strategy.

Controllable Upfront Expenses and Scalable Operating Platform.  We will minimize our operating costs and overhead by initially operating with limited overhead and scaling the growth of our platform as our portfolio of assets grows and our property operating responsibilities dictate. Because AVP Fund I has completed its investment phase and allocated all of its committed capital, AVP has agreed to make available to us certain of its resources and personnel which will supplement our management team and provide us with the personnel necessary to effectuate our business. Upon consummation of this offering, we will enter into a services, cost-sharing and reimbursement agreement with AVP pursuant to which AVP will provide to us office space, information technology, telecommunications, office and similar equipment and supplies and the services of operating, financial, underwriting, asset management, accounting and administrative personnel at a nominal cost to us until the later of one year following the closing of this offering or such time as 80% of the net proceeds of this offering have been utilized, allowing us to reduce our general and administrative expenses while we accumulate a portfolio of office properties that will support a larger operating platform. After such time, the agreement may be continued with respect to office space, information technology, telecommunications, office and similar equipment and supplies and accounting and administrative services for up to an additional one year at our option, with such services to be provided by AVP to us at cost, which will be allocated between AVP and us based on the actual number of hours spent or actual use, as applicable. No further extensions are provided for under the agreement. During the initial term of the agreement, certain AVP employees who will be made available to us have specific expertise in aspects of our expected operations, which, together with our management team and the other resources that we will have access to pursuant to the services, cost-sharing and reimbursement agreement, will provide us with an initial operating platform. One or more of these employees possess expertise in accounting, investor reporting, financial analysis and office services, which are relevant skills for our operations as a publicly traded real estate company. Because certain of AVP’s employees have prior backgrounds in real estate acquisitions and operations, we will also have access to employees with expertise in the analysis of real estate acquisitions and asset management who will support the investment and management activities of our management team.

No Legacy Issues.  We believe that many of our competitors with existing, or legacy, properties will be constrained in their ability to make acquisitions over the next several years as they address issues resulting from the years prior to the current real estate downturn. These issues, which we refer to as legacy issues, are faced by owners with highly leveraged capital structures resulting from the undisciplined lending practices of prior years and owners who hold portfolios hampered by underperforming properties, either of which could limit access to new capital and debt financing for both existing properties and new acquisitions. Legacy assets are properties with distressed capital structures, including properties with stable cash flow and properties that do not generate enough cash flow to cover their current debt service or that have a loan-to-value ratio that does not support refinancing at maturity given current market conditions or to which the property owner is unwilling or unable to contribute additional equity capital, as well as properties owned by unintended owners, such as financial institutions, that have acquired properties upon default by the borrower. In particular, publicly traded real estate companies that have experienced a significant reduction in the price of their traded shares may be limited in their ability to make acquisitions without further constraining their balance sheet. We believe that even companies with access to capital are likely to be required to utilize that capital to reduce debt to strengthen their balance sheets. Unlike many of these potential competitors, we will be well capitalized, with no debt maturities, liquidity constraints or legacy assets creating a drag on our growth and diverting our management’s time and attention.

Our Investment Strategy

Our objective is to generate attractive risk-adjusted current and long-term returns for our stockholders through dividends and capital appreciation. We intend to achieve this objective through the following strategy:

Southern California Focus.  The Southern California office submarkets in which we intend to invest have limited remaining development opportunities, which present high barriers to entry. Together with lengthy entitlement processes, restrictions on development and environmental considerations, these constraints limit competition and growth in supply. Although Southern California’s economy is experiencing severe distress, including in the real estate sector, it is a broad, diverse and dynamic economy and has a growing population that has historically produced significant demand for office space. Moreover, in the past, the Southern California office market has experienced a stronger than average recovery following an economic downturn. We will seek to benefit from this economic cycle and the fundamental strength of the Southern California economy by acquiring properties with strong fundamentals at a significant discount to replacement cost during the current downturn and seeking to take advantage of future recovery through aggressive leasing, asset management, strengthening the capital structure and repositioning our properties where appropriate.

Focus on Acquiring Properties at a Significant Discount to Replacement Cost.  We will seek to acquire office properties located in attractive submarkets in Los Angeles, Orange, San Diego, San Bernardino, Riverside and Ventura Counties at a significant discount to replacement cost that either have stable cash flow or are underperforming properties without stabilized in-place cash flow where we can generate value by improving in-place cash flows through aggressive leasing, asset management and repositioning of the property. We believe that these investment criteria can be satisfied by focusing on the following:

•	legacy assets — properties with distressed capital structures, including properties with stable cash flow and properties that do not generate enough cash flow to cover their current debt service or that have a loan-to-value ratio that does not support refinancing at maturity given current market conditions or to which the property owner is unwilling or unable to contribute additional equity capital, as well as properties owned by unintended owners, such as financial institutions, that have acquired properties upon default by the borrower;

•	properties of owners with legacy issues — properties with owners that have highly leveraged capital structures and portfolios hampered by underperforming properties and other issues that may be unrelated to the property we are seeking to acquire, such as lack of access to necessary capital or the need to generate a capital event; and

•	leasing opportunities — properties with significant vacancy. Because we are seeking to acquire properties at significant discounts to replacement cost, our low acquisition cost compared to the prior owner of the property, coupled with available capital, will provide us with opportunities to create cash flow and add significant value through aggressive leasing and attention to deferred maintenance and other capital improvements.

We believe that we will be particularly well-positioned to pursue aggressive asset management and leasing strategies to achieve these objectives because we do not own any legacy assets that constrain our liquidity and we plan to use leverage conservatively.

Focus on Strong Property and Submarket Fundamentals.  We will seek to acquire properties that present strong property and submarket characteristics, which we believe are essential for a successful real estate investment. These include:

•	an attractive location in established submarkets with limited development rights, creating barriers to the creation of new competitive space;

•	desirable physical attributes such as a contemporary design and function, adequate parking, a flexible and efficient floor plate and environmentally friendly design;

•	a strong multi-tenant base with limited exposure to significant tenant concentrations; and

•	close proximity to amenities, including regional transportation systems.

We currently do not intend to engage in development or redevelopment projects, as we believe the costs of development and redevelopment currently exceed the cost of properties that we expect to be available for acquisition for the foreseeable future.

Apply a Disciplined Underwriting Process.  We will apply a disciplined underwriting process in our evaluation of potential property acquisitions. In evaluating a property’s cash flow potential, we will use conservative assumptions regarding future cash flow, taking into account not only current rents but future rents that may be negotiated at a discount during the current market downturn, the credit worthiness of tenants and other factors that may affect cash flow, which we believe our management team is better positioned to understand given their experience through multiple market cycles. We will also use conservative assumptions regarding the timing and level of a market recovery in Southern California and its effects on the office property market. We will perform sensitivity analyses to test the potential performance under less favorable property and capital market conditions. We will endeavor to acquire properties that are able to provide returns, regardless of when a market recovery occurs, with potential for cash flow improvement and capital appreciation.

Exercise Aggressive Asset Management to Create Value.  Our management team will use disciplined asset management and leasing strategies designed to maximize each property’s performance and value. We expect that these active strategies will enhance property operating income and valuations without merely relying on recovering real estate and general economic market fundamentals. We believe that we will be particularly well-positioned to pursue aggressive asset management and leasing strategies to achieve these objectives because we do not own or manage any legacy assets that constrain our liquidity and divert the time and attention of our management. We intend to apply aggressive asset management and leasing strategies through the following and other actions:

•	identifying embedded growth opportunities and ways to add value, including through lease covenant enforcement and increasing revenues generated from parking facilities, signage and other ancillary sources;

•	rebuilding and strengthening income streams through active and aggressive leasing and tenant retention programs and the addition of tenant services that have the potential of increasing revenues;

•	investing in properties through improvements to modernize a property and attention to deferred maintenance to enhance tenant retention and attract new tenants; and

•	reducing operating expenses through renegotiation of service contracts, improvement of energy and system efficiencies and bulk purchasing.

Utilize a Conservative Finance Strategy.  We intend to use leverage conservatively, primarily using our equity capital for our initial acquisitions of properties. We expect to focus on corporate-level unsecured or assumed secured debt if available on favorable terms and intend to maintain a conservative ratio of debt to cost basis of total assets, excluding intangibles and account receivables, of no more than 40%.

Our Financing Sources

Our financing sources will initially include the net proceeds of this offering and the concurrent private placement and potentially include secured financing associated with acquired assets. We are in discussions to obtain commitments from a lending syndicate consisting of affiliates of the underwriters of this offering for a revolving credit facility that we anticipate will be available at or shortly following the completion of this offering. The proposed credit facility will be used to fund acquisitions and capital expenditures and for general corporate purposes. We cannot provide any assurance that we will be able to enter into a definitive agreement relating to this credit facility on terms we find acceptable. Over time, subject to maintaining our qualification as a REIT, we intend to finance our growth with issuances of common equity, preferred securities and secured and unsecured debt.

Leverage Policies

We intend to use leverage conservatively. We initially expect to use primarily our equity capital for our initial acquisitions of properties, together with company-level debt and secured property-level debt to the extent that it is available on favorable terms. To the extent that we do incur debt, we intend to do so in accordance with the following guidelines:

•	we intend to maintain a conservative ratio of debt to cost basis of total assets, excluding intangibles and account receivables, of no more than 40%, and the Company must seek board approval to increase such ratio;

•	we intend to limit our floating rate debt to no more than 20% of outstanding debt through interest rate hedges and match our floating rate debt exposure to our projected annual lease rollover; and

•	we intend to work toward a long-term goal of obtaining an investment grade rating to position the Company to issue corporate unsecured debt in the future by, among other things, closely monitoring our percentage of unencumbered assets and net operating income, limiting our use of secured debt and using non-recourse financing.

Our charter and bylaws do not limit the amount or type of debt that we may incur, and our board of directors, in the future, may have a different approach to the incurrence of debt. Our board will, from time to time, reevaluate our leverage policies and the total amount and nature of the debt that we may incur, in light of then-current economic and market conditions and other factors. Accordingly, we may increase or decrease our ratio of debt to cost basis of total assets, excluding intangibles and account receivables, beyond the limits described above.

Summary of Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 14 of this prospectus prior to deciding whether to invest in our common shares. Some of these risks include:

•	We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

•	We are a newly formed company that intends to operate as a REIT and a public company, which will require us to implement significant control systems and procedures, which could be time consuming and costly.

•	We have not yet identified any specific properties to acquire and, therefore, you will be unable to evaluate the allocation of net proceeds from this offering and the concurrent private placement or the economic merits of our investments prior to making an investment decision.

•	Our success depends on key personnel whose continued service is not guaranteed.

•	Our performance and value will be subject to risks associated with real estate and with the real estate industry.

•	The current recession in the United States and the related downturn in the real estate markets may in the future adversely affect our financial condition and results of operations.

•	We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire attractive office properties on favorable terms or at all, which could have a material adverse effect on our business, financial condition and results of operations.

•	Because our properties will be concentrated in Southern California, we will be dependent on the Southern California economy, and our results of operations are susceptible to adverse local market conditions and regulations and natural disasters affecting Southern California.

•	We may face potential difficulties or delays renewing leases or re-leasing space to tenants, which could adversely affect our cash flow and revenues.

•	In the future, we may incur debt to execute our business strategy, and our cash flow may not be sufficient to make required payments on any such debt or repay such debt as it matures.

•	There are various conflicts of interest with our executive officers and certain of their affiliates which could deter the time and attention of our management team from our business or result in decisions that are not in the best interests of our stockholders.

•	Our organizational documents have no limitation on the amount of indebtedness that we may incur. As a result, we may become highly leveraged in the future.

•	There is currently no public market for our common stock and an active trading market for our common stock may never develop following this offering and the trading and price of our common stock may be volatile and could decline substantially following this offering.

•	If we do not qualify as a REIT or fail to remain qualified as a REIT, we will not be required to make distributions and we will be subject to U.S. federal income tax and state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

•	REIT distribution requirements could adversely affect our ability to execute our business plan.

•	We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

•	Until our portfolio of assets generates sufficient income and cash flow, we may be required to sell assets, borrow funds or use a portion of the net proceeds from this offering to make quarterly distributions to our stockholders.

Our Structure

We were formed as a Maryland corporation on November 30, 2009. The following chart shows our anticipated structure and ownership of our company after giving effect to this offering and the concurrent private placement on a fully diluted basis (assuming no exercise by the underwriters of their overallotment option):

(1)	Reflects (a) shares of our common stock acquired in a concurrent private placement by Richard S. Ziman, (b) shares of our restricted stock granted to our executive officers under our Equity Incentive Plan concurrently with this offering and (c) shares of our restricted stock granted to our independent directors concurrently with this offering.

(2)	Reflects (a) OP units acquired in the concurrent private placement by Richard S. Ziman and (b) LTIP units granted to our executive officers concurrently with this offering.

Conflicts

Halvern Realty, LP, our operating partnership, was formed on November 30, 2009 to acquire and own assets. We are considered to be an umbrella partnership real estate investment trust, or an UPREIT, in which all of our assets are owned in a limited partnership, the operating partnership, of which we are the sole general partner. Conflicts of interest exist or could arise in the future as a result of our relationship with our operating partnership or any partner thereof. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders.

Messrs. Ziman and Albertson hold ownership interests in AVP and its affiliates. AVP is a private real estate investment firm formed in 2004 to provide advisory services for institutional investors seeking access to entrepreneurial real estate operating companies. AVP currently manages AVP Fund I, a fund-of-funds formed in 2006 primarily to make non-controlling minority investments in real estate funds managed by third parties. AVP Fund I has completed its investment phase, and therefore, no further capital can or will be committed to new investments by AVP Fund I.

AVP and its affiliates do not compete with us. AVP Fund I’s investment strategy as a fund-of-funds is to invest in independent real estate related funds, rather than directly in real estate properties, and none of the funds in which AVP Fund I has invested includes investments in office properties in Southern California. Upon the closing of this offering, we will enter into a non-competition and consulting agreement with AVP pursuant to which AVP will agree not to acquire, operate, develop or make any equity investments, directly or indirectly, including through third-party or self-managed funds, in, or in businesses involved in the acquisition, ownership, operation, development or construction of, office property real estate in Southern California or the area within a five-mile radius of any property owned or operated by us in Southern California as long as either Messrs. Ziman or Albertson are both an officer or member of AVP and an officer or director of the Company. Under the non-competition and consulting agreement, we will permit each of Messrs. Ziman and Albertson to fulfill certain existing obligations to AVP and its affiliates. Pursuant to AVP Fund I’s partnership and related agreements, Mr. Ziman is required to devote such time and attention to AVP and its affiliates as is reasonably necessary to perform his duties as chairman of AVP’s operating committee and its affiliate’s investment committee. Mr. Albertson is required to devote such time and attention to AVP as is necessary for AVP and its affiliates to fulfill their obligations to AVP Fund I. Because AVP Fund I has already fully committed its funds, such responsibilities of Messrs. Ziman and Albertson will not materially affect the commitments of Messrs. Ziman and Albertson to devote substantially all of their business time and attention to us.

In addition, pursuant to the services, cost-sharing and reimbursement agreement with AVP, AVP will provide to us office space, information technology, telecommunications, office and similar equipment and supplies and the services of operating, financial, underwriting, asset management, accounting and administrative personnel at a nominal cost to us until the later of one year following the closing of this offering or such time as 80% of the net proceeds of this offering have been invested, allowing us to reduce our general and administrative expenses while we accumulate a portfolio of office properties that will support a larger operating platform. After such time, the agreement may be continued with respect to office space, information technology, telecommunications, office and similar equipment and supplies and supplies and accounting and administrative services for up to an additional one year at our option, with such services to be provided by AVP to us at cost, which will be allocated between AVP and us based on the actual number of hours spent or actual use, as applicable. No further extensions are provided for under the agreement. Decisions regarding termination, amendment or renewal of the cost-sharing arrangement by us will require the approval of a majority of the independent members of our board of directors. None of our executive officers will receive compensation from AVP for services provided to us by AVP.

Benefits to Related Parties

Upon completion of this offering,          shares of our common stock and          OP units will be issued in the concurrent private placement to Richard S. Ziman, our Chairman and Chief Executive Officer.

Upon completion of this offering,          shares of our restricted common stock and          LTIP units will be granted under our Equity Incentive Plan to our executive officers and           shares of our restricted common stock will be granted to our independent directors concurrently with this offering, all of which will vest           .

We will repurchase the 1,000 shares of our common stock that we sold to Richard S. Ziman at $1.00 per share in connection with our formation, at their issue price.

Upon the closing of this offering, we will enter into a services, cost-sharing and reimbursement agreement with AVP. See “— Conflicts.”

Operating and Regulatory Structure

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our short taxable year ending on December 31, 2010. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income we distribute currently to our stockholders. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Internal Revenue Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income, property or net worth. In addition, in order to maintain our qualification as a REIT, we may acquire or hold certain assets and conduct some activities through a TRS, which will be subject to corporate-level income tax at regular rates.

Distribution Policy

We intend to make distributions to holders of our common stock consistent with our interest to be taxed as a REIT. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including capital gains. For more information, please see “U.S. Federal Income Tax Considerations.” We generally intend over time to pay quarterly distributions in an amount equal to our taxable income. However, because we currently have no assets and will commence operations only upon completion of this offering, we may not have a portfolio of assets that generates sufficient income to be distributed to our stockholders. We currently do not expect to use the proceeds from this offering and the concurrent private placement to make distributions to our stockholders, except as may be necessary to meet our minimum REIT distribution requirements and to eliminate our U.S. federal income tax liability. Therefore, although we anticipate initially making quarterly distributions to our stockholders, our board of directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders, and the amount of such distributions may be limited until we have a portfolio of income-generating assets.

Restrictions on Ownership and Transfer of Our Capital Stock

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code, our charter generally prohibits any person (other than a person who has been granted an exception) from directly or indirectly, actually or constructively, owning more than 9.8% of the aggregate of the outstanding shares of either our common stock or any class or series of our preferred stock, in either case by value or by number of shares, whichever is more restrictive. However, our charter permits exceptions to be made for stockholders provided that our board of directors determines, in its discretion that such exceptions will not jeopardize our qualification as a REIT. Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code, (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests, (4) owning shares of our capital stock if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such or (5) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT.

Corporate Information

Our principal executive office is located at 10940 Wilshire Boulevard, Suite 1950, Los Angeles, CA 90024. Our telephone number is (310) 689-7710. Our web address is          . The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

The Offering

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option).

Common stock to be outstanding after this offering and the concurrent private placement	shares.(1)(2)

Common stock and OP units to be outstanding after this offering and the concurrent private placement	shares and OP units (1)(3)

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ , after deducting the initial underwriting discounts and commissions of $ payable by us at closing and estimated offering expenses of approximately $ (or, if the underwriters exercise their overallotment option in full, approximately $ , after deducting the initial underwriting discounts and commissions of $ payable by us at closing and estimated offering expenses of approximately $ ). The net proceeds from the concurrent private placement of our common stock will be $ . We will contribute the net proceeds of the offering and the concurrent private placement to our operating partnership. Our operating partnership plans to subsequently use substantially all of the net proceeds from this offering and the concurrent private placement to acquire our target assets in a manner consistent with our investment strategies described in this prospectus. See “Use of Proceeds.”

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” and other information included in this prospectus.

Proposed NYSE symbol	“HRI”

(1)	Excludes (a) shares of our common stock issuable upon the exercise of the underwriters’ overallotment option and (b) shares of our common stock issuable in the future under our Equity Incentive Plan.

(2)	Includes (a) shares of our common stock issued in the concurrent private placement to Richard S. Ziman, (b) shares of restricted stock granted under our Equity Incentive Plan to our executive officers and (c) shares of restricted stock granted under our Equity Incentive Plan to our independent directors.

(3)	Includes (a) shares of our common stock and OP units issued in the concurrent private placement to Richard S. Ziman, (b) shares of restricted stock and LTIP units granted under our Equity Incentive Plan to our executive officers and (c) shares of restricted stock granted under our Equity Incentive Plan to our independent directors.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all the other information contained in this prospectus, before making an investment decision to purchase our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to the Operation of Our Business

We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

We were organized on November 30, 2009 and have no operating history upon which stockholders can evaluate our likely performance. In addition, we currently have no assets and will commence operations only upon completion of this offering. We cannot assure you that we will be able to operate our business successfully or implement our business strategies as described in this prospectus. We can provide no assurance that our management team will replicate its success in its previous endeavors, and our investment returns could be substantially lower than the returns achieved by these previous endeavors. Our results of operations depend on several factors, including the availability of investment opportunities in attractive office properties, our ability to identify and consummate investments on favorable terms or at all, the level and volatility of interest rates and general economic conditions.

In addition, we cannot assure you that we will be able to acquire properties with attractive risk-adjusted returns or will not seek properties with greater risk to obtain the same level of returns or that the value of our properties in the future will not decline substantially. Furthermore, there can be no assurance that we will be able to generate sufficient operating cash flows to pay our operating expenses and make distributions to our stockholders.

We are a newly formed company that intends to operate as a REIT and a public company, which will require us to implement significant control systems and procedures, which could be time consuming and costly.

As a public company, we will be required to develop and implement substantial control systems and procedures in order for us to qualify and maintain our qualification as a public REIT. If we fail to qualify or maintain qualification as a REIT, our distributions to stockholders would not be deductible for U.S. federal income tax purposes and we would be required to pay corporate tax at applicable rates on our taxable income, which will substantially reduce our earnings and may reduce the market value of our common stock. Furthermore, as a public company we will be subject to periodic and current reporting requirements under applicable regulations of the SEC, as well as requirements imposed on public companies under the Sarbanes-Oxley Act of 2002. As a result, substantial work on our part will be required to implement appropriate reporting and compliance processes, including internal control over financial reporting, assess their design, remediate any deficiencies identified and test the operation of such processes. This process is expected to be both costly and challenging. While we intend to undertake substantial work to prepare for compliance with such requirements, we cannot be certain that we will be successful in implementing or maintaining adequate internal controls. In addition, failure to comply properly with SEC regulations and requirements could hinder our ability to operate as a public company.

We have not yet identified any specific properties to acquire and, therefore, you will be unable to evaluate the allocation of net proceeds from this offering and the concurrent private placement or the economic merits of our investments prior to making an investment decision.

We have not yet identified any specific properties to acquire for our portfolio and, thus, you will be unable to evaluate the allocation of the net proceeds of this offering and the concurrent private placement or the economic merits of our investments before making an investment decision with respect to our common stock. Additionally, any property we acquire will be selected by us, and our stockholders will not have input into such investment decisions. Furthermore, our investment policies may be amended or revised from time to time at the discretion of our board of directors without a vote of stockholders. As a result, we may use the net proceeds from these offerings to make investments with which you may not agree. These factors will increase the uncertainty, and thus the risk, of investing in shares of our common stock. The failure by us to apply these proceeds effectively or find suitable investments in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses, which could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our stockholders.

Until appropriate investments can be identified, we may invest the net proceeds of this offering and the concurrent private placement in interest-bearing short-term investments, including money market accounts and/or U.S. treasury securities, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from investments in our target assets. Moreover, suitable investment opportunities may not be available immediately or at all, which could delay stockholders receiving a return on their investment. Even if such opportunities are available, there can be no assurance that our due diligence processes will uncover all potential liabilities or weaknesses associated with any investment or that any such investment will be successful.

We cannot assure you that we will be able to identify assets that meet our investment objectives, that we will be successful in consummating any investment opportunities we identify or that one or more investments we may make using the net proceeds of this offering and the concurrent private placement will generate revenue, income or cash flow. Our inability to do any of the foregoing likely would materially and adversely affect our results of operations, cash flows and ability to make distributions to our stockholders.

Because our management team will have broad discretion to invest the proceeds of this offering, they may make investments where the returns are substantially below expectations or which result in net operating losses.

Our management team will have broad discretion, within the general investment criteria established by our board of directors, to invest the net proceeds of this offering and to determine the timing of such investment. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Such discretion could result in investments that may not yield returns consistent with investors’ expectations.

Our success depends on key personnel whose continued service is not guaranteed.

Our continued success and our ability to manage anticipated future growth depend upon the efforts of Richard S. Ziman and Mark A. Albertson, who have extensive market knowledge, industry reputation and exercise substantial influence over our operational, financing, acquisition and disposition activity. The loss of services of either of them, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry personnel, which could materially and adversely affect our results of operations and ability to implement our growth strategies. Further, such a loss could be negatively perceived in the capital markets, which could reduce the market value of our common stock.

Mr. Ziman, our Chairman of the Board and Chief Executive Officer, and Mr. Albertson, our President, Chief Operating Officer and Chief Financial Officer, have outside business interests, including interests in AVP, that could deter their time and attention to our business.

Messrs. Ziman and Albertson have outside business interests that could interfere with their ability to devote adequate time and attention to our business and affairs. Mr. Ziman is Chairman and Mr. Albertson is a Managing Principal, with substantial economic interests in AVP, which manages AVP Fund I, a fully-committed $400 million fund. Messrs. Ziman and Albertson also serve on the investment committee of an AVP affiliate. Pursuant to the AVP Fund’s partnership and related agreements, Mr. Ziman is required to devote such time and attention to AVP and its affiliates as is reasonably necessary to perform his duties as chairman of AVP’s operating committee and its affiliate’s investment committee. Mr. Albertson is required to devote such time and attention to AVP Fund I as is necessary to fulfill the obligations of AVP and an affiliate to AVP Fund I. Upon the closing of this offering, we will enter into a non-competition and consulting agreement with AVP pursuant to which we will permit each of

Messrs. Ziman and Albertson to devote such time and attention to AVP as is necessary to permit them to fulfill their obligations to AVP. Such activities will divert some of the time and attention of Messrs. Ziman and Albertson from our business. As a result, we may not receive adequate support and assistance from them.

Our services, cost-sharing and reimbursement agreement with AVP is being negotiated between related parties and not on an arm’s-length basis, and its terms, including allocation of costs, reimbursements and related terms may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Our executive officers, Messrs. Ziman and Albertson, hold equity interests in AVP. Our services, cost-sharing and reimbursement agreement with AVP is being negotiated between related parties and its terms, including allocation of costs, reimbursements and related terms, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. We may choose not to enforce, or to enforce less vigorously, our rights under the agreement because of our desire to maintain our ongoing relationship with AVP.

We may change our business, investment, distribution and financing strategies without stockholder consent.

As the market evolves, we may change our business, investment, distribution and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. In addition, we may in the future use leverage at times and in amounts deemed prudent by us in our discretion, and such decision would not be subject to stockholder approval. Furthermore, our board of directors may determine that it is no longer in our best interests to attempt to qualify, or continue to qualify, as a REIT. Changes to our strategies with regards to the foregoing could materially and adversely affect our financial condition, results of operations and ability to make distributions to our stockholders.

If we fail to expand our property management and leasing platform appropriately as the size of our portfolio grows, our cash flows, financial condition and results of operations could be adversely affected.

We will face risks associated with expanding our property management and leasing platform appropriately as the size of our portfolio grows. During the early stages of our operations while we are building our portfolio of properties, we will outsource certain property management and leasing functions that we consider routine to third-party service providers. We plan to continually monitor the cost-benefits of using third parties for these routine services as our portfolio of properties grows and will expand our in-house platform and phase-in such functions when we believe the economics warrant such action. However, we may be unable to adequately control costs and the quality of services provided by such third parties. We also cannot assure you that we will be able to timely expand our in-house platform and phase in such functions to minimize expenses and to meet the needs of our growing portfolio of properties when the economics warrant such action. Failure to effectively manage third-party providers and to expand our in-house platform as appropriate may result in excessive operating expenses or the inability to properly manage our portfolio, which could have a material adverse effect on our cash flows, financial condition and results of operations.

Any investments we make through joint ventures could be adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partners’ financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

To the extent that we acquire assets through investments in joint ventures, our investments may involve risks not customarily associated with wholly-owned properties, including the following:

•	we may share decision-making authority with some of our joint venture partners regarding major decisions affecting the ownership or operation of the joint venture and the joint venture properties, such as the acquisition of properties, the sale of the properties or the making of additional capital contributions for the benefit of the properties, which may prevent us from taking actions that are opposed by those joint venture partners;

•	prior consent of our joint venture partners may be required for a sale or transfer to a third party of our interests in the joint venture, which would restrict our ability to dispose of our interest in the joint venture;

•	our joint venture partners might become bankrupt or fail to fund their share of required capital contributions, which may delay the redevelopment of a joint venture property or increase our financial commitment to the joint venture;

•	our joint venture partners may have business interests or goals with respect to the joint venture properties that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of such properties;

•	disputes may develop with our joint venture partners over decisions affecting the joint venture properties or the joint venture, which may result in litigation or arbitration that would increase our expenses and distract our officers and directors from focusing their time and effort on our business, and possibly disrupt the day-to-day operations of the property such as by delaying the implementation of important decisions until the conflict or dispute is resolved;

•	we may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments; and

•	our joint venture partner may elect to sell or transfer its interests in the joint venture to a third party, which may result in our loss of management and leasing responsibilities and fees that we might otherwise receive from the joint venture properties.

We may become subject to litigation, which could have a material adverse effect on our financial condition.

In the future we may become subject to litigation, including claims relating to our operations, offerings, and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby impacting our ability to service debt and make distributions to our stockholders. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.

Risks Related to Our Properties and the Real Estate Industry

The economic downturn in the United States and the related downturn in the real estate markets may in the future adversely affect our financial condition and results of operations.

The U.S. economy is believed to have entered a recession sometime during 2008. The trends in both the real estate industry and the broader U.S. economy continue to be unfavorable and may adversely affect our revenues. The effect of the economic downturn could, among other things, impede the ability of our tenants and other parties with which we may conduct business to perform their contractual obligations, which could lead to defaults by our tenants and other contracting parties, which could adversely affect our revenues. Furthermore, a prolonged economic slowdown may result in decreased demand for office space, forcing us to lower rents or provide tenant improvements at our expense or provide other concessions or additional services to attract tenants in any of our properties that have excess supply. Further deterioration in the real estate market after we acquire properties may result in a decline in the market value of our properties or cause us to experience other losses related to our assets, which may adversely affect our results of operations, the availability and cost of credit and our ability to make distributions to our stockholders.

Our performance and value will be subject to risks associated with real estate and with the real estate industry.

Our economic performance and the value of our real estate assets, and consequently the value of our securities, will be subject to the risk that if the properties that we acquire do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our financial condition, results of operations and cash flow, the per share trading price of our common stock and our ability to pay distributions to our stockholders will be adversely affected. The following factors, among others, may adversely affect the income generated by the properties that we acquire:

•	downturns in the national, regional and local economic conditions;

•	competition from other office and commercial buildings;

•	local real estate market conditions, such as oversupply of or reduction in demand for office or other commercial space;

•	changes in interest rates and availability of financing;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-lease space;

•	increased operating costs, including insurance expense, utilities, real estate taxes, state and local taxes and heightened security costs;

•	changes in, and related costs of compliance with, governmental laws and regulations, fiscal policies and zoning ordinances;

•	costs of remediation and liabilities associated with environmental conditions;

•	civil disturbances, earthquakes and other natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses;

•	significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and maintenance costs which are generally not reduced when circumstances cause a reduction in revenues from a property;

•	declines in the financial condition of our tenants and our ability to collect rents from our tenants; and

•	decreases in the underlying value of our real estate.

We will face risks associated with property acquisitions.

We intend to pursue the acquisition of properties and portfolios of properties. Our acquisition activities and their success are subject to the following risks:

•	even if we enter into an acquisition agreement for a property, we may be unable to complete that acquisition after making a non-refundable deposit and incurring certain other acquisition-related costs;

•	if required, we may be unable to obtain financing for acquisitions on favorable terms or at all;

•	acquired properties may fail to perform as expected;

•	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

•	the actual costs of repositioning or redeveloping acquired properties may be greater than our estimates;

•	the acquisition agreement will likely contain conditions to closing, including completion of due diligence investigations to our satisfaction or other conditions that are not within our control, which may not be satisfied;

•	distressed assets or assets acquired out of a foreclosure sale may expose us to additional costs and unknown liabilities; and

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and this could have an adverse effect on our results of operations and financial condition.

In the future we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in the operating partnership. This acquisition structure would have the effect, among others, of reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and would typically require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

A portion of our investments may be in the form of loan-to-own commercial mortgage loans, which are subject to increased risks of loss and may adversely affect our business, financial condition and results of operations.

We may acquire mortgage loans or other real estate-related loans or debt investments with the expectation of subsequently foreclosing on, or otherwise taking control of, the property securing the loan or investment, which are generally referred to as “loan-to-own” investments. Loan-to-own investments may negatively affect our financial condition due to the impact of losses from non-performing loans, and they are subject to increased risks of loss, including risks associated with foreclosure. If we are unable to obtain a deed in lieu of foreclosure for the property securing a loan, we may have to enter into a formal foreclosure process. Foreclosure on a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on a foreclosed mortgage loan. Borrowers may resist mortgage foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, numerous lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action and force the lender into a modification of the loan or a favorable buy-out of the borrower’s position. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. In addition, the foreclosure process may require an auction in which another bidder may acquire the property. Foreclosure may also create a negative public perception of the related mortgaged property, resulting in a diminution of its value. Loan-to-own investments and associated foreclosure actions may also require a substantial amount of resources and negotiations, which may divert the attention of our executive officers from other activities. Loan-to-own investments may also result in increased tax costs to us if we recognize phantom income upon foreclosure or, for REIT qualification reasons, acquire mortgage loans through a TRS. The expenses and risks associated with our loan-to-own investments may adversely affect our business, financial condition and results of operations.

We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire attractive office properties on favorable terms or at all, which could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive market for investment opportunities. Our profitability depends, in large part, on our ability to acquire office properties at attractive prices. In acquiring office properties, we will compete with a variety of institutional investors, including other REITs, institutional investment funds and other real estate investors, many of whom are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which will likely create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. Some of our competitors are not subject to the operating constraints associated with REIT tax compliance. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, competition for investments in our target assets may result in an increase in the price of such assets, which may further limit our ability to generate attractive risk-adjusted returns. Moreover, when the current conditions in the mortgage market, the financial markets and the economy stabilize and improve, the availability of office and other commercial real estate properties that meet our investment objectives and strategies will likely decrease, which will increase competition and may limit us from making investments in our target properties and markets. As a result of such increased competition, we cannot assure you that we will be able to identify and make investments in office properties that are consistent with our investment objectives, which could have a material adverse effect on our business, financial condition and results of operations.

Because our properties will be concentrated in Southern California, we will be dependent on the Southern California economy, and our results of operations are susceptible to adverse local market conditions and regulations and natural disasters affecting Southern California.

We expect all or substantially all of our properties to be located in Southern California. As a result, we will be exposed to greater economic risks than if we owned a more geographically diversified portfolio. Further, our properties may be concentrated in certain submarkets, exposing us to risks associated with those specific areas. Moreover, because our portfolio of properties will consist primarily of office buildings, a decrease in the demand for office space may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. We are susceptible to adverse developments in the Southern California economic and regulatory environment (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation and other factors), as well as natural disasters that occur in these areas (such as earthquakes, floods and other events). In addition, the State of California continues to address budgetary constraints that may create the perception that the State is not able to effectively manage itself, in turn reducing demand for office space in Southern California. The State of California also is regarded as more litigious and more highly regulated and taxed than many other states, which may reduce demand for office space in Southern California. Any adverse developments in the economy or real estate market in Southern California or any decrease in demand for office space resulting from the Southern California regulatory or business environment, could adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock and our ability to make distributions to our stockholders. We cannot assure you of the continued growth of the Southern California economy or of our future growth rate.

Our properties may face significant competition, which could reduce our operating income.

We may face significant competition from developers, owners and operators of office properties and other commercial real estate, including sublease space available from our tenants. The properties that we acquire may face competition from similar properties in the same market. This competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to lease available space at lower rates than the space in our properties. Such competition could adversely impact our results of operations, cash flow, the market price of our common stock and our ability to make distributions to our stockholders.

Acquired properties may expose us to unknown liabilities, which could harm our growth and future operations.

We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, against the prior owners or other third parties with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle or contest it, which could adversely affect our results of operations and cash flow. Unknown liabilities with respect to acquired properties might include liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

We may be required to make significant capital expenditures to improve our properties in order to retain and attract tenants, causing a decline in operating revenues and reducing cash available for debt service and distributions to stockholders.

To the extent adverse economic conditions continue in the real estate market and demand for office space remains low, we expect that, upon expiration of leases at our properties, we will be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which would result in declines in revenues from operations and reduce cash available for debt service and distributions to stockholders.

We may face potential difficulties or delays renewing leases or re-leasing space to tenants, which could adversely affect our cash flow and revenues.

We will derive most of our income from rent received from our tenants. If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. Also, if our tenants decide not to renew their leases or terminate early, we may not be able to re-lease the space. Even if tenants decide to renew or lease new space, the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable to us than the previous lease terms. As a result, our cash flow could decrease and our ability to make distributions to our stockholders could be adversely affected.

We may acquire properties with high vacancy rates, which could adversely affect our results of operations and our ability to make distributions to our stockholders.

The recent economic downturn has reduced demand for office space, which is evidenced by increased vacancy rates. To the extent that the operating stress caused by such increased vacancy rates puts pressure on owners to seek liquidity, including through sales of their commercial real estate assets, we may acquire properties from these owners, and any properties we acquire from these owners may have high vacancy rates. We may be unable to successfully lease the vacant space at such properties on attractive terms or at all, resulting in an inability to maximize income produced by or reduced income from any such property. In addition, in order to lease vacant space, we may be required to maintain lower rents or grant tenant concessions, such as our paying for tenant improvements, all of which could materially adversely affect our results of operations and our ability to make distributions to our stockholders.

We may face potential adverse effects from tenants’ bankruptcies or insolvencies, which could decrease our cash flow and revenues.

The bankruptcy or insolvency of one or more of our tenants may adversely affect the income produced by our properties. Our tenants could file for bankruptcy protection or become insolvent in the future. If a tenant defaults on a lease with us, we may experience delays and incur substantial costs in enforcing our rights. If a tenant filed for bankruptcy, we could not evict the tenant solely because of its bankruptcy. A bankruptcy court, however, could authorize a tenant to reject and terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. Under any circumstances, it is unlikely that a bankrupt tenant will pay, in full, amounts owed to us under a lease. This shortfall could adversely affect our cash flow and results of operations.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing.

If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues drop, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take possession of the property, resulting in a further reduction in net income.

The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Real estate investments, especially office properties like the properties we intend to acquire, are relatively illiquid and may become even more illiquid during periods of economic downturn. As a result, we may not be able to sell a property or properties quickly or on favorable terms, or otherwise promptly change our portfolio, in response to changing economic, financial and investment conditions when it otherwise may be prudent to do so. This inability to respond quickly to changes in the performance of our properties and sell an unprofitable property could adversely affect our cash flows and results of operations, thereby limiting our ability to make distributions to our stockholders. Our financial condition could also be adversely affected if we were, for example, unable to sell one or more of our properties in order to meet our debt obligations upon maturity.

The Internal Revenue Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our cash flows and our ability to pay distributions on, and the market price of, our common stock.

In addition, our ability to dispose of some of our properties could be constrained by their tax attributes. Properties that we own for a significant period of time or that we acquire through tax deferred contribution transactions in exchange for partnership interests in our operating partnership may have low tax bases. If we dispose of these properties outright in taxable transactions, we may be required to distribute a significant amount of the taxable gain to our stockholders under the requirements of the Internal Revenue Code for REITs, which in turn would impact our cash flow and increase our leverage. In some cases, we may be restricted from disposing of properties contributed in exchange for our partnership interests under tax protection agreements with contributors and we may incur additional costs if we dispose of such properties. To dispose of low basis or tax-protected properties efficiently, we may from time to time use like-kind exchanges, which qualify for non-recognition of taxable gain but can be difficult to consummate and result in the property for which the disposed assets are exchanged inheriting their low tax bases and other tax attributes (including tax protection covenants).

Any losses to our properties that are not covered by insurance or that exceed our policy coverage limits could adversely affect our financial condition and operating results.

Even if we carry insurance coverage on the properties that we acquire of types and in amounts and with deductibles that are in line with coverage customarily obtained by owners of similar properties, there are certain types of losses, such as lease and other contract claims, acts of war or terrorism, acts of God, and in some cases, earthquakes, hurricanes and flooding, that generally are not insured because such coverage is not available or it is not available at commercially reasonable rates. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in the damaged property, as well as the anticipated future revenue from the property. The costs associated with property and casualty renewals may be higher than anticipated. We cannot predict at this time if in the future we will be able to obtain full coverage at a reasonable cost.

Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it impractical or undesirable to use insurance proceeds to replace a property after it has been damaged or destroyed. In addition, if the damaged properties are subject to recourse debt, we would continue to be liable for the debt, even if these properties were irreparably damaged.

We will be subject to significant regulation, which could adversely affect our results of operations through increased costs and/or an inability to pursue business opportunities.

Local zoning and use laws, environmental statutes and other governmental requirements may restrict our development, expansion, rehabilitation and reconstruction activities. These regulations may prevent or delay us from taking advantage of economic opportunities. Failure to comply with these requirements could result in the imposition of fines, awards to private litigants of damages against us, substantial litigation costs and substantial costs of remediation or compliance. In addition, we cannot predict what requirements may be enacted in the future or that such a requirement would not increase our costs of regulatory compliance or prohibit us from pursuing business opportunities that could be profitable to us.

Compliance or failure to comply with the Americans with Disabilities Act or other safety regulations and requirements could result in substantial costs.

The Americans with Disabilities Act generally requires that public buildings, including office buildings, be made accessible to disabled persons. Non-compliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If, under the Americans with Disabilities Act, we are required to make substantial alterations and capital expenditures in one or more of the properties that we acquire, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for distribution to our stockholders.

In addition, our properties would be subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements would require significant unanticipated expenditures that would affect our cash flow and results of operations.

We face risks associated with our tenants being designated “Prohibited Persons” by the Office of Foreign Assets Control.

Pursuant to Executive Order 13224 and other laws, the Office of Foreign Assets Control of the U.S. Department of the Treasury, or OFAC, maintains a list of persons designated as terrorists or who are otherwise blocked or banned, or Prohibited Persons. OFAC regulations and other laws prohibit conducting business or engaging in transactions with Prohibited Persons. Certain of our loan and other agreements may require us to comply with these OFAC requirements. If a tenant or other party with whom we contract is placed on the OFAC list, we may be required by the OFAC requirements to terminate the lease or other agreement. Any such termination could result in a loss of revenue or a damage claim by the other party that the termination was wrongful.

Potential liability for environmental contamination and asbestos could result in substantial costs.

Under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at the properties that we acquire simply because of our current or past ownership or operation of the real estate. If unidentified environmental problems arise, we may have to make substantial payments, which could adversely affect our cash flow and our ability to make distributions to our stockholders, because:

•	as owner or operator we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

•	the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

•	even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

•	governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

These costs could be substantial and in extreme cases could exceed the amount of our insurance or the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination. Changes in laws increasing the potential liability for environmental conditions existing at our properties, or increasing the restrictions on the handling, storage or discharge of hazardous or toxic substances or petroleum products or other actions may result in significant unanticipated expenditures.

Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, notify and train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Some of the properties that we acquire may be located in urban and previously developed areas where fill or current or historic industrial uses of the areas have caused site contamination. Even if we have environmental site assessments conducted, there is still the risk that the environmental assessments and updates would not identify all potential environmental liabilities, a prior owner created a material environmental condition that would not be known to us or the independent consultants preparing the assessments, new environmental liabilities will have developed since the environmental assessments were conducted and future uses or conditions such as changes in applicable environmental laws and regulations could result in environmental liability for us.

Our properties may suffer from air quality issues, which could lead to liability for adverse health effects and costs of remediation.

Inquiries about indoor air quality may necessitate special investigation and, depending on the results, remediation beyond our regular indoor air quality testing and maintenance programs. Indoor air quality issues can stem from inadequate ventilation, chemical contaminants from indoor or outdoor sources, and biological contaminants such as molds, pollen, viruses and bacteria. Indoor exposure to chemical or biological contaminants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic and other reactions. If these conditions were to occur at one of our properties, we may need to undertake a targeted remediation program, including without limitation, steps to increase indoor ventilation rates and eliminate sources of contaminants. Such remediation programs could be costly, necessitate the temporary relocation of some or all of the property’s tenants or require rehabilitation of the affected property. In addition, these conditions could expose us to liability from our tenants and others if property damage occurs or health concerns arise.

Actual or threatened terrorist attacks may adversely affect our ability to generate revenues and the value of our properties.

We intend to acquire properties in Southern California, a major metropolitan market that may be in the future the target of actual or threatened terrorist attacks. Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war may have a negative impact on our operations. Such terrorist attacks could have an adverse impact on our business even if they are not directed at our properties. For example, some tenants in these markets may choose to relocate their businesses to other markets or to lower-profile office buildings within these markets that may be perceived to be less likely targets of future terrorist activity. This could result in an overall decrease in the demand for office space in these markets generally or in our properties in particular, which could increase vacancies in our properties or necessitate that we lease our properties on less favorable terms or both. In addition, future terrorist attacks could cause losses that materially exceed our insurance coverage. As a result of the foregoing, our ability to generate revenues and the value of our properties could decline materially. See also “— Any losses to our properties that are not covered by insurance or that exceed our policy coverage limits could adversely affect our financial condition and operating results.”

Rising energy costs may have an adverse effect on our operations and revenue.

Electricity and natural gas, the most common sources of energy used by commercial buildings, are subject to significant price volatility. In recent years, energy costs, including energy generated by natural gas and electricity, have fluctuated significantly. Some of our properties may be subject to leases that require our tenants to pay all utility costs while other leases may provide that tenants will reimburse us for utility costs in excess of a base year amount. It is possible that some or all of our tenants will not fulfill their lease obligations and reimburse us for their share of any significant energy rate increases and that we will not be able to retain or replace our tenants if energy price fluctuations continue. Also, to the extent under a lease we agree to pay for such costs, rising energy prices will have a negative effect on our results of operations, cash flows and ability to make distributions to our stockholders.

Risks Related to Our Financing Activities

In the future, we may incur debt to execute our business strategy, and our cash flow may not be sufficient to make required payments on any such debt or repay such debt as it matures.

To the extent deemed appropriate by us in our discretion, we may rely on debt financing for our business. Depending on the level of debt that we incur we may be required to dedicate a substantial portion of our funds from operations to servicing our debt, and our cash flow may be insufficient to meet required payments of principal and interest. If a property is mortgaged to secure payment of debt and we are unable to meet mortgage payments, the mortgagee could foreclose upon that property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies. In addition, if principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow may not be sufficient in all years to repay all maturing debt. We do not anticipate that any debt we may incur will require significant principal payments prior to maturity. However, we may need to raise additional equity capital, obtain secured or unsecured debt financing, issue private or public debt, or sell some of our assets to either refinance or repay our debt as it matures. We cannot assure you that these sources of financing or refinancing will be available to us at reasonable terms or at all. Our inability to obtain financing or refinancing to repay our maturing debt, and our inability to refinance existing debt on reasonable terms, may require us to make higher interest and principal payments, issue additional equity securities, or sell some of our assets on disadvantageous terms, all or any of which may result in foreclosure of properties, partial or complete loss on our investment and otherwise adversely affect our financial conditions and results of operations.

Our organizational documents have no limitation on the amount of indebtedness that we may incur. As a result, we may become highly leveraged in the future, which could adversely affect our financial condition.

Our organizational documents contain no limitations regarding the maximum level of indebtedness that we may incur. Accordingly, we could, without stockholder approval, become more highly leveraged, which could result in an increase in our debt service, could materially adversely affect our cash flow and our ability to make distributions to our stockholders and/or the distributions required to maintain our REIT qualification, and could harm our financial condition. Higher leverage will also increase the risk of default on our obligations.

If we incur significant debt in the future, our degree of leverage could limit our ability to obtain additional financing or affect the market price of our common stock.

Our degree of leverage could affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. Our degree of leverage could also make us more vulnerable to a downturn in business or the economy generally. There is a risk that changes in our ratio of debt to cost basis of total assets, or our ratio of debt to other measures of asset value used by financial analysts would have an adverse effect on the market price of our common stock.

Disruptions in the financial markets could adversely affect our ability to obtain sufficient third-party financing for our capital needs, including expansion, acquisition and other activities, on reasonable terms or at all and could have other adverse effects on us and the market price of our common stock.

The U.S. stock and credit markets have recently experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in some cases have resulted in the unavailability of financing, even for companies who are otherwise qualified to obtain financing. In addition, several banks and other institutions that historically have been reliable sources of financing have gone out of business, which has reduced significantly the number of lending institutions and the availability of credit. Continued volatility and uncertainty in the stock and credit markets may negatively impact our ability to access additional financing for our capital needs, including development, expansion, acquisition activities and other purposes at reasonable terms or at all, which may negatively affect our business. Additionally, due to this uncertainty, we may in the future be unable to refinance or extend our debt, or the terms of any refinancing may not be as favorable as the terms of our existing debt. If we are not successful in refinancing our debt when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations. A prolonged downturn in the financial markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to further adjust our business plan accordingly. These events also may make it more difficult or costly for us to raise capital through the issuance of new equity capital, the increase of additional secured or unsecured debt or the issuance of subordinated notes. The disruptions in the financial markets may have a material adverse effect on the market value of our common stock and other adverse effects on us and our business.

Our inability to obtain sufficient third-party financing could adversely affect our results of operations and financial condition because we may depend on third-party financing for our capital needs, including acquisition, redevelopment and other activities.

To qualify as a REIT, we must distribute to our stockholders each year at least 90% of our REIT taxable income, excluding any net capital gain, and in order to eliminate all U.S. federal income tax and excise tax liability, we must distribute 100% of our net taxable income. Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs from income from operations. As a result, when we acquire new properties or expand or redevelop existing properties, we will continue to rely on third-party sources of capital, including lines of credit, secured or unsecured debt, and equity issuances. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our common stock, and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of our stockholders’ interests, and additional debt financing may substantially increase our leverage. We cannot assure you that we will have access to such equity or debt capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our results of operations and growth prospects.

To the extent that we obtain debt financing, we expect that certain of our financing facilities may contain restrictive covenants relating to our operations, which could have a material adverse effect on our business, results of operations, ability to make distributions to our stockholders and the market value of our common stock.

If or when we obtain debt financing, lenders (especially in the case of bank credit facilities) may impose restrictions on us that would affect our ability to incur additional debt, make certain investments or acquisitions, reduce liquidity below certain levels, make distributions to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and investment strategies. For example, such loan documents could contain negative covenants that limit, among other things, our ability to repurchase shares of our common stock, distribute more than a certain amount of our net income or funds from operations to our stockholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. We also may be subject to cross-default to other debt, acceleration rights and the posting of additional collateral and foreclosure rights upon default. Further, this could also make it difficult for us to satisfy the REIT qualification requirements for U.S. federal income tax purposes. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets.

We may incur variable rate debt, which would expose us to rising interest rates that could adversely affect our results of operations.

To the extent deemed appropriate by us in our discretion, we may incur variable rate debt financing for our business. If interest rates increase, then so will the interest costs on our variable rate debt, which could adversely affect our cash flow and our ability to pay principal and interest on our debt and our ability to make distributions to our stockholders. Further, rising interest rates could limit our ability to refinance existing debt when it matures. To the extent we incur variable rate debt, we may enter into interest rate swap agreements and other interest rate hedging contracts, including swaps, caps and floors to limit our exposure to interest rate fluctuations. While such agreements are intended to lessen the impact of rising interest rates on us, they also expose us to the risk that the other parties to the agreements will not perform, we could incur significant costs associated with the settlement of the agreements, the agreements will be unenforceable and the underlying transactions will fail to qualify as highly-effective cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended.”

Risks Related to Our Common Stock

There is currently no public market for our common stock and an active trading market for our common stock may never develop following this offering and the trading and price of our common stock may be volatile and could decline substantially following this offering.

Prior to this offering, there has not been a public market for our common stock. An active trading market for our common stock may never develop or be sustained and securities analysts may choose not to cover us, which may affect your ability to sell your common stock and could depress the market price of your common stock. In addition, the initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the common stock will trade upon completion of this offering.

The stock markets, including the NYSE, on which we have applied to list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and others such as:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated changes in our business strategy or prospects;

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our earnings estimates;

•	publication of research reports about us or the real estate industry;

•	equity issuances by us, or stock re-sales by our stockholders or the perception that such issuances or re-sales could occur;

•	the passage of legislation or other regulatory developments that adversely affect us or the assets in which we seek to invest;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher yield;

•	the use of significant leverage to finance our assets;

•	changes in market valuations of similar companies;

•	additions to or departures of our key personnel;

•	actions by our stockholders;

•	changes in accounting principles;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on our cash flows, our ability to execute our business strategy and our ability to make distributions to our stockholders.

Common stock eligible for future sale may have adverse effects on our share price.

We are offering           shares of our common stock as described in this prospectus. Concurrently with the completion of this offering, Richard S. Ziman will acquire           shares of our common stock in a private placement at a price per share equal to the initial public offering price per share and we will grant           shares of restricted stock and          LTIP units under our Equity Incentive Plan to our executive officers and           shares of restricted stock under our Equity Incentive Plan to our independent directors. These individuals will collectively beneficially own     % of our outstanding common stock (or     % if the underwriters fully exercise their option) upon completion of this offering and the concurrent private placement. Additionally, these individuals may sell the shares of our common stock that they purchase in the concurrent private placement or are granted at any time following the expiration of the lock-up period for such shares, which expires 180 days after the date of this prospectus (or earlier with the prior written consent of the representatives of the underwriters).

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

In addition, we may issue additional shares in subsequent public offerings or private placements to make new investments for debt repayment or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.

Our level of cash dividends may have an adverse effect on our share price.

The market value of the equity securities of a REIT is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock.

Market interest rates may have an effect on the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates, and would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

We are generally required to distribute to our stockholders at least 90% of our taxable income, excluding net capital gains, each year for us to qualify as a REIT under the Internal Revenue Code. To the extent we satisfy the 90% distribution requirement but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. We have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by the risk factors described in this prospectus. Because we currently have no assets and will commence operations only upon completion of this offering, we may not have a portfolio of assets that generate sufficient income to be distributed to our stockholders. We currently do not expect to use the proceeds from this offering and the concurrent private placement to make distributions to our stockholders, except as may be necessary in order to maintain our REIT qualification and eliminate U.S. federal income tax liability. Therefore, although we anticipate initially making quarterly distributions to our stockholders, our board of directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders, and the amount of such distributions may be limited until we have a portfolio of income-generating assets.

Although we currently do not intend to do so, until our portfolio of assets generates sufficient income and cash flow, we could be required to sell assets, borrow funds or make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected. In addition, we could be required to utilize the net proceeds of this offering and the concurrent private placement to fund our distributions, which would reduce the amount of cash we have available for investing and other purposes. Funding our distributions from the net proceeds of this offering and the concurrent private placement may constitute a return of capital to our investors, which would have the effect of reducing the basis of a stockholder’s investment in our common stock.

Our board of directors will make determinations regarding distributions based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. Among the factors that could impair our ability to make distributions to our stockholders are:

•	our inability to invest the proceeds of this offering and the concurrent private placement;

•	our inability to realize attractive returns on our investments;

•	unanticipated expenses that reduce our cash flow or non-cash earnings;

•	decreases in the value of our assets; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of our common stock.

In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. Our board of directors may elect to become subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting capital stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting capital stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of our voting capital stock; and (2) two-thirds of the votes entitled to be cast by holders of voting capital stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to adopt certain mechanisms, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of limiting or precluding a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of shares of our common stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law generally, a director is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the company and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, directors are presumed to have acted with this standard of care. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter and bylaws obligate us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. In addition, we are obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that a director may only be removed for cause upon the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income, would not receive a deduction for any dividends we pay and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

The diversification of ownership requirements imposed by the Internal Revenue Code for REITs and the stock ownership limit imposed by our charter may restrict our business combination opportunities and may restrict or prevent you from engaging in certain transfers of shares of our common stock.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year following our first year. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8%, by value or by number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock or more than 9.8%, by value or by number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of such series or class of our preferred stock. Our board may, in its sole discretion, grant an exemption to the stock ownership limits, subject to such conditions and the receipt by our board of certain representations and undertakings. Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code, (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock that would result in our owning (directly or constructively)10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests or (4) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT. The prohibition on being “closely held” imposed under the Internal Revenue Code is based upon direct or indirect ownership by “individuals,” but only during the last half of a tax year. The ownership limits contained in our charter key off of the ownership at any time by any “person,” which term includes entities. Generally, any shares of our common stock owned by affiliated owners will be added together for purposes of the common stock ownership limitations. These ownership limitations in our charter are common in REIT charters and are intended to provide added assurance of compliance with the tax law requirements, and to minimize administrative burdens. However, the ownership limit on our common stock might also delay or prevent a transaction or a change in our control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

If anyone transfers shares of our common stock in a way that would violate the common stock ownership limitations in our charter or prevent us from continuing to qualify as a REIT under the U.S. federal income tax laws, those shares of common stock instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the common stock ownership limitation. If this transfer to a trust fails to prevent such a violation or our continued qualification as a REIT, then the initial intended transfer shall be null and void from the outset. The intended transferee of those shares will be deemed never to have owned the shares. Anyone who acquires shares in violation of the common stock ownership limitation or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our shares falls between the date of purchase and the date of redemption or sale.

We are a holding company with no direct operations and will rely on funds received from our operating partnership to pay liabilities.

We are a holding company and will conduct all of our operations through our operating partnership. We do not have, apart from our ownership of our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including tax liability on taxable income allocated to us from our operating partnership (which might not make distributions to the company equal to the tax on such allocated taxable income).

In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy the claims of our stockholders only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

After giving effect to this offering, we will own directly or indirectly     % and Mr. Ziman will own     % of the interest in our operating partnership, which may, in connection with our acquisition of properties or otherwise, issue additional common units of limited partner interest to third parties. Such issuances would reduce our ownership in our operating partnership. Because you will not directly own common units of limited partnership interest of the operating partnership, you will not have any voting rights with respect to any such issuances or other partnership level activities of the operating partnership.

Conflicts of interest exist or could arise in the future with holders of units of our operating partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Mr. Ziman, our Chairman and Chief Executive Officer, will purchase           OP units concurrently with the closing of this offering. In addition, each of our executive officers will be granted           LTIP units, which under certain circumstances are convertible on a one-for-one basis with OP units, concurrently with the closing of this offering, which could result in conflicts of interests. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders.

If there is a conflict between the interests of our stockholders on one hand and the limited partners of our operating partnership on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. For this purpose, we are not required to take into account tax consequences to unitholders in our operating partnership. However, in the future, we could enter into a separate agreement with one or more unitholders who contribute properties to our operating partnership that would require us to take their tax consequences into account. We are not liable under the partnership agreement or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

Risks Related to Our Taxation as a REIT

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. New legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part upon the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax and potentially state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our short taxable year ending December 31, 2010. Although we do not intend to request a ruling from the Internal Revenue Service, or the IRS, as to our REIT qualification, we have received an opinion of Hogan & Hartson LLP with respect to our qualification as a REIT in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Hogan & Hartson LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Hogan & Hartson LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Hogan & Hartson LLP, and our qualification as a REIT depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Hogan & Hartson LLP.

Our ability to satisfy the REIT income and asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the market price of our common stock. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Failure of our operating partnership (or a subsidiary partnership) to be treated as either a disregarded entity or a partnership would have serious adverse consequences to our stockholders. If the IRS were to successfully challenge the tax status of our operating partnership or any of its subsidiary partnerships for U.S. federal income tax purposes, our operating partnership or the affected subsidiary partnership would be taxable as a corporation. In such event, we would cease to qualify as a REIT and the imposition of a corporate tax on our operating partnership or a subsidiary partnership would reduce the amount of cash available for distribution from our operating partnership to us and ultimately to our stockholders.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% (through 2010). Dividends payable by REITs, however, generally are not eligible for the reduced tax rates. Although this legislation does not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the market price of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with U.S. generally accepted accounting principles, or GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. As a result, we may find it difficult or impossible to meet distribution requirements in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of our shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with REIT requirements. Any of these alternatives could adversely affect our financial condition and the market price of our common stock.

Even if we qualify as a REIT, we may face other tax liabilities that will reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income, property, or net worth, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Internal Revenue Code to maintain our qualification as a REIT. See “U.S. Federal Income Tax Considerations — Taxation of REITs in General.” Any of these taxes would decrease cash available for the payment of our debt obligations and distributions to stockholders. Our TRS will be subject to U.S. federal corporate income tax on its net taxable income, if any. Moreover, if we have net income from “prohibited transactions,” that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions by us and not by our TRS of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities, or borrow funds during unfavorable market conditions.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRS. See “U.S. Federal Income Tax Considerations — Requirements for Qualification as a REIT.” If we fail to comply with these asset requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a TRS, otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. In addition, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would otherwise be advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make, and, in certain cases, maintain ownership of certain attractive investments.

We may in the future choose to pay dividends in our own common stock, in which case stockholders may be required to pay income taxes in excess of the cash dividends they receive.

We may in the future seek to distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder if this option is available to us under IRS guidance currently issued with respect to our taxable years ending December 31, 2010 and December 31, 2011 or to be issued in the future. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the market price of our common stock.

Our ownership of a TRS will be limited and our transactions with a TRS will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s length terms.

A REIT may own up to 100% of the equity interest of an entity that is a corporation for U.S. federal income tax purposes including an entity that is a TRS. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its affiliated REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and an affiliated REIT that are not conducted on an arm’s length basis.

If we form one or more TRSs, each TRS will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed by such TRS to us. We anticipate that the aggregate value of the stock and securities of our TRS will be less than 25% of the value of our total assets (including our TRS stock and securities). Furthermore, we will monitor the value of our investments in our TRS for the purpose of ensuring compliance with TRS ownership limitations. In addition, we will scrutinize all of our transactions with our TRS to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% excise tax discussed above.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•	use of proceeds of this offering and the concurrent private placement;

•	our business and investment strategy;

•	our ability to manage our growth effectively;

•	our understanding of our competition;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	adverse economic or real estate conditions or developments in the office real estate sector;

•	decreased rental rates or increased vacancy rates;

•	tenant bankruptcies;

•	our failure to successfully operate acquired properties and operations;

•	our projected capital expenditures and operating results;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	our ability to obtain and maintain future financing arrangements;

•	our expected leverage levels;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	impact of changes in governmental regulations, tax law and rates, and similar matters;

•	our ability to comply with the laws, rules and regulations applicable to us;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	availability of and our ability to retain qualified personnel;

•	conflicts of interests with our officers;

•	lack or insufficient amounts of insurance;

•	the consequences of any future terrorist attacks; and

•	market trends in our industry, interest rates, real estate values, the debt securities markets, the general economy, or the Southern California economy.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section above entitled “Risk Factors.”

Market Data

Unless otherwise indicated, all statistical and economic market data included in this prospectus, including information relating to the economic conditions within Southern California, contained in “Summary” and “Business” is derived from market information prepared by Rosen Consulting Group, a nationally recognized real estate consulting firm. Any forecasts prepared by Rosen Consulting Group are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice.

USE OF PROCEEDS

We are offering shares of our common stock at the anticipated public offering price of $      per share. Concurrently with the completion of this offering, we will complete a private placement in which we will sell shares of our common stock and          OP units to Richard S. Ziman at a price per share and OP unit equal to the initial public offering price per share. Also concurrently with the completion of this offering, we will grant           shares of restricted stock and           LTIP units under our Equity Incentive Plan to our executive officers and           shares of restricted stock under our Equity Incentive Plan to our independent directors. We estimate that the net proceeds we will receive from this offering will be approximately $      million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $      million (or, if the underwriters exercise their overallotment option in full, approximately $      million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $      million). The net proceeds we will receive in the concurrent private placement of our common stock will be approximately $      million.

We will contribute the net proceeds of this offering and the sale of the shares of common stock in the concurrent private placement to our operating partnership. Our operating partnership plans to subsequently use substantially all of the net proceeds from this offering and the concurrent private placement as described above to acquire office properties in a manner consistent with our investment strategies and investment guidelines described in this prospectus. See “Business — Our Investment Strategy.” We intend to focus on acquiring and investing in office properties in select Southern California markets. Until appropriate investments can be identified, we may invest the net proceeds from this offering and the concurrent private placement in interest-bearing short-term investments, including U.S. treasury securities or a money market account, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our target assets.

DISTRIBUTION POLICY

We intend to make distributions to holders of our common stock consistent with our intent to be taxed as a REIT. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. For more information, please see “U.S. Federal Income Tax Considerations.” We generally intend over time to pay quarterly distributions in an amount equal to our taxable income. However, because we currently have no assets and will commence operations only upon completion of this offering, we may not have a portfolio of assets that generates sufficient income to be distributed to our stockholders. We currently do not intend to use the proceeds of this offering and the concurrent private placement to make distributions to our stockholders, except as may be necessary to meet the REIT distribution requirements or to eliminate our U.S. federal income tax liability. Therefore, although we anticipate initially making quarterly distributions to our stockholders, our board of directors has the sole discretion to determine the timing, form (including cash and shares of our common stock) and amount of any distributions to our stockholders, and the amount of such distributions may be limited until we have a portfolio of income-generating assets. Although not currently anticipated, in the event that our board of directors determines to make distributions in excess of the income or cash flow generated from our portfolio of assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, we could be required to utilize the net proceeds of this offering and the concurrent private placement to fund our distributions, which would reduce the amount of cash we have available for investing and other purposes. We generally will not be required to make distributions with respect to retained earnings of any TRS that we form. For more information, see “U.S. Federal Income Tax Considerations — Requirements for Qualification as a REIT.”

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make quarterly distributions of all or substantially all of our taxable income to holders of our common stock out of assets legally available therefor. Dividends and other distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We cannot assure you that our distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any dividends or other distributions we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our assets, our operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the tax treatment of distributions to holders of shares of our common stock, see “U.S. Federal Income Tax Considerations.”

CAPITALIZATION

The following table sets forth (1) our actual capitalization at December 31, 2009 and (2) our capitalization as adjusted to reflect (i) the sale of           shares of our common stock in this offering at an assumed public offering price of $      per share after deducting the underwriting discounts and commissions and estimated organizational and offering expenses payable by us, (ii) the concurrent private placement of           shares of our common stock and          OP units to Richard S. Ziman at a price per share and per OP unit equal to the initial public offering price per share and (iii) the concurrent grant of           shares of our restricted stock to our executive officers and           shares of our restricted stock to our independent directors under our Equity Incentive Plan. You should read this table together with “Use of Proceeds” included elsewhere in this prospectus.

	As of December 31, 2009
	Actual	As Adjusted(1)
		(Unaudited)

Stockholders’ Equity:
Common stock, par value $0.01 per share; 100,000 shares authorized, and 1,000 shares issued and outstanding, actual and shares authorized, issued and outstanding, as adjusted	$10	$
Preferred Stock, par value $0.01 per share; 0 shares authorized and 0 shares issued and outstanding, actual and shares authorized and 0 shares issued and outstanding, as adjusted	—	—
Additional paid in capital	990

Total stockholder’s equity	$1,000	$

(1)	Includes (a) shares of our common stock issued in the concurrent private placement to Richard S. Ziman and (b) shares of our restricted stock granted to our executive officers and shares of our restricted stock granted to our independent directors under our Equity Incentive Plan concurrently with this offering, but excludes (i) OP units issued in the concurrent private placement to Richard S. Ziman, (ii) up to shares issuable upon exercise of the underwriters’ overallotment option, (iii) shares issuable in the future under our Equity Incentive Plan and (iv) 1,000 shares of our common stock that we sold to Mr. Ziman at $1.00 per share in connection with our formation, which shares will be repurchased at their issue price in connection with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Forward-Looking Statements,” “Business” and our audited consolidated balance sheet as of December 31, 2009, and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are a newly formed, internally managed real estate company that will acquire, own and manage a portfolio of office properties, all or substantially all of which will be located in select Southern California markets. Our initial focus will be on acquiring office properties located in Los Angeles, Orange, San Diego, San Bernardino, Riverside and Ventura Counties that are available at significant discounts to replacement cost. We intend to target properties that either offer current in-place stable cash flow or are underperforming properties for which we believe we can generate value by improving in-place cash flows through aggressive leasing, asset management and repositioning. We believe that Southern California has been and will continue to be one of the most sought after office property markets in the United States primarily due to a combination of economic, geographic, demographic and lifestyle characteristics that are attractive to businesses and to entrepreneurs.

We have not made any investments as of the date of this prospectus. We will commence operations upon completion of this offering. We are a Maryland corporation formed on November 30, 2009 that intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our short taxable year ending December 31, 2010. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We nevertheless may be subject to some U.S. federal, state, local and foreign taxes if applicable and any revenues earned through a TRS will be subject to U.S. federal income tax and applicable state, local and foreign taxes.

Factors Impacting Our Operating Results

Rental Income

Although we have not yet acquired any properties, we will derive most of our income from the rent received from our future tenants. Our ability to maintain the occupancy rates of leased space, and our ability to lease available space and space available from early lease terminations, are the primary factors that will determine our future net rental income. The amount of rental income we generate will also depend on our ability to maintain or increase the rental rates of our properties. Negative trends in occupancy levels or rental rates could adversely affect our rental income. Moreover, future economic downturns, especially in the Southern California real estate market, and the further deterioration of the economic condition of our future tenants, which would negatively impact their ability to fulfill their lease commitments, could adversely affect our ability to maintain or increase the occupancy level and/or rental rates of our properties. Growth in rental income will also depend on our ability to acquire office properties that meet our investment criteria.

Rental Rates and Occupancy Levels

Over the last two years, average asking rental rates have dropped in the Southern California real estate market as a result of the economic downturn. In 2008 and the first three quarters of 2009, many landlords prioritized tenant retention by reducing rental rates and focusing on short-term lease extensions. For the remainder of 2009 and through 2011, we expect that there will be reductions in rental rates from current levels. Tenant leases may expire or may not be renewed, and we will likely have to bear additional costs re-leasing that available space, including payment of leasing commissions. We may also have to accept terms of renewal or re-leasing that are less favorable to us than the current lease terms, including reduced rental rates and the costs of renovations and build-to-suit remodeling that may have been borne by the tenant under more favorable leasing conditions. As a result of these reduced rental rates and additional expenses, our future cash flow and results of operations may be adversely affected.

The overall occupancy levels of Southern California office buildings declined in 2008 and the first three quarters of 2009. As we begin to acquire office properties and commence our operations, improving occupancy levels in the near term may be challenging. Leasing activity in general continues to be soft in Southern California and throughout the United States. The economic downturn has resulted in many companies shifting to a more cautionary mode with respect to leasing. Many potential tenants are looking to consolidate, cut overhead and preserve operating capital. Many potential tenants are also deferring strategic decisions, including entering into new, long-term leases, and increased firm failures and rising unemployment have limited the tenant base. Moreover, certain tenant leases in our target portfolio may not be renewed and available space may not be re-leased. If we are unable to renew leases or re-lease space under expiring leases, or if tenants terminate their leases early, occupancy levels will decline. Should these trends continue, these factors are likely to have an adverse effect on our future rental income.

Tenant Credit Risk

We will derive most of our income from rent received from our tenants. Because we have not yet identified any specific properties to acquire for our portfolio, we do not know the identity, background or credit quality of any of our future tenants. If a tenant experiences a downturn in its business or other financial distress, it may be unable to make timely rental payments. In fact, we expect many of our potential tenants to be in industries that have been severely impacted by the current economic downturn. Continued weakness in these and similar industries may result in increased lease defaults and decreased rent collectability in the future, and as a result, our future cash flow and results of operations could be adversely affected.

In addition, if a major tenant becomes insolvent or declares bankruptcy, we could experience delays in enforcing our rights as a landlord and could incur substantial costs in protecting our investment. We would also not be able to evict a tenant solely because of its bankruptcy. A bankrupt tenant could, on the other hand, terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and, even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our future cash flow and results of operations.

Market Conditions

Global Market and Economic Conditions.  In the United States, general economic and real estate market conditions continue to be sluggish, with a modest recovery in the third quarter of 2009. According to the Bureau of Economic Analysis, real gross domestic product increased at an annual rate of 2.8% in the third quarter of 2009 compared to an annual decrease of 0.7% in real gross domestic product in the second quarter of 2009. While recent economic data reflects a stabilization of the economy and credit markets, a prolonged economic downturn could adversely affect our future cash flow and results of operations. Volatility in the U.S. and international capital markets and continued recessionary conditions in global economies, and in the California economy in particular, may adversely affect the liquidity and financial condition of our tenants. Consequently, if these market conditions continue, they may impede the ability of our future tenants to fulfill their lease commitments, which could lead to an increase in future defaults and negatively impact our future cash flow and our results of operations.

California Economic Conditions.  The national economic downturn has had a particularly difficult impact on California. The state has a higher unemployment rate than the national rate and real estate demand has eroded significantly. Property prices suffered a steep decline, with reduced availability and increased cost of real estate debt financing adding additional downward pressure on property pricing. Further deterioration of the California real estate market could result in a decline in the market value of our target assets or cause us to experience other future losses related to our target assets, which may adversely affect our future cash flow and results of operations.

As is the case for many states, the national economic downturn has resulted in significant revenue declines for the State of California. The state began its fiscal year on July 1, 2009 with a significant reported deficit, which only exacerbated the impact of the national economic downturn. In order to close the state’s budget deficit, the California State Legislature implemented certain temporary tax increases and initiated a series of spending cuts. The state budget deficit, new tax legislation and spending cuts could have an adverse impact on businesses operating in

California, including us and our future tenants, and as a result, could have an adverse impact on our future financial condition, results of operations, and cash flow.

Although Southern California is experiencing weak office demand due to the current distressed economy, we anticipate demand for office properties to rebound in the future, in part, because we believe that Southern California is poised to greatly benefit from a return to economic growth and anticipated increases in population and employment. We expect that growth in the supply of new office space in Southern California will be outpaced by the growth in demand for office space in the next several years. In addition, we believe that current property market fundamentals, together with the severely constrained availability of construction financing, make development of properties not economically justifiable. As a result, office supply is unlikely to increase over the short term, even as the economy improves and demand rebounds. We believe that the combination of limited new supply and strong growth in demand will result in increasing rental rates, declining vacancy and improved property cash flow and valuation.

Competition for Our Target Assets

Our ability to generate revenues and net income depends in large part on our ability to acquire a portfolio of office properties in Southern California. In acquiring these properties, we will compete with a variety of institutional investors, including other REITs, institutional investment funds and other real estate investors, many of which are substantially larger and have considerably greater financial, technical and marketing resources than we do. Although competition and growth in supply in the Southern California office market are limited due to high barriers to entry, increased competition, due in part to improving economic conditions, may cause the prices of attractive office properties to rise and consequently limit our ability to acquire those properties.

As the recession subsides, the availability of office properties in Southern California that meet our investment objectives and strategies will likely decrease, which will increase competition and may limit us from making investments in such assets. As a result of such increased competition, we may not be able to identify and make investments in properties that are consistent with our investment objectives, which could have a material adverse effect on our business, financial condition and results of operations.

We will also compete with developers, owners and operators of office properties in Southern California for our future tenants. If our anticipated competitors offer office space at rental rates below current market rates, or below the rental rates we intend to charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below what we anticipate charging or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to secure and retain tenants. In that case, our future financial condition, cash flow and results of operations may be adversely affected.

Ability to Fund and Sustain Future Growth

Initially, our acquisitions will be financed with proceeds raised through this offering and the concurrent private placement. Subsequent growth will be financed, in part, through debt financings. In order to grow our portfolio in the future and attain competitive investment yields, we will be dependent on our ability to leverage our then-existing portfolio of properties and our ability to acquire debt financing at attractive rates. The recent volatility of the credit markets has made terms for certain financings less attractive, and in some cases has resulted in the unavailability of financing altogether. Continuation of this trend could negatively impact our ability to access future financing for acquisition activities and asset repositionings, which in turn may negatively affect our business.

Operating Expenses

We intend to mitigate our operating costs and overhead by initially operating with limited overhead and scaling the growth of our operating platform as our portfolio of assets grows. Upon consummation of this offering, we will enter into a services, cost-sharing and reimbursement agreement with AVP pursuant to which AVP will provide to us office space, information technology, telecommunications, office and similar equipment and supplies and the services of operating, financial, underwriting, asset management, accounting and administrative personnel at a nominal cost to us until the later of one year following the closing of this offering or such time as 80% of the net proceeds of this offering have been utilized, allowing us to reduce our general and administrative costs while we accumulate a portfolio of office properties that will support a larger operating platform. AVP’s contribution of services will be reflected in our financial statements as an increase to stockholders’ equity resulting from a non-cash capital contribution equal to the fair value of the services provided and a corresponding non-cash increase to general and administrative expenses. After the expiration of the initial term, the agreement may be continued with respect to office space, information technology, telecommunications, office and similar equipment and supplies and accounting and administrative services for up to an additional one year at our option, with such services to be provided by AVP to us at cost, which will be allocated between AVP and us based on the actual number of hours spent or actual use, as applicable. When this agreement expires, however, the cost of our operating expenses will increase. Other factors that could adversely affect our operating costs include increases in insurance premiums, tax rates, the cost of periodic repair, renovation costs and the cost of re-leasing office space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws, and interest rate levels. Also, as a public company, our annual general and administrative expenses will be substantial due to increased legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters. If our operating costs increase as a result of any of the foregoing factors, our future cash flow and results of operations may be adversely affected.

We also will seek, in part, to manage our general and administrative expenses by controlling the growth of our operating and leasing platform and initially using third party service providers for routine leasing and management functions and scaling the growth of our operating platform as our portfolio of assets grows. We believe that this phase-in approach, by reducing operating expenses and overhead for routine functions, is a more efficient use of our resources than prematurely building such in-house capabilities before acquiring the portfolio to necessitate or justify such expenses.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. If revenues drop, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes and maintenance generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. As a result, if revenue decreases in the future, static operating costs may adversely affect our future cash flow and results of operations.

Critical Accounting Policies and Use of Estimates

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we believe will apply to us based on our expectation of the nature of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments used to draft our financial statements will be based upon reasonable assumptions given the information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our strategy. Those accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.

Basis of Presentation

Our consolidated balance sheet will include the accounts of our company and certain of our subsidiaries, prepared in accordance with GAAP. We will consolidate subsidiaries in which we hold, directly or indirectly, more than 50% of the voting rights or where we exercise control. We will follow the equity method of accounting for joint ventures and investments in associated companies in which we hold between 20% and 50% of the voting rights and/or have significant influence. We will also evaluate our investments in all entities to determine if we have primary beneficial interests in any entities deemed to be variable interest entities, or VIEs. All significant intercompany balances will be eliminated in consolidation.

Use of Estimates

In order to prepare consolidated financial statements in conformity with GAAP, we will make numerous estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. These estimates and assumptions will be based on management’s best estimates and judgment. Management will evaluate its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

Acquisition of Real Estate Assets

Acquisitions of properties will be accounted for utilizing the purchase method and, accordingly, the results of operations of acquired properties will be included in our results of operations from the respective dates of acquisition. Estimates of future cash flows and other valuation techniques will be used to allocate the purchase price of acquired property between land, buildings and improvements, equipment and identifiable intangible assets and liabilities such as amounts related to in-place leases, acquired above- and below-market leases and tenant relationships. Initial valuations are subject to change until such information is finalized no later than 12 months from the acquisition date. Each of these estimates requires a great deal of judgment, and some of the estimates involve complex calculations, which could have a direct impact on our results of operations.

The fair values of tangible assets are determined on an “as-if-vacant” basis. The “as-if-vacant” fair value is allocated to land, buildings, tenant improvements and equipment based on comparable sales and other relevant information obtained in connection with the acquisition of the property.

The estimated fair value of acquired in-place leases represent the costs we would have incurred to lease the property to existing tenants at the date of acquisition. Such estimates include the fair value of leasing commissions and legal costs that would be incurred to lease the property to the occupancy level at the date of acquisition. Additionally, we will evaluate the time period over which such occupancy level would be achieved and we will include an estimate of the net operating costs (primarily real estate taxes, insurance and utilities) incurred during the lease-up period. The amortization of acquired in-place leases will be recorded as an adjustment to depreciation and amortization in the consolidated statements of operations.

Above-market and below-market in-place lease values will be recorded as an asset or liability based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be received by the in-place tenant and (ii) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term for above-market leases and the remaining non-cancelable term plus the term of any below-market fixed rate renewal options for below-market leases. The values of above- and below-market tenant leases are amortized over a period equal to the remaining non-cancelable term for above-market leases and the remaining non-cancelable term plus the term of any below-market fixed rate renewal options for below-market leases and recorded as either an increase (for below-market tenant leases) or a decrease (for above-market tenant leases) to rental income.

All direct and indirect acquisition costs related to the purchase of a property will be expensed as incurred. Additionally, expenditures for repairs and maintenance will be expensed to operations as incurred, while significant betterments will be capitalized. Interest, insurance and property tax costs incurred during the period of construction of real estate facilities will be capitalized. When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.

We will compute depreciation using the straight-line method over the estimated useful lives of our assets, as follows:

Useful Lives

Buildings	20 - 40 years
Furniture and fixtures	5 or 7 years
Equipment	3 or 5 years
Land improvements	10 or 15 years
Tenant improvements	Life of lease

Impairment of Long-Lived Assets

Carrying values for financial reporting purposes will be reviewed for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of a property may not be fully recoverable. When the carrying value of a property or land parcel is greater than its estimated fair value, based on the intended use and holding period, an impairment charge to earnings will be recognized for the excess over its estimated fair value less costs to sell. The intended use of an asset, either held for sale or held for the long term, can significantly impact how impairment is measured. If an asset is intended to be held for the long term, the impairment analysis will be based on a two-step test. The first test measures estimated expected future cash flows over the holding period, including a residual value (undiscounted and without interest charges), against the carrying value of the property. If the asset fails the test, then the asset carrying value will be measured against the lower of cost or the present value of expected cash flows over the expected hold period. An impairment charge to earnings will be recognized for the excess of the asset’s carrying value over the lower of cost or the present values of expected cash flows over the expected hold period. If an asset is intended to be sold, impairment will be determined using the estimated fair value less costs to sell. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions, among other things, regarding current and future economic and market conditions and the availability of capital. We will determine the estimated fair values based on our assumptions regarding rental rates, costs to complete, lease-up and holding periods, as well as sales prices or contribution values. When available, current market information will be used to determine capitalization and rental growth rates. When market information is not readily available, the inputs will be based on our understanding of market conditions and the experience of the management team. Actual results could differ significantly from our estimates. The discount rates used in the fair value estimates will represent a rate commensurate with the indicated holding period with a premium layered on for risk. In a few instances, current comparative sales values will be available and used to establish fair value.

Deferred Debt and Lease Costs

Deferred debt costs consist of loan fees and related expenses will be amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related debt. Deferred lease costs include leasing charges, direct salaries and other costs incurred by us to originate a lease, will be amortized on a straight-line basis over the terms of the related leases.

Revenue Recognition

We will record rental revenue from operating leases on a straight-line basis over the lease term. The commencement date of the lease term will be based upon a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this will occur on the lease commencement date. In determining what constitutes the leased asset, we will evaluate whether we or the lessee is the owner, for accounting purposes, of the tenant improvements. If it is determined that we are the owner of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If we conclude we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives which are amortized as a reduction to rental revenue over the lease term. In these circumstances, we will begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements will determine the nature of the leased asset and when revenue recognition under a lease begins. We will consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retain legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease; and

•	who constructs or directs the construction of the improvements.

The determination of who owns the tenant improvements, for accounting purposes, will be subject to significant judgment. In making that determination we will consider all of the above factors. However, no one factor will be determinative in reaching a conclusion. If one of our leases should provide for rent based on the resolution of contingencies, such as meeting a level of sales by the tenant, we will defer rent associated with rental contingencies until the resolution of the contingency.

We will also record lease termination fees when a tenant has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due to us. Additionally, if a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Doubtful Accounts

We will maintain an allowance for estimated losses that may result from the inability of tenants to make required payments. We will monitor the liquidity and creditworthiness of our tenants on an on-going basis by reviewing their financial condition periodically as appropriate. If a tenant fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of the outstanding accounts receivable, including straight-line rents. Generally, we will not require collateral or other security from our tenants, other than security deposits or letters of credit. If our estimates of collectability differ from the cash received, the timing and amount of our reported revenue could be impacted. Each period we will review our outstanding accounts receivable, including straight-line rents, for doubtful accounts and provide allowances as needed.

Hedging Instruments and Hedging Activities

We will manage our interest rate risk associated with borrowings by obtaining interest rate swap and interest rate cap contracts. The derivatives will not be speculative in nature and we do not foresee the use of any other type of derivative instrument. We will recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure the instruments at fair value as of the consolidated balance sheet date. Derivatives that are not hedges must be adjusted to fair value and the changes in fair value must be reflected as income or expense. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income, which is a component of our stockholders’ equity account. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. We will utilize a third party to help facilitate the process in determining the fair values of our hedges. If our hedging activities do not achieve our desired results, our reported earnings may be adversely affected.

Assets and Liabilities Measured at Fair Value

We plan to use interest rate swaps and caps to manage interest rate risk resulting from variable interest payments on our floating rate debt. These financial instruments are carried on our balance sheet at fair value as determined based on the assumptions that market participants would use in pricing the asset or liability. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy) has been established. Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Income Taxes

Our financial results are generally not expected to reflect provisions for current or deferred income taxes. We believe that we will operate in a manner that will allow us to qualify for taxation as a REIT. As a result of our expected REIT qualification, we do not generally expect to pay U.S. federal corporate income tax, except with respect to revenues generated by any TRS in which we invest in the future. Many of the REIT requirements, however, are highly technical and complex. If we were to fail to meet the REIT requirements, we would be subject to U.S. federal, state and local income taxes on all of our net taxable income.

Stock-Based Compensation

We will adopt our Equity Incentive Plan, which will provide for the grant of restricted stock awards, performance share awards, unrestricted shares or any combination of the foregoing. Equity-based compensation will be recognized as an expense in the financial statements and measured at the fair value of the award on the date of grant. The compensation cost related to share-based awards will be amortized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equity-based award and the application of the accounting guidance.

Recent Accounting Pronouncements

In May 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. It also requires public entities to evaluate subsequent events through the date the financial statements are issued. While we are evaluating the effect of this accounting standard, the adoption of this standard did not have a material impact on our financial statements.

In June 2009, the FASB issued an accounting standard that requires enterprises to perform a more qualitative approach to determining whether or not a variable interest entity will need to be consolidated. This evaluation will be based on an enterprise’s ability to direct and influence the activities of a variable interest entity that most significantly impact its economic performance. It requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This accounting standard is effective for fiscal years beginning after

November 15, 2009. Early adoption is not permitted. While we are evaluating the effect of this accounting standard, we currently believe that the adoption of this standard will not have a material impact on our financial statements.

In June 2009, the FASB issued an accounting standard that made the FASB Accounting Standards Codification (the “Codification”) the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. This accounting standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Following the issuance of this accounting standard, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The Board will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. While we are evaluating the effect of this accounting standard, we currently believe that the adoption of this standard will not have a material impact on our financial statements.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings (if any), fund and maintain our assets and operations, acquire our target assets and make distributions to our stockholders and other general business needs. We expect to meet our liquidity requirements for normal recurring expenditures, non-recurring capital expenditures, property acquisitions, renovations to our properties, expansions, debt service, scheduled debt maturities, ground lease payments (if any), tax obligations, dividend distributions and other general corporate purposes through cash flows from operations, asset sales, cash, the issuance of debt securities, private financings such as bank credit facilities (including term loans and revolving facilities), which may or may not be secured by our assets, as well as property-level mortgage and debt, common or preferred equity issuances, including this offering and the concurrent private placement, or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. While we may be able to anticipate and plan for certain liquidity needs, there may be unexpected increases in uses of cash that are beyond our control and which would affect our financial condition and results of operations. For example, we may be required to comply with new laws or regulations that cause us to incur unanticipated capital expenditures for our properties, thereby increasing our liquidity needs. Even if there are no material changes to our anticipated liquidity requirements, our sources of liquidity may be fewer than, and the funds available from such sources may be less than, anticipated or needed.

Upon completion of this offering, we will use significant amounts of cash to purchase our target assets, undertake tenant improvements, pay leasing commissions, repay principal and interest on our borrowings (if any), make distributions to our stockholders and fund our operations. Initially, our sources of cash will consist of the net proceeds from this offering and the concurrent private placement and any rental income that we receive from our portfolio of properties. In the future, we will meet our liquidity needs through borrowings, the issuance of debt securities, private financings such as bank credit facilities (including term loans and revolving facilities), which may or may not be secured by our assets, as well as property-level mortgage and debt. In addition, we may utilize other sources of financing, such as common and preferred equity issuances, to the extent available to us. We may also satisfy our liquidity needs through sales of our real estate assets and/or with cash flow from our operations.

Our financing sources will initially include the net proceeds of this offering and the concurrent private placement. However, subject to maintaining our qualification as a REIT, we may use a number of different sources to finance our acquisitions and operations. Some of the potential sources of our future financings are discussed below:

•	Credit Facilities. We expect to use credit facilities (including term loans and revolving facilities) to finance our assets. These financings may be secured or unsecured and may involve one or more lenders. We are in discussions to obtain commitments from a lending syndicate that consists of affiliates of the underwriters of this offering for a revolving credit facility that we anticipate will be in place at or shortly following the completion of this offering. The proposed credit facility will be used to fund acquisitions and capital expenditures and for general corporate purposes. Credit facilities typically have maturities ranging from two to five years and may accrue interest at either fixed or floating rates. For a description of risks related to bank credit facilities, see “Risk Factors — Risks Related to Our Financing Activities.”

•	Mortgage Financing. From time to time, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or we may refinance properties acquired on a leveraged basis. We will seek, however, to finance our acquisitions through unsecured means of financing rather than property-specific mortgage financing.

•	Debt Issuance. We may, in the future, fund our growth through the issuance of unsecured corporate debt. The timing and suitability of such debt offerings depends entirely upon the market conditions at the time of the offering, our corporate debt rating and the relative attractiveness of debt offerings as a means of financing our operations.

•	Common and Preferred Equity Issuances. We may, in the future, fund our growth through the issuance of additional shares of common stock or through the issuance of preferred equity. The future issuance of common stock or preferred equity depends entirely upon the market conditions at the time of the offering and the relative attractiveness of financing through equity offerings, as compared to debt offerings or the use of leverage.

•	Other Potential Sources of Financing. In the future, we may also use other sources of financing to fund the acquisition of our target assets, including other secured and unsecured forms of borrowing. Such indebtedness may be recourse or non-recourse and may be cross-collateralized.

The credit markets continue to be extremely constrained in the real estate sector, as lenders are primarily focusing on refinancing or restructuring existing loans. Lenders are taking relatively little underwriting risk, the amount of capital they are willing to commit has decreased and the underwriting standards that they are employing have become increasingly conservative. These factors, is they persist, may impact our ability to secure future financing at attractive rates.

Leverage Policies

We intend to use leverage conservatively. We initially expect to use primarily our equity capital for our initial acquisitions of properties, together with company-level debt and secured property-level debt to the extent that it is available on favorable terms. To the extent that we do incur debt, we intend to do so in accordance with the following guidelines:

•	we intend to maintain a conservative ratio of debt to cost basis of total assets, excluding intangibles and account receivables, of no more than 40%, and the Company must seek board approval to increase such ratio;

•	we intend to limit our floating rate debt to no more than 20% of outstanding debt through interest rate hedges and match our floating rate debt exposure to our projected annual lease rollover; and

•	we intend to work toward a long-term goal of obtaining an investment grade rating to position the Company to issue corporate unsecured debt in the future by, among other things, closely monitoring our percentage of unencumbered assets and net operating income, limiting our use of secured debt and using non-recourse financing.

Our charter and bylaws do not limit the amount or type of debt that we may incur, and our board of directors, in the future, may have a different approach to the incurrence of debt. Our board will, from time to time, reevaluate our leverage policies and the total amount of debt that we may incur, as well as the amount of such debt and whether such debt will be fixed or variable rate, in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, leverage practices of peer group companies, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt to cost basis of total assets, excluding intangibles and account receivables, beyond the limits described above. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders.

Contractual Obligations and Commitments

Upon completion of this offering, we will enter into employment agreements with each of our executive officers pursuant to which we will assume certain contractual obligations. See “Our Management — Employment Agreements.” We will not have any other material contractual obligations upon completion of this offering. We expect to enter into certain contracts that may contain a variety of indemnification obligations, principally with brokers and underwriters. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

Dividends

We intend to make distributions to our stockholders consistent with our intent to be taxed as a REIT. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our board of directors. We expect that we will commence regular quarterly distributions once we are generating sufficient cash flow to do so. However, until we invest a substantial portion of the net proceeds of this offering and the concurrent private placement, we expect our quarterly distributions will be limited. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service if any. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We currently do not intend to use the proceeds of this offering and the concurrent private placement to make distributions to our stockholders, except as may be necessary to maintain our qualification as a REIT and eliminate our U.S. federal income tax liability.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

Inflation

We anticipate that our leases generally will provide for separate real estate tax and operating expense escalations over a base amount and also provide for fixed base rent increases or indexed increases. We believe that inflationary increases in costs would be at least partially offset by such contractual rent increases and operating expense escalations.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss from adverse changes in market prices and interest rates. Our future earnings, cash flow and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Our primary market risk will result from debt that we may incur, which would bear interest at fixed and variable rates. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we intend to mitigate the risk of interest rate volatility through the use of hedging instruments, such as interest rate swap agreements and interest rate cap agreements. Our primary objectives when undertaking hedging transactions and derivative positions will be to reduce our floating rate exposure and to fix a portion of the interest rate for anticipated financing and refinancing transactions. This in turn, will reduce the risks that the variability of cash flows will impose on variable rate debt. However, we can provide no assurances that our efforts to manage interest rate volatility will successfully mitigate the risks of such volatility on our portfolio.

Results of Operations

As of the date of this prospectus, we have not commenced any operations and will not commence any operations until we have completed this offering and the concurrent private placement.

BUSINESS

Our Company

We are a newly formed, internally managed real estate company that will acquire, own and manage a portfolio of office properties, all or substantially all of which will be located in select Southern California markets. Our initial focus will be on acquiring office properties located in Los Angeles, Orange, San Diego, San Bernardino, Riverside and Ventura Counties that are available at significant discounts to replacement cost. We intend to target properties that either offer current in-place stable cash flow or are underperforming properties for which we believe we can generate value by improving in-place cash flows through aggressive leasing, asset management and repositioning. We believe that Southern California has been and will continue to be one of the most sought after office property markets in the United States primarily due to a combination of economic, geographic, demographic and lifestyle characteristics that are attractive to businesses and to entrepreneurs.

Our management team, led by Richard S. Ziman, who will serve as our Chairman and Chief Executive Officer, and Mark A. Albertson, who will serve as our President, Chief Operating Officer and Chief Financial Officer, has significant real estate industry experience. In particular, Mr. Ziman, with over 39 years of real estate experience, has a proven track record and extensive experience in acquiring, owning, leasing, managing, developing and selling office properties and other commercial real estate assets in Southern California, having served as the founding chairman and chief executive officer of Arden Realty, Inc., or Arden, a publicly traded REIT that owned and operated just under 20 million square feet of office space in more than 220 office buildings in Southern California. As chairman and chief executive officer of Arden, Mr. Ziman was a leader of its board of directors and senior management team, but was subject to the oversight of the full board of directors and was not solely responsible for the investment decisions of Arden. Established in 1990, Arden completed its initial public offering in October 1996 with an initial equity market capitalization of approximately $435 million. In mid-2005, Mr. Ziman and the senior management team of Arden recognized significant adverse trends in the real estate market, including the over-inflated pricing in U.S. real estate, particularly in the high-demand Southern California office market. This, together with concerns about certain aspects of the economy, the real estate markets and the equity market for REIT stocks, caused Mr. Ziman and the rest of the senior management team of Arden to recommend that Arden’s board of directors consider a sale of the company or similar strategic transaction, which ultimately resulted in the sale of Arden to GE Real Estate, a division of General Electric Capital Corporation, in May 2006 for $4.8 billion in total enterprise value, or $45.25 per share in cash. Over the ten year period that Arden was a publicly traded company, the portfolio grew from 4.0 million square feet of properties with a carrying value of $427.5 million to 18.5 million square feet with a carrying value of $3.3 billion at the time of the sale. Through the announcement of the acquisition by GE Real Estate, Arden generated a total return to stockholders of 326% per share for each share purchased at the IPO price of $20 per share (assuming reinvestment of all cash dividends since the initial public offering in October 1996), significantly outperforming the 237% returned by the benchmark MSCI US REIT Index and the 112% returned by the S&P 500 over the same period. We can provide no assurances that the total return to stockholders of 326% per share was not impacted by general market trends and other external factors unrelated to management’s performance. See “Our Management — Additional Background of Our Executive Officers — Arden Realty, Inc.” for additional information regarding Arden’s total return to stockholders and certain of its historical results. The information regarding total return to stockholders achieved by Arden is not a guarantee or prediction of the returns that we may achieve in the future, and we can offer no assurance that we will be able to replicate these returns.

Through the experiences of our management at Arden and other real estate companies, we have access to their strong network of key participants in the Southern California real estate market.

Our objective is to generate attractive risk-adjusted current and long-term returns for our stockholders through dividends and capital appreciation. We intend to accomplish this objective primarily by:

•	focusing our efforts in Southern California, where our management team has had significant experience and success in executing our strategy in the past;

•	focusing on acquiring properties with strong property and submarket fundamentals at a significant discount to replacement cost; and

•	targeting the acquisition of a blend of performing assets with stable current cash flow and underperforming assets where we believe our aggressive asset management will generate increased current and future cash flows and property valuation.

We believe that we will be able to capitalize on our competitive strengths to successfully implement our investment strategy and achieve our objective of delivering dividends and capital appreciation. Our management team has extensive experience in acquiring, owning and operating office properties, with particular knowledge of and a proven successful track record in our target markets in Southern California. We intend to utilize this experience and apply what we believe to be, based on the experience of our management team at prior real estate funds, our strong, disciplined property level underwriting capabilities to identify and execute on acquisition opportunities. At the same time, we intend to limit our initial operating expenses by utilizing the resources of the operating platform built by our management team since 2006. We believe that these attributes, when combined with a clean capital structure with no existing assets or debt that pose operating or capitalization issues that could distract the attention or focus of management on our business, will position us to acquire the assets we are targeting quickly and begin generating operating income and returns for our stockholders.

We have not made any investments as of the date of this prospectus. We will commence operations upon completion of this offering. We are a Maryland corporation formed on November 30, 2009 that intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our short taxable year ending December 31, 2010. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We nevertheless may be subject to some U.S. federal, state, local and foreign taxes if applicable and any revenues earned through a TRS will be subject to U.S. federal income tax and applicable state, local and foreign taxes.

Market Opportunity

Overview

We believe that the current economic cycle has resulted in significant dislocation between real estate prices and intrinsic value, providing a timely opportunity to create value through the acquisition of Southern California office properties. We believe that significant value can be created by recognizing critical turning points in real estate cycles. By identifying and acting on these cycles, we believe that we can acquire properties with strong property fundamentals at significant discounts to replacement cost. During the prior real estate market cycle when property valuations were at their height, many owners over-leveraged their properties and now are unable either to refinance existing debt levels at maturity or to meet ongoing debt servicing obligations. Therefore, we believe that our target properties will be available from financially distressed owners who no longer have the ability to access, or the desire to provide, the capital necessary to finance, maintain or operate their properties. We also intend to capitalize on opportunities from unintentional owners such as financial institutions that have acquired properties through owner defaults. Additionally, in certain limited circumstances where we identify a property that is appropriate for acquisition but cannot acquire it directly from the property owner, we may engage in “loan-to-own” activities — acquiring distressed commercial mortgages with the expectation of ultimately owning, in the near term, the property through foreclosure or a deed in lieu of foreclosure. We believe that by acquiring properties at low cost bases, we will have an operating advantage in leasing and increasing property valuation.

We believe Southern California provides particularly compelling acquisition opportunities because many active office investors have ceased to operate in the area. Further, we believe that due to a combination of economic, geographic, demographic and lifestyle characteristics, Southern California will continue to be one of the most sought after office property markets in the United States. Although Southern California is experiencing weak office demand due to the current distressed economy, we anticipate demand for office properties to rebound in the future, in part, because we believe that Southern California is poised to greatly benefit from a return to economic growth and anticipated increases in population and employment. We expect that growth in the supply of new office space in Southern California will be outpaced by the growth in demand for office space in the next several years. In addition, we believe that current property market fundamentals, together with the severely constrained availability of construction financing, make development of properties not economically justifiable. As a result, office supply is unlikely to increase over the short term, even as the economy improves and demand rebounds. We believe that the combination of limited new supply and strong growth in demand will result in increasing rental rates, declining vacancy and improved property cash flow and valuation.

Under the leadership, experience and disciplined investment approach of our management team, we believe that we will be successful in identifying and executing on these investment opportunities to produce attractive risk-adjusted current and long-term returns to our investors.

Market Distress and Recapitalization of Real Estate Market

Our management team believes that the current global financial and economic downturn and the corresponding credit crisis have produced a favorable environment to acquire commercial real estate assets at highly attractive pricing. After a period of unprecedented appreciation in commercial real estate values, the commercial real estate market began to decline substantially beginning in late 2007, precipitated by a massive contraction in the credit and securitization markets. The contraction in available capital has been exacerbated as financial institutions and other motivated sellers have rotated out of real estate to reduce debt on their balance sheets to remain solvent or meet regulatory capital requirements.

Against this constricted lending environment, a substantial amount of commercial mortgage debt is maturing in the near future. During the prior real estate market environment, many owners over-leveraged their properties and now are unable to refinance existing debt at maturity. Of the $3.5 trillion total commercial real estate debt outstanding in the second quarter of 2009, Rosen Consulting Group estimates that approximately $1.3 trillion of this debt is set to mature between 2010 and the end of 2015. Most of the maturing debt is held by banks and CMBS lenders, leaving behind a refinancing need. We believe that the real estate industry is beginning to face the dislocation of the financing market and that market participants with access to capital will have opportunities to acquire quality properties at significant discounts to replacement cost.

Estimated Maturing Profile of Commercial Mortgage, CMBS, Bank and Life Company Portfolios ($ in billions)

Source: Rosen Consulting Group

As of December 1, 2009, Real Capital Analytics has identified over $159 billion worth of troubled or potentially troubled commercial real estate assets nationally, with $28.1 billion or 18% of these assets categorized as commercial office properties. Approximately $13.8 billion of these troubled or potentially troubled commercial real estate assets are located in Southern California, with over $4 billion or approximately 30% of these assets categorized as commercial office properties.

The contraction in the credit markets and the broader economic downturn has precipitated a re-pricing process. Sales prices for U.S. commercial real estate properties declined by 22.4% from a recent peak in December 2007 to October 2009, according to Rosen Consulting Group. For office properties, prices declined 24.8% nationally from a peak in April 2009 to October 2009. In Los Angeles, sales prices declined 32.7% from a peak in March 2008. In Orange County, sales prices decreased 48.3% from a peak in August 2008. In San Diego, sales prices dropped 17.7% from the peak in July 2008. As of August 2009, sales prices for commercial office properties in Southern California have declined by 25.8% year over year with numerous recent sales of office buildings closing at less than 50% of replacement cost, according to Rosen Consulting Group’s estimates.

Opportunities for Value Acquisitions

We believe that the confluence of certain economic, financial and real estate factors has caused and will continue to cause an “overcorrection” in the re-pricing of commercial real estate assets. The beneficiaries of these conditions will be companies with capital, operational expertise and lender and market credibility. Some of these economic, financial and real estate factors include:

•	Lack of Available Debt Refinancing. We expect that many real estate owners in Southern California will encounter increasing distress as they are forced to refinance debt in the current environment of considerably lower loan-to-value ratios, stringent underwriting standards and reduced property values. We expect that real estate owners that hold legacy assets will be in a particularly difficult position and may be unable to refinance their debt as it matures, putting pressure on such owners to sell their assets.

•	Significant Pressure for Expedited Sales. Property owners that acquire real estate through borrower defaults likely do not intend to be long-term owners. In turn, we believe that these owners will sell properties either to reduce or eliminate their inventory of undesired real estate assets or because they do not possess the operating expertise to competitively operate these properties efficiently. In the current distressed market, we expect that a well capitalized real estate company with a proven management team will be well-positioned to grow through acquisitions from distressed owners and by debt or property acquisitions from capital constrained lenders.

•	Flow Through of Tenant Distress. We also believe that the downturn in the broader economy has put pressure on commercial tenants, which will likely increase the risk of tenant defaults on lease payments. The property owner may experience difficulty meeting their financial obligations as a result of vacancy, for example, if tenants of a commercial property are unable to fund lease payments, or if tenants terminate leases or are evicted and the owner is not able to re-let the space. Tenant vacancy is likely to put pressure on the owner to seek liquidity, which may be achieved through a sale of the property at a significantly reduced price.

•	Widespread Recapitalization Effort. Declining property values and the reduced availability of credit, as well as a significant reduction in the price of traded securities, have led to a renewed focus among publicly-traded REITs and other institutional owners of real estate to improve their leverage ratios and the quality of their balance sheets. One method of generating cash to reduce debt obligations is through the sale of real estate assets.

As a result of these conditions, we believe transaction activity is increasing, including in Southern California, creating opportunities to acquire properties at significant discounts to replacement cost. We believe that our management team’s expertise in commercial real estate investing, operations and management and their deep network of contacts and relationships in the Southern California real estate market, as well as our competitive strengths in asset level underwriting and a disciplined investment approach, will enable us to capitalize on these investment opportunities by taking advantage of the current market dislocation to acquire properties at attractive prices.

We believe Southern California provides particularly compelling acquisition opportunities because many office property investors have ceased to operate in the space. Several highly competitive investors in prior real estate cycles have been acquired or merged into other entities or have withdrawn from operations in the Southern California market, thereby reducing competition for acquisitions. Capital available to compete will be further limited as the major institutional investors who have historically driven real estate investment in Southern California generally are unable or unwilling to invest new capital. While new entrants may emerge, we believe that our familiarity with the specific dynamics and pricing of the Southern California office market will provide us with a competitive advantage over other potential acquirors and owners of office properties.

Southern California Economic Overview

According to the Bureau of Economic Analysis, the 2008 gross domestic product of Southern California had the world’s 14th largest regional gross domestic product at approximately $1.02 trillion, representing 7.0% of total U.S. gross domestic product. Southern California’s economy incorporates the largest manufacturing center in the United States, and includes diverse sectors such as technology, biotechnology, media and entertainment, aerospace and defense, distribution, healthcare, education, government, leisure and hospitality. Furthermore, Southern California is ideally situated geographically to serve as a key gateway to Asia and other international trade destinations. According to the U.S. Census Bureau, from 2000 to 2008, international trade passing through the Los Angeles Customs District has increased over 50%, from approximately $230 billion in 2000 to approximately $356 billion in 2008. This represents over 10.5% of the total trade volume in the United States during that period, according to the Los Angeles County Economic Development Corporation.

Southern California is characterized by a highly educated workforce and distinguished by many top-tier private and public universities, such as the University of California, Los Angeles, University of Southern California, the California Institute of Technology, University of California, Irvine, University of California, San Diego and the California State University System. According to the California Department of Finance and Fortune magazine, Southern California is home to 42 of the top Fortune 500 companies in 2009. Southern California’s population is projected to grow by 11.3% from 22.2 million in 2010 to 24.7 million in 2020, according to the U.S. Census Bureau. We believe that this growth should lead to a high concentration of office-using jobs and a strong service-based economy.

Targeted Southern California Property Locations

Within the Southern California market, we believe that Los Angeles, Orange and San Diego Counties present the most attractive opportunities for real estate investment and property value growth. Additionally, we believe that Riverside, San Bernardino and Ventura Counties provide attractive characteristics supportive of potential acquisition opportunities for us. We believe that the key characteristics of the three primary markets are as follows:

Los Angeles County

•	Home to 23 Fortune 500 companies in 2009; many other Fortune 500 and other well-known companies have a significant presence.

•	Competitive advantage in many sectors including manufacturing, professional and business services, media and entertainment, technology, biotechnology, leisure and hospitality.

•	Other favorable demographics, such as a median age of 32.2, which is one of the lowest in the nation.

•	Rosen Consulting Group forecasts the employment rate in Los Angeles to grow every year from 2010 through 2013 by an average of 0.6% per year.

Los Angeles County Office Market Overview

Source: Rosen Consulting Group

Orange County

•	Home to nine Fortune 500 companies in 2009; many other Fortune 500 and other well-known companies have a significant presence.

•	Exposure to a variety of industries, including aerospace and defense, biotechnology, financial services, tourism and technology.

•	Well-educated work force.

•	Rosen Consulting Group forecasts the employment rate in Orange County to grow every year from 2010 through 2013 by an average of 1.2% per year.

Orange County Office Market Overview

Source: Rosen Consulting Group

San Diego County

•	Home to five Fortune 500 companies in 2009; many other Fortune 500 and other well-known companies have a significant presence.

•	Local economy will benefit from the nation’s stimulus plan — over $1 billion earmarked for military construction projects and several additional billion dollars allocated to biotech and technology.

•	Well-educated work labor force.

•	Rosen Consulting Group forecasts that the area will return to its pre-recession employment level of 1.3 million jobs by 2013.

•	Rosen Consulting Group forecasts the employment rate in San Diego to grow every year from 2010 through 2013 by an average of 1.6% per year.

San Diego County Office Market Overview

Source: Rosen Consulting Group

Southern California Office Space Demand Anticipated to Rebound and Exceed Supply Growth

As a result of strong economic fundamentals and a well-diversified economy, Southern California has historically experienced robust demand for office properties. Although Southern California is experiencing weak office demand due to the current distressed economy, we anticipate demand for office properties to rebound in the future, in part, because we believe that Southern California is poised to greatly benefit from a return to economic growth and anticipated increases in population and employment, compared to other distressed markets in the United States. Based on data from Rosen Consulting Group, annual office demand growth in Southern California will resume in 2011.

We expect that growth in the supply of new office space in Southern California will be outpaced by the growth in demand for office space from 2011 to 2013. According to Rosen Consulting Group, annual net completions of office space in Southern California for each year from 2010 to 2013 will be at their lowest levels since the early 1990s and will be lower than the growth experienced in the same region each year from 1999 through 2008.

We attribute the lower supply growth in part to high barriers to entry such as lengthy entitlement processes, zoning restrictions, limited availability of land and environmental considerations. In addition, we believe that current property market fundamentals, together with the severely constrained availability of construction financing, make development of properties not economically justifiable. As a result, office supply is unlikely to increase over the short term, even as the economy improves and demand rebounds. We believe that the combination of limited new supply and strong growth in demand will result in increasing rental rates and property values. According to the National Council of Real Estate Investment Fiduciaries, Southern California office property returns have outperformed the U.S. office market returns by an average of 40% during the past two real estate recovery cycles.

Annual Demand Growth as a Percentage of Inventory — Southern California Office Properties

Source: Rosen Consulting Group

Our Competitive Strengths

We believe we distinguish ourselves from other owners and operators of office properties in a number of important ways and enjoy significant competitive strengths, which include the following:

Management Team with Public Company Experience and a Proven Track Record.  Our management team, which consists of Richard S. Ziman and Mark A. Albertson, has significant real estate industry experience. In particular, Mr. Ziman, with over 39 years of real estate industry experience, has a proven track record and extensive experience acquiring, owning, leasing, managing, developing and selling office properties and other commercial real estate assets in Southern California. He served as the founding chairman and chief executive officer of Arden from its inception through its sale to GE Real Estate in 2006. Arden was founded in 1990 as a small private company which became a publicly traded REIT that listed in 1996 on the New York Stock Exchange with an initial equity market capitalization of approximately $435 million, eventually owning and operating just under 20 million square feet of office space in more than 220 office buildings. Under the strategic direction and leadership of Arden’s senior management team, including Mr. Ziman, Arden implemented a comprehensive value creation strategy centered on asset accumulation through acquisition and development, increasing cash flows and property values through strategic portfolio management, asset repositioning, sound financial structuring and intensive leasing and management of its properties. In mid-2005, Mr. Ziman and the senior management team of Arden recognized significant adverse trends in the real estate market, including the over-inflated pricing in U.S. real estate, particularly in the high-demand Southern California office market. This, together with concerns about certain aspects of the economy, the real estate markets and the equity market for REIT stocks, caused Mr. Ziman and the rest of the senior management team of Arden to recommend that Arden’s board of directors consider a sale of the company or similar strategic transaction, which ultimately resulted in the sale of Arden to GE Real Estate in May 2006 for $4.8 billion in total enterprise value, or $45.25 per share in cash. Over the ten year period that Arden was a publicly traded company, the portfolio grew from 4.0 million square feet of properties valued at $427.5 million to 18.5 million square feet with a carrying value of $3.3 billion at the time of the sale. Through the announcement of the acquisition by GE Real Estate, Arden generated a total return to stockholders of 326% per share for each share purchased at the IPO price of $20 per share (assuming reinvestment of all cash dividends since the initial public offering in October 1996), significantly outperforming the 237% returned by the benchmark MSCI US REIT Index and the 112% returned by the S&P 500 over the same period. We can provide no assurances, however, that the total return to stockholders of 326% per share was not impacted by general market trends and other external factors unrelated to management’s performance. See “Our Management — Additional Background of Our Executive Officers — Arden Realty, Inc.” for additional information regarding Arden’s total return to stockholders and certain of its historical results. The information regarding total return to stockholders achieved by Arden is not a guarantee or prediction of the returns that we may achieve in the future, and we can offer no assurance that we will be able to replicate these returns.

In addition, in 1979, Mr. Ziman co-founded Pacific Financial Group, which acquired over four million square feet of underperforming office buildings in prime locations in Los Angeles County and Orange County and actively managed, leased and renovated the properties to increase cash flow and enhance their value. Under Mr. Ziman’s leadership, Pacific Financial Group sold substantially all of its office properties immediately prior to the general downturn in the real estate market in Southern California in the early 1990s.

Similarly, Mr. Albertson has over 31 years of real estate industry experience, which includes acquisition and asset management of office buildings in Southern California since 1985. Mr. Albertson previously was a Managing Director of Morgan Stanley & Co. Incorporated, and from 2006 through 2007, was President of Morgan Stanley’s $9.7 billion Prime Property Fund, an open-ended commingled core real estate fund structured as a private REIT that engaged in transactions valued at $9.6 billion during his tenure. In this role, Mr. Albertson helped lead the strategic direction for the REIT and, in his capacity as a member of its investment committee, helped oversee its acquisition, asset management, disposition, capital markets (including secured and unsecured leverage programs), investor relations and capital raising activities. During his tenure, Prime Property Fund owned a portfolio of institutional quality real estate assets covering all major property types and geographic regions, including office properties. Prior to Morgan Stanley, Mr. Albertson was responsible for formulating and implementing the non-core real estate program of the California Public Employees’ Retirement System, was a Managing Director of AEW Capital Management from 1994 to 1999 and was President of The Boston Company Real Estate Counsel, a 55-person institutional real estate investment company from 1991 to 1993.

In addition, members of our management team have worked and continue to work together as principals of AVP, a private real estate investment firm that serves as an advisory resource for institutional investors seeking access to entrepreneurial real estate operating companies. AVP manages AVP Fund I, a $400 million fund-of-funds formed in 2006 to make non-controlling minority investments in real estate funds managed by third parties. AVP Fund I has completed its investment phase and allocated all of its committed capital.

We believe that the members of our management team, who will be fully employed by and devote substantially all of their business time to us, are integral to the achievement of our objective to produce attractive risk-adjusted current and long-term returns for our investors, and that we will benefit from their proven leadership and experience in identifying and capitalizing on investment opportunities over multiple real estate cycles.

Extensive Knowledge of Southern California Market Dynamics and Market Presence.  Our management team, through its deep and active involvement in the Southern California real estate industry over many years, has developed long-standing relationships with key participants in the industry, including brokers, institutional investors, fund managers, property owners, developers, tenants, bankers and other real estate capital providers and local and regional governments. For several decades, Mr. Ziman has been a leader in the Southern California real estate industry, making significant contributions to the industry’s development, including establishing and endowing the Richard S. Ziman Center for Real Estate at the University of California, Los Angeles. Mr. Ziman,

having previously executed a similar strategy and operated a portfolio of over 220 office buildings, has analyzed, priced or owned many of the properties that will be the target of the Company’s acquisition program. We believe that our long-standing relationships and presence in Southern California, together with our in-depth market knowledge, provide an advantage to us by providing wide visibility in the real estate market, enabling us to source attractive marketed acquisition opportunities as well as potential acquisition opportunities that may not be known or available to our competitors because of their limited presence or networks in the Southern California real estate market. Further, by having our entire management team focus on a single regional market, we expect our relationships will provide broader and deeper insight into general market trends that will help us maximize the current and long-term value of our properties.

Strong Property-Level Underwriting Capabilities.  We will have an in-place underwriting platform with the capacity to underwrite, value and conduct due diligence on office properties. The foundation of this underwriting platform will be an in-depth, property-level evaluation of each investment opportunity using rigorous quantitative and qualitative analyses. This approach will include extensive data collection, physical inspections of the properties and analyses of the key drivers affecting value, such as competitive positioning, cash flow, capital structure and historic property operations. We believe that our underwriting capabilities will provide us with an advantage relative to our competitors who do not have the local market knowledge or depth of underwriting experience of our management team. First, because we have underwriting skills both internally and available to us through AVP, we believe we can quickly and thoroughly underwrite investment opportunities. Market conditions for acquisitions often are competitive and an ability to quickly underwrite potential investments is critical to succeeding in completing investment acquisitions. Second, we believe that, based on the prior experience of our management team, our underwriting processes and procedures are more extensive and better geared to assessing the impact of risk than the processes and procedures of other firms with which our management team is familiar. We believe that these capabilities, combined with our management team’s in-depth market knowledge and proven ability to acquire, manage, operate and dispose of a large portfolio of office properties, will enable us to successfully acquire properties and execute our business strategy.

Controllable Upfront Expenses and Scalable Operating Platform.  We will minimize our operating costs and overhead by initially operating with limited overhead and scaling the growth of our platform as our portfolio of assets grows and our property operating responsibilities dictate. Because AVP Fund I has completed its investment phase and allocated all of its committed capital, AVP has agreed to make available to us certain of its resources and personnel which will supplement our management team and provide us with the personnel necessary to effectuate our business. Upon consummation of this offering, we will enter into a services, cost-sharing and reimbursement agreement with AVP pursuant to which AVP will provide to us office space, information technology, telecommunications, office and similar equipment and supplies and the services of operating, financial, underwriting, asset management accounting and administrative personnel at a nominal cost to us until the later of one year following the closing of this offering or such time as 80% of the net proceeds of this offering have been utilized, allowing us to reduce our general and administrative expenses while we accumulate a portfolio of office properties that will support a larger operating platform. After such time, the agreement may be continued with respect to office space, information technology, telecommunications, office and similar equipment and supplies and accounting and administrative services for up to an additional one year at our option, with such services to be provided by AVP to us at cost, which will be allocated between AVP and us based on the actual number of hours spent or actual use, as applicable. No further extensions are provided for under the agreement. During the initial term of the agreement, certain AVP employees who will be made available to us have specific expertise in aspects of our expected operations, which, together with our management team and the other resources that we will have access to pursuant to the services, cost-sharing and reimbursement agreement, will provide us with an initial operating platform. One or more of these employees possess expertise in accounting, investor reporting, financial analysis and office services, which are relevant skills for our operations as a publicly traded real estate company. Because certain of AVP’s employees have prior backgrounds in real estate acquisitions and operations, we will also have access to employees with expertise in the analysis of real estate acquisitions and asset management who will support the investment and management activities of our management team.

In addition, we will mitigate our early stage operating costs by utilizing third-party property management and leasing services supervised and directed by our management. Although strategic, budgetary and analytical decisions and processes will at all times be conducted by our management team, we believe that certain routine functions, such as on-site management and leasing, may be more efficiently handled by third parties that can leverage their economies of scale, especially during the early stages of our operations while we are acquiring our portfolio of properties. We intend to continually monitor the costs and benefits of using third-parties for these services as our portfolio of properties grows, and will expand our in-house platform and phase-in such functions when we believe the economics warrant such action. Our management has considerable prior experience both in managing third-party management and leasing service providers and development and management of internal property management and leasing functions. We believe that our experienced management team, together with the support of the AVP platform, will enable us to be successful in deploying the proceeds of this offering while also reducing company operating expenses and overhead, resulting in reduced dilution to our stockholders.

No Legacy Issues.  We believe that many of our competitors with existing properties will be constrained in their ability to make acquisitions over the next several years as they address legacy issues resulting from the years prior to the current real estate downturn. These legacy issues are faced by owners with highly leveraged capital structures resulting from the undisciplined lending practices of prior years and owners who hold portfolios hampered by underperforming properties, either of which could limit access to new capital and debt financing for both existing properties and new acquisitions. In particular, publicly traded real estate companies that have experienced a significant reduction in the price of their traded shares may be limited in their ability to make acquisitions without further constraining their balance sheet. We believe that even companies with access to capital are likely to be required to utilize that capital to reduce debt to strengthen their balance sheets. Unlike many of these potential competitors, we will be well capitalized, with no debt maturities, liquidity constraints or legacy assets creating a drag on our growth and diverting our management’s time and attention.

Our Investment Strategy

Our objective is to generate attractive risk-adjusted current and long-term returns for our stockholders through dividends and capital appreciation. We intend to achieve this objective through the following strategy:

Southern California Focus.  The Southern California office submarkets in which we intend to invest have limited remaining development opportunities, which present high barriers to entry. Together with lengthy entitlement processes, restrictions on development and environmental considerations, these constraints limit competition and growth in supply. Although Southern California’s economy is experiencing severe distress, including in the real estate sector, it is a broad, diverse and dynamic economy and has a growing population that has historically produced significant demand for office space. Moreover, in the past, the Southern California office market has experienced a stronger than average recovery following an economic downturn. We will seek to benefit from this economic cycle and the fundamental strength of the Southern California economy by acquiring properties with strong fundamentals at a significant discount to replacement cost during the current downturn and seeking to take advantage of future recovery through aggressive leasing, asset management, strengthening the capital structure and repositioning our properties where appropriate.

Focus on Acquiring Properties at a Significant Discount to Replacement Cost.  We will seek to acquire office properties located in attractive submarkets in Los Angeles, Orange, San Diego, San Bernardino, Riverside and Ventura Counties at a significant discount to replacement cost that either have stable cash flow or are underperforming properties without stabilized in-place cash flow for which we can generate value by improving in-place cash flows through aggressive leasing, asset management and repositioning of the property. We believe that these investment criteria can be satisfied by focusing on acquiring properties with one or more of the following characteristics:

•	legacy assets — properties with distressed capital structures, including properties with stable cash flow and properties that do not generate enough cash flow to cover their current debt service or that have a loan-to-value ratio that does not support refinancing at maturity given current market conditions or to which the property owner is unwilling or unable to contribute additional equity capital, as well as properties owned by unintended owners, such as financial institutions, that have acquired properties upon default by the borrower;

•	properties of owners with legacy issues — properties with owners that have highly leveraged capital structures and portfolios hampered by underperforming properties and other issues that may be unrelated to the property we are seeking to acquire, such as lack of access to necessary capital or the need to generate a capital event; and

•	leasing opportunities — properties with significant vacancy. Because we are seeking to acquire properties at significant discounts to replacement cost, our low acquisition cost compared to the prior owner of the property, coupled with available capital, will provide us with opportunities to create cash flow and add significant value through aggressive leasing and attention to deferred maintenance and other capital improvements.

We believe that we will be particularly well-positioned to pursue aggressive asset management and leasing strategies to achieve these objectives because we do not own any legacy assets that constrain our liquidity and we plan to use leverage conservatively.

Focus on Strong Property and Submarket Fundamentals.  We will seek to acquire properties that present strong property and submarket characteristics, which we believe are essential for a successful real estate investment. These include:

•	an attractive location in established submarkets with limited development rights, creating barriers to the creation of new competitive space;

•	desirable physical attributes such as a contemporary design and function, adequate parking, a flexible and efficient floor plate and environmentally friendly design;

•	a strong multi-tenant base with limited exposure to significant tenant concentrations; and

•	close proximity to amenities, including regional transportation systems.

We currently do not intend to engage in development or redevelopment projects, as we believe the costs of development and redevelopment currently exceed the cost of properties that we expect to be available for acquisition for the foreseeable future.

Apply a Disciplined Underwriting Process.  We will apply a disciplined underwriting process in our evaluation of potential property acquisitions. In evaluating a property’s cash flow potential, we will use conservative assumptions regarding future cash flow, taking into account not only current rents but future rents that may be negotiated at a discount during the current market downturn, the credit worthiness of tenants and other factors that may affect cash flow, which we believe our management team is better positioned to understand given their experience through multiple market cycles. We will also use conservative assumptions regarding the timing and level of a market recovery in Southern California and its effects on the office property market. We will perform sensitivity analyses to test the potential performance under less favorable property and capital market conditions. We will endeavor to acquire properties that are able to provide returns, regardless of when a market recovery occurs, with potential for cash flow improvement and capital appreciation.

Exercise Aggressive Asset Management to Create Value.  Our management team will use disciplined asset management and leasing strategies designed to maximize each property’s performance and value. We expect that these active strategies will enhance property operating income and valuations without merely relying on recovering real estate and general economic market fundamentals. We believe that we will be particularly well-positioned to pursue aggressive asset management and leasing strategies to achieve these objectives because we do not own or manage any legacy assets that constrain our liquidity and divert the time and attention of our management. We intend to apply aggressive asset management and leasing strategies through the following and other actions:

•	identifying embedded growth opportunities and ways to add value, including through lease covenant enforcement and increasing revenues generated from parking facilities, signage and other ancillary sources;

•	rebuilding and strengthening income streams through active and aggressive leasing and tenant retention programs and the addition of tenant services that have the potential of increasing revenues;

•	investing in properties through improvements to modernize a property and attention to deferred maintenance to enhance tenant retention and attract new tenants; and

•	reducing operating expenses through renegotiation of service contracts, improvement of energy and system efficiencies and bulk purchasing.

We expect to utilize third-party property management and leasing services while we are acquiring our initial portfolio. We believe that it will be more cost effective for us, during our initial operational stage, to obtain routine services from third parties that can leverage economies of scale, rather than prematurely building such capabilities in-house before acquiring the portfolio to necessitate or justify their expense. Our management will maintain control over strategic, budgetary and analytical decisions and processes during all stages of our operations, and we will monitor the costs and benefits of using third-parties as our portfolio grows. Our management has considerable prior experience both in managing third-party management and leasing service providers and developing internal property management and leasing functions. We believe that this phase-in approach should enable us to better manage company operating expenses and overhead as we grow our portfolio without sacrificing strategic, budgetary and analytical control.

The asset management team will perform leasing, market and operating reviews to ensure that our standards in leasing, operations and customer service are delivered in a consistent manner and that our asset strategy is being executed and evaluated on a regular basis. In addition, we will conduct ongoing portfolio analysis and develop annual business plans to monitor a property’s performance against expected performance and market benchmarks in order to evaluate performance outlook, risk and potential asset dispositions. We expect our expertise in asset management to contribute to the generation of attractive risk-adjusted returns by efficiently evaluating acquisition opportunities and strengthening and increasing our property’s net operating incomes to maximize asset value.

Utilize a Conservative Finance Strategy.  We intend to use leverage conservatively, primarily using our equity capital for our initial acquisitions of properties. We expect to focus on corporate-level unsecured or assumed secured debt if available on favorable terms and intend to maintain a conservative ratio of debt to cost basis of total assets, excluding intangibles and account receivables, of no more than 40%.

We believe there are currently existing and future opportunities to acquire desirable office properties in Southern California that meet our criteria and objectives. However, our investment strategy is dynamic and flexible, which enables us to adapt to shifts in economic, real estate and capital and debt market conditions and to exploit inefficiencies in such markets. Consistent with this strategy, and in order to capitalize on the investment opportunities that may be present in various other points of an economic cycle, we may expand or change our investment strategy over time in response to opportunities available in different economic and capital market conditions.

Investment and Asset Management Process

Sourcing and Initial Underwriting

Our management team has an average of over 35 years of industry relationships with institutional and local owners, brokers, lenders, attorneys and other professionals which we expect will provide a steady flow of potential investment opportunities. We believe that these relationships will allow us to:

•	review marketed transactions as well as transactions that are not being widely marketed;

•	initiate transactions with property owners or lenders who may not be currently seeking to sell; and

•	gain a competitive edge in marketed transactions due to Mr. Ziman’s reputation as a credible and disciplined buyer and seller of office buildings in Southern California.

Once a qualified investment opportunity is identified, the appropriate members of our investment team will begin an initial review process, focusing on potential investment returns, competitive positioning and property fundamentals. Key criteria in this initial review will be our assessment of the property’s location, amenities, quality of construction and design, preliminary assessment of the property’s physical condition, initial capitalization rate, price per square foot versus replacement cost and vacancy, including tenant rollover exposure, together with our assessment of the property’s functionality and competitive position in the submarket in which it is located. If an asset passes this initial screening and meets our risk-adjusted return targets, we will proceed with more detailed underwriting and due diligence.

Investment Evaluation and Approval Process

If the findings during the initial analysis and internal review of an opportunity are positive, we will devote additional internal resources from our asset management and underwriting teams to more fully analyze the acquisition and perform additional due diligence and risk assessment. This process will include more in-depth market research and the development of a more comprehensive investment analysis and financial model. Careful attention will be paid to the property’s relative location in the submarket and its competitive advantages or disadvantages, including the cost basis of competitive properties, tenant credit risks, potential for generating incremental returns, ability to lease vacant space or renew existing leases in light of the overall submarket vacancy, current and projected market rents, projected capital expenditures, tenant improvement costs and historical operating expenses. This information will form the basis of sensitivity analyses stressing the impact on the projected returns if leasing downtime, rental rates, occupancy, tenant improvement costs or other variables are less favorable than anticipated.

Key components of our underwriting process and procedures will include the following:

•	Material assumptions will be formulated by our underwriters based on supportable market practices.

•	Assumptions regarding rental levels and growth rates, market occupancy and property vacancy are not subjective but rather are tied to projections provided by third-party real estate researchers — any material modification to such projections will be highlighted to our Investment Committee and will become a part of the investment approval process.

•	Assumed sale prices will not be based on subjective projections of future capitalization rates but rather on a price that we believe provides a long-term conservative return to an assumed buyer.

•	To assess potential risk impact, sensitivity analyses will be performed to assess the impact and symmetry on various targeted returns when rent growth, vacancy absorption, lease renewal probability and lease term are varied.

Detailed templates will be used to summarize our underwriting and all sensitivity analyses. Total potential return is provided for each sensitivity analysis performed and returns are examined by component — income and source of income versus appreciation — as well as timing of potential realization. We believe that our templates are flexible and allow underwriting of any investment structure (fee acquisition, joint venture partnership) and leveraged or unleveraged properties.

These valuation models will project the leveraged and unleveraged internal rates of return and annual yields, the return distribution between current income and appreciation, the impact of anticipated capital expenditures on projected cash flow, potential exit pricing and projected returns for a subsequent buyer. If the investment passes this next level of review, the potential acquisition will then be reviewed by our investment committee before significant third-party expenditures are incurred and before a deposit becomes “non-refundable”. The investment committee will be chaired by Mr. Ziman and will also include Mr. Albertson, as well as two of our independent directors.

If the potential acquisition is given preliminary approval by the investment committee, additional resources will be dedicated to complete the underwriting and due diligence process, including, as needed, the formation of a team of third-party experts such as architects, engineers, construction managers, environmental consultants, attorneys, marketing experts and others that have the specialized knowledge and experience necessary to assist our investment team in fully evaluating and quantifying any potential issues. In addition, we will continue our forensic due diligence, including the preparation of additional financial models that will incorporate the information provided by the third-party consultants, as well as additional information gathered by the investment team. Although we will rely on these third-party consultants for certain components of the due diligence process, it is ultimately the experience and judgment of management and our investment committee on which we will rely in evaluating the results and making the ultimate investment determination.

Throughout the due diligence process the investment and underwriting team will continually monitor market conditions, including vacancy rates, net absorption, rental rates, recent leases, building comparable sales and expectations regarding new office supply, if any, in addition to economic, employment and demographic trends impacting office space demand. Any unanticipated changes that could impact our underwriting will be incorporated into our analysis and investment decision-making process.

Upon the completion of the underwriting and due diligence process, the unanimous approval of our investment committee will be required to complete acquisitions of up to $75 million in total purchase price and the approval of a majority of our board of directors will be required to complete acquisitions in excess of that amount.

Asset Management

During the acquisition process we will formulate a strategic plan for each property focused on maximizing the investment’s return to the Company. Following an acquisition, we will take each asset through the following process:

•	Asset Oversight: We will oversee the business implementation for each acquired property, including any construction activities if the property business plan includes significant physical repositioning.

•	Team Evaluation and Selection: Until such time as we have acquired a portfolio large enough to support an in-house property management and leasing team, we will select qualified third-party leasing and property management service providers. On a case-by-case basis, we will select those companies and professionals who we believe are the most qualified to provide the required services for a particular property in a particular submarket. These professionals will report to our management, which is responsible for making all operating, leasing and capital investment decisions for the property. We expect to structure these property management and leasing agreements to tie fees to property operating performance and to be cancellable on short notice to better incentivize performance.

•	Hands-On Asset Management: We will take a hands-on approach to the asset management of each of our properties. We will be involved with:

•	leasing and marketing efforts, including the development of marketing strategies and materials, the evaluation of prospective tenants and buyers, pricing the potential cost of base building or tenant improvements, and negotiating lease terms;

•	supervision of property management, including the ongoing analysis of property operations and expenses to identify areas for both potential cost savings and ways in which cost-effective capital improvements could help generate increased occupancy, rental rates or sales proceeds; and

•	construction oversight, including the evaluation of vendors and work proposals, as well as monitoring work progress and completion schedules. We will monitor the operations of each property and, on a quarterly basis, formally review the operations of each property to assess the property’s performance against the annual asset management plan, operating budget, prior performance and original underwriting.

•	Disposition Strategy: After successful implementation of the business plan, we will maintain an on-going focus on our disposition strategy, a key element to maximizing investment returns. We believe that our management’s proven track record of timely selling Southern California office assets near cyclical peak pricing demonstrates our ability to monitor both asset value and capital market trends and determine a favorable disposition strategy for either individual or portfolio asset sales.

We can provide no assurances, however, that we will be successful in identifying or managing all of the risks associated with acquiring, holding or disposing of a particular asset or that we will not realize losses on certain assets.

Until appropriate investments in desirable office properties are identified, we may invest the proceeds from this offering and the concurrent private placement, and any future offerings of our equity or debt securities, in interest-bearing, short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT.

Our Financing Sources

Our financing sources will initially include the net proceeds of this offering and the concurrent private placement and potentially include secured financing associated with acquired assets. We are in discussions to obtain commitments from a lending syndicate consisting of affiliates of the underwriters of this offering for a revolving credit facility that we anticipate will be available at or following the completion of this offering. The proposed credit facility will be used to fund acquisitions and capital expenditures and for general corporate purposes. We cannot provide any assurance that we will be able to enter into a definitive agreement relating to this credit facility on terms we find acceptable. Over time, subject to maintaining our qualification as a REIT,we intend to finance our growth with issuances of common equity, preferred securities and secured and unsecured debt.

Leverage Policies

We intend to use leverage conservatively. We initially expect to use primarily our equity capital for our initial acquisitions of properties, together with company-level debt and secured property-level debt to the extent that it is available on favorable terms. To the extent that we do incur debt, we intend to do so in accordance with the following guidelines:

•	we intend to maintain a conservative ratio of debt to cost basis of total assets, excluding intangibles and account receivables, of no more than 40%, and the Company must to seek board approval to increase such ratio;

•	we intend to limit our floating rate debt to no more than 20% of outstanding debt through interest rate hedges and match our floating rate debt exposure to our projected annual lease rollover; and

•	we intend to work toward a long-term goal of obtaining an investment grade rating to position the Company to issue corporate unsecured debt in the future by, among other things, closely monitoring our percentage of unencumbered assets and net operating income, limiting our use of secured debt and using non-recourse financing.

Our charter and bylaws do not limit the amount or type of debt that we may incur, and our board of directors, in the future, may have a different approach to the incurrence of debt. Our board will, from time to time, reevaluate our leverage policies and the total amount of debt that we may incur, as well as the amount of such debt and whether such debt will be fixed or variable rate, in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, leverage practices of peer group companies, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt to cost basis of total assets, excluding intangibles and account receivables, beyond the limits described above. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders.

Conflicts of Interest and Related Policies

Conflicts of interest exist or could arise in the future as a result of our relationships with our operating partnership or any partner of our operating partnership. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. If there is a conflict between the interests of our stockholders on one hand and the limited partners of our operating partnership on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the partnership agreement to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

Additionally, some of our directors and officers hold ownership interests in AVP and provide AVP and its clients with investment consulting and other services. Upon completion of this offering, we will enter into a non-competition and consulting agreement with AVP pursuant to which AVP will agree not to acquire, operate, develop or make any equity investments, directly or indirectly, including through third-party or self-managed funds, in, or in businesses involved in the acquisition, ownership, operation, development or construction of, office property real estate in Southern California or the area within a five-mile radius of any property owned or operated by us in Southern California as long as either Messrs. Ziman or Albertson are both an officer or member of AVP and an officer or director of the Company. Under the non-competition and consulting agreement, we will permit each of Messrs. Ziman and Albertson to fulfill certain existing obligations to AVP and its affiliates. Pursuant to AVP Fund I’s partnership and related agreements, Mr. Ziman is required to devote such time and attention to AVP and its affiliates as is reasonably necessary to perform his duties as chairman of AVP’s operating committee and its affiliate’s investment committee. Mr. Albertson is required to devote such time and attention toAVP as is necessary for AVP and its affiliates to fulfill their obligations to AVP Fund I. Because AVP Fund I has already fully committed its funds, such responsibilities of Messrs. Ziman and Albertson will not materially affect the commitments of Messrs. Ziman and Albertson to devote substantially all of their business time and attention to us. For further information, please see “Certain Relationships and Related Transactions.”

Our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, the audit committee of our board of directors or another committee of our board of directors comprised solely of independent directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest.

Policies With Respect to Certain Other Activities

Equity Capital Policies

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

In addition, we may finance the acquisition of investments using the various sources of financing discussed above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Our investment guidelines, the assets in our portfolio and the decision to utilize, and the appropriate levels of, leverage are periodically reviewed by our board of directors as part of their oversight of our management.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

We do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may offer equity or debt securities in exchange for property or to repurchase or otherwise reacquire shares of our common stock. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may in the future invest in preferred equity, mezzanine and other structured debt investments, debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend for our investments in securities to require us to register as an investment company under the Investment Company Act of 1940, as amended, and we intend to divest such securities before any such registration would be required.

Investments in Mortgages, Structured Financings and Other Lending Policies

We do not currently intend to invest in loans secured by properties or make loans to other persons other than any properties that we may acquire through “loan to own” activities (acquiring distressed commercial mortgages with the expectation of owning, in the near term, the property through foreclosure). However, we do not have a policy limiting our ability to invest in loans secured by other properties or to make loans to other persons. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Operating and Regulatory Structure

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our short taxable year ending on December 31, 2010. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income we distribute currently to our stockholders. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Internal Revenue Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income, property or net worth. In addition, in order to maintain our qualification as a REIT, we may acquire or hold certain assets and conduct some activities through a TRS, which will be subject to corporate-level income tax at regular rates.

We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act of 1940.

Competition

Our profitability depends, in large part, on our ability to acquire our target assets at attractive prices. We expect to be subject to significant competition in acquiring our target assets. In particular, we will compete with a variety of institutional investors, including other public and private REITs, public and private funds, commercial and investment banks, hedge funds, governmental bodies and certain financial institutions. Some of our anticipated competitors have greater financial resources, access to lower costs of capital and access to funding sources that may not be available to us. In addition, some of our anticipated competitors are not subject to the operating constraints associated with REIT tax compliance. Furthermore, some of our anticipated competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, or pay higher prices, than we can.

Several highly competitive investors in prior real estate cycles have been acquired or merged into other entities or have withdrawn from operations in the Southern California market. However, although competition for real estate acquisitions has diminished starting in 2008 as many prospective buyers have exited the market due to capital constraints caused by economic recession and the related downturn in the housing and real estate markets, current market conditions may attract more competitors, which may increase the competition for our target assets. An increase in the competition for such assets may increase the price of such assets, which may limit our ability to generate attractive risk-adjusted returns for our stockholders. Further, our properties may be concentrated in certain submarkets, exposing us to severe competition in those specific areas, causing us to pay higher prices to acquire properties that meet our investment criteria.

We will also face competition in obtaining and retaining tenants for our properties. On this front, we will compete with developers, owners and operators of office and commercial real estate in Southern California. If our anticipated competitors offer office space at rental rates below current market rates, or below the rental rates we intend to charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below what we anticipate charging or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to secure and retain tenants. In that case, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to pay dividends to you may be adversely affected.

In the face of this competition, we expect to utilize our management’s industry expertise, which we believe will provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for potential investments. We expect that this will enable us to compete more efficiently and effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain of our anticipated competitors. Thus, not having any legacy assets may also enable us to compete more effectively for attractive investment opportunities. Although we believe we are well-positioned to compete effectively in each facet of our business, there can be no assurance that we will be able to achieve our business goals or expectations due to the extensive competition in our market sector. For additional information concerning these competitive risks, see “Risk Factors — Risks Related to Our Properties and the Real Estate Industry — We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire attractive office properties on favorable terms or at all, which could have a material adverse effect on our business, financial condition and results of operations.”

Employees

Upon completion of this offering, we will have two employees — Mr. Ziman, our Chief Executive Officer, and Mr. Albertson, our President, Chief Operating Officer and Chief Financial Officer. We expect to hire additional employees, as needed.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

Properties

Pursuant to our services, cost-sharing and reimbursement agreement with AVP, we will have access to AVP’s approximately 5,914 square feet of office space for our corporate headquarters.

Other Information

Our principal executive office is located at 10940 Wilshire Boulevard, Suite 1950, Los Angeles, CA 90024. Our telephone number is (310) 689-7710. Our web address is           . The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

OUR MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Currently, we have two directors. Upon completion of this offering, our board of directors will consist of seven members. Pursuant to our organizational documents, each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Each of the five director nominees listed in the table below will be independent within the meaning of the corporate governance listing standards of the NYSE. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our charter and bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15.

The following table sets forth certain information concerning the individuals who will be our executive officers and directors upon completion of this offering:

Name	Age	Position

Richard S. Ziman	67	Chairman of the Board of Directors and Chief Executive Officer
Mark A. Albertson	56	President, Chief Operating Officer and Chief Financial Officer and Director
		Director Nominee*
		Director Nominee*
		Director Nominee*
		Director Nominee*
		Director Nominee*

*	Independent within the meaning of the NYSE listing standards. It is expected that this individual will become a director immediately after completion of this offering.

Set forth below is biographical information for our directors, director nominees and executive officers.

Richard S. Ziman will serve as the Chairman of our board of directors and as our Chief Executive Officer. Mr. Ziman has been a leader in the Southern California real estate industry since the early 1970s. Since June 2006, Mr. Ziman has served as the Chairman of AVP. In 1990, Mr. Ziman led the formation of Arden, a publicly-traded real estate investment trust focused on the Southern California real estate market, and served as its chairman of the board and chief executive officer until it was sold in May 2006 to GE Real Estate for approximately $4.8 billion in total enterprise value. Since 2001, Mr. Ziman has served as the non-executive chairman of Rexford Industrial, LLC, an industrial real estate investment firm headquartered in Los Angeles. In 1979, Mr. Ziman co-founded Pacific Financial Group, a diversified real estate investment and development firm headquartered in Beverly Hills, of which he was the Managing General Partner until all of its assets were sold by the early 1990s. Mr. Ziman was a member of the board of governors and the executive committee of the National Association of Real Estate Investment Trusts and a member of the board of directors and the executive committee of the Real Estate Roundtable. In addition, Mr. Ziman has established and endowed the Richard S. Ziman Center for Real Estate at the University of California, Los Angeles and is a member of the advisory boards of the Zell/Lurie Real Estate Center at the Wharton School of Business at the University of Pennsylvania and the Fisher Center for Real Estate at the University of California, Berkeley. Mr. Ziman received his Bachelor’s Degree and his Juris Doctor Degree from the University of Southern California and practiced law as a partner of the law firm Loeb & Loeb from 1971 to 1980, specializing in all transactional and financial aspects of real estate.

Mark A. Albertson will serve as our President, Chief Operating Officer and Chief Financial Officer. Mr. Albertson has been involved in the acquisition and asset management of office properties in Southern California since 1985. Mr. Albertson has served as a Managing Principal of AVP since September 2008. From 2000 to 2007, Mr. Albertson served in various roles at Morgan Stanley and a predecessor company, including as a Managing Director with responsibility as President from January 2006 through August 2007 of its $9.7 billion Prime Property Fund, an open-end commingled core real estate fund. During his tenure, the fund engaged in transactions valued at $9.6 billion. Prior to joining AVP, Mr. Albertson was a private investor inactive in the industry after retiring from Morgan Stanley & Co. Incorporated in August 2007. Prior to Morgan Stanley, Mr. Albertson served with the California Public Employees’ Retirement System, or CalPERS, from 1999 to 2000, where he formulated and implemented the non-core real estate program, which was designed to enhance overall real estate portfolio yield and diversify risk. Mr. Albertson was a Managing Director of AEW Capital Management from 1994 to 1999 and was President of The Boston Company Real Estate Counsel from 1991 to 1993 after joining the company in 1984. Mr. Albertson holds a Bachelor of Science and Masters of Business Administration from Indiana University and holds memberships in the Pension Real Estate Association and Urban Land Institute.

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Additional Background of Our Executive Officers

Mr. Ziman has more than 39 years of real estate industry experience, including at Arden and Pacific Financial Group, and Mr. Albertson has more than 31 years of real estate industry experience, including at Prime Property Fund. In addition, Messrs. Ziman and Albertson have worked together as principals of AVP, a private real estate investment firm that serves as an advisory resource for institutional investors seeking access to entrepreneurial real estate operating companies.

Arden Realty, Inc.

Arden Realty, Inc. (NYSE: ARI) was a publicly traded real estate investment trust that operated just under 20 million square feet of office space in more than 220 office buildings in Southern California. Mr. Ziman was the founding chairman and chief executive officer when Arden was established in 1990 as a private company. As chairman and chief executive officer of Arden, Mr. Ziman was a leader of its board of directors and senior management team, but was subject to the oversight of the full board of directors and was not solely responsible for the investment decisions of Arden. Arden completed its initial public offering in October 1996 with an initial equity market capitalization of approximately $435 million. In May 2006, Arden was acquired by GE Real Estate, a division of General Electric Capital Corporation, for $4.8 billion in total enterprise value, or $45.25 per share in cash. Over the ten year period that Arden was a publicly traded company, the portfolio grew from 4.0 million square feet of properties with a carrying value of $427.5 million to 18.5 million square feet with a carrying value of $3.3 billion at the time of the sale.

Market capitalization of $435 million is calculated by multiplying Arden’s IPO price of $20.00 per share by the 21,533,000 shares sold in the offering. Total enterprise value of $4.8 billion represents market capitalization plus total debt and preferred equity, minus cash and cash equivalents at the company’s sale. Carrying value represents the undepreciated cost of assets. Over the ten-year period that Arden was a public company, market capitalization increased each year from $435 million in 1996 to $1.7 billion in 2001, decreased to $1.4 billion in 2002, and thereafter increased steadily to $3.1 billion by the time of sale. Total enterprise value increased each year from $427.5 million at the IPO to $3.0 billion in 2001, decreased to $2.9 billion in 2002 and thereafter increased steadily each year to $4.8 billion by the time of sale.

Through the announcement of the acquisition by GE Real Estate, Arden generated a total return to stockholders of 326% per share for each share purchased at the IPO price of $20 per share (assuming reinvestment of all cash dividends since the initial public offering in October 1996), significantly outperforming the 237% returned by the benchmark MSCI US REIT Index and the 112% returned by the S&P 500 over the same period. The total return calculation represents the total return performance derived from publicly available information, and demonstrates the stock price performance as well as dividends paid. We can provide no assurances, however, that Arden’s stock performance was not impacted by general market trends and other external factors unrelated to management’s performance.

The MSCI US REIT Index represents approximately 85% of the publicly-traded U.S. REIT market with each REIT in the index having a market capitalization of at least $100 million. It is comprised of equity REIT securities that belong to the MSCI US Investable Market 2500 Index. The MSCI US REIT Index includes only REIT securities that are of reasonable size in terms of full and free float-adjusted market capitalization to ensure that the performance of the equity REIT universe can be captured and replicated in actual institutional and retail portfolios of different sizes. The REITs that are included in the MSCI US REIT Index reflect a board spectrum of real estate sectors, including REITs that operate in the office, retail, hotel, multifamily, industrial, healthcare and storage sectors in one or more regions of the United States or across the entire United States. We believe that the MSCI US REIT Index is an industry benchmark used by investors for purposes of comparing stock performance and stockholder returns. However, comparison of Arden’s stock performance to the performance of the MSCI US REIT Index may be limited due to the differences between Arden and the other companies represented in the MSCI US REIT Index, including with respect to size, asset type, geographic concentration and investment strategy. The information regarding total return to stockholders achieved by Arden is not a guarantee or prediction of the returns that we may achieve in the future, and we can offer no assurance that we will be able to replicate these returns.

The table below provides a comparison of Arden’s stock performance against the MSCI US REIT Index and the S&P 500, together with Arden’s net income during the same period.

Arden Total Return & Net Income Trend

										10/9/96
	Year-End	Year-End	Year-End	Year-End	Year-End	Year-End	Year-End	Year-End	Year-End	(Inception)
	12/31/2005(1)	12/31/2004	12/31/2003	12/31/2002	12/31/2001	12/31/2000	12/31/1999	12/31/1998	12/31/1997(2)	to 12/31/1996
Total Return:
Arden Realty Inc.	25.3%	32.3%	47.8%	(9.5)%	12.8%	35.1%	(6.1)%	(19.3)%	18.0%	40.0%
RMS	12.1%	31.5%	36.7%	3.6%	13.1%	26.8%	(4.6)%	(16.9)%	18.6%	19.0%
S&P 500	4.9%	10.9%	28.7%	(22.1)%	(10.9)%	(9.1)%	21.0%	28.6%	33.4%	7.5%
Arden Net Income ($000)	$65,499	$73,775	$58,509	$70,175	$97,759	$96,710	$96,626	$90,675	$39,630	$(5,672	)(3)

(1)	Last full calendar year of operation; Arden announced sale to GE Real Estate in December 2005 and closed the sale in May 2006.

(2)	First full calendar year of operation following the initial public offering.

(3)	Includes $13 million in extraordinary loss on early exitinguishment of debt.

Similar to other REITs, Arden faced various adverse business developments. For example, from late 1997 to late 1999 Arden experienced a general downturn in its stock price and limited access to the capital markets, as did other REITs, reflecting general global economic and market conditions and the weak demand for real estate investments as investors focused more heavily on the technology sector. From 2001 through 2005, Arden experienced a decline in its net income. Net income decreased from $97.8 million for year ended December 31, 2001 to $65.5 million for the year ended December 31, 2005. This decrease was primarily the result of higher depreciation, which increased from $89.5 million for year ended December 31, 2001 to $137.4 million for the year ended December 31, 2005 and lower occupancy levels, which began declining as of the end of 2000 from 94.4% to a low of 90.1% as of the end of 2002. These declines in occupancy levels and net income were due to reduced demand for office space, resulting primarily from adverse developments in the technology and telecommunications sectors and the resulting economic downturn. In addition, from time to time, in the ordinary course of business, Arden had properties that underperformed or failed to meet operational or financial expectations.

Pacific Financial Group

In 1979, Mr. Ziman co-founded Pacific Financial Group, which acquired over four million square feet of underperforming office buildings in prime locations in Los Angeles County and Orange County and actively managed, leased and renovated the properties to increase cash flow and enhance their value. Under Mr. Ziman’s leadership, Pacific Financial Group sold substantially all of its office properties at a substantial gain immediately prior to the general downturn in the real estate market in Southern California in the early 1990s. During the course of Mr. Ziman’s tenure with Pacific Financial Group, it did not experience any adverse business developments other than in the ordinary course of business, which were not material to the overall business and results of Pacific Financial Group.

Prime Property Fund

Prime Property Fund is an open ended, co-mingled core real estate fund structured as a private REIT and managed by Morgan Stanley. Morgan Stanley provides a wide range of real estate investing products that encompass core and enhanced investment objectives in all regions of the world. Mr. Albertson, who was appointed a Managing Director of Morgan Stanley in 2006, served in a number of roles while employed by Morgan Stanley, including as President of Prime Property Fund from 2006 through 2007. At all times that he was President of Prime Property Fund, Mr. Albertson was subject to oversight by the senior management of Morgan Stanley and was one of 16 members of Prime Property Fund’s investment committee, which had sole decision making authority over all acquisitions and dispositions of Prime Property Fund.

Prime Property Fund was originally formed by a third-party in 1973 and later acquired and managed by another third-party in 1997. This most recent third-party was subsequently acquired by Morgan Stanley in 2003. Prime Property Fund already owned a large portfolio of real estate assets when the management advisor of the fund was acquired by Morgan Stanley.

During the course of Mr. Albertson’s tenure with Prime Property Fund, it did not experience any adverse business developments other than in the ordinary course of business, which were not material to the overall business and results of the fund.

American Value Partners Fund I, L.P.

Both Messrs. Ziman and Albertson hold ownership interests in AVP, a private real estate investment firm that serves as an advisory resource for institutional investors seeking access to entrepreneurial real estate operating companies. AVP manages AVP Fund I, a $400 million fund-of-funds formed in 2006 to make non-controlling minority investments in real estate funds managed by third parties. AVP and its affiliates do not primarily invest in real estate, but rather primarily invest in non-controlling minority investments in real estate funds managed by third-parties. AVP Fund I has completed its investment phase, and in excess of 90% of the capital committed by AVP Fund I has been committed as non-controlling minority investments in real estate funds managed by third parties.

Similar to other funds that were formed during the same timeframe, the recent economic downturn has adversely impacted the performance of the underlying funds in which AVP Fund I has invested, which in turn has resulted in AVP Fund I experiencing material write-downs of the value of its investments through September 30, 2009. The valuation adjustment was mainly driven by changes in property and capital market conditions which resulted in a decline in the value of the underlying funds’ investments.

AVP and its affiliates do not compete with us. AVP Fund I’s investment strategy as a fund-of-funds is to invest in independent real estate related funds, rather than directly in real estate properties, and none of the funds in which AVP Fund I has invested includes investments in office properties in Southern California. Upon the closing of this offering, we will enter into a non-competition and consulting agreement with AVP pursuant to which AVP will agree not to acquire, operate, develop or make any equity investments, directly or indirectly, including through third-party or self-managed funds, in, or in businesses involved in the acquisition, ownership, operation, development or construction of, office property real estate in Southern California or the area within a five-mile radius of any property owned or operated by us in Southern California as long as either Messrs. Ziman or Albertson are both an officer or member of AVP and an officer or director of the Company. Under the non-competition and consulting agreement, we will permit each of Messrs. Ziman and Albertson to fulfill certain existing obligations to AVP and its affiliates. Pursuant to AVP Fund I’s partnership and related agreements, Mr. Ziman is required to devote such time and attention to AVP and its affiliates as is reasonably necessary to perform his duties as chairman of AVP’s operating committee and its affiliate’s investment committee. Mr. Albertson is required to devote such time and attention to AVP as is necessary for AVP and its affiliates to fulfill their obligations to AVP Fund I. Because AVP Fund I has already fully committed its funds, such responsibilities of Messrs. Ziman and Albertson will not materially affect the commitments of Messrs. Ziman and Albertson to devote substantially all of their business time and attention to us.

Historical Performance of AVP Fund I

The information presented in this section should not be considered as indicative of our possible operations and you should not rely on this information as an indication of our future performance. Investors who purchase shares of our common stock will not thereby acquire an ownership interest in any of the entities to which the following information relates.

Since its inception in 2006, AVP has sponsored and managed AVP Fund I, a closed-end private equity real estate fund-of-funds that acquires non-controlling minority investments in real estate funds managed by third parties. AVP Fund I is comprised of eight institutional investors that have committed $400 million of capital to the fund. AVP Fund I has completed its investment phase and has committed capital to the following real estate funds:

•	Committed $50 million to a fund that solely acquires equity interests in apartment complexes. The fund is a national platform that currently holds investments in New York, Pennsylvania, North Carolina, Kansas, Arizona, California and Texas. As of September 30, 2009, AVP Fund I has funded an aggregate of $44 million to the fund.

•	Committed $70 million to two funds that acquire equity and debt interests in office and mixed use projects located within the Washington, DC, Northern Virginia, Georgia and Florida markets. As of September 30, 2009, AVP Fund I has funded an aggregate of $35.4 million to the funds.

•	Committed $70 million to two funds that acquire equity interests in hotels. Both funds are a national platform, but have yet to make an investment. As of September 30, 2009, AVP Fund I has funded an aggregate of $1.7 million to the funds.

•	Committed $40 million to a fund that acquires equity and debt interests in industrial properties located within the Eastern United States with a primary focus on Maryland, Florida, Kentucky, Pennsylvania and New Jersey. As of September 30, 2009, AVP Fund I has funded an aggregate of $20 million to the fund.

•	Committed $90 million to two funds that acquire equity and debt interests in all real estate asset types. Both funds are national platforms and primarily hold investments in the Northeast, Southwest, and Pacific regions of the United States. As of the date of this prospectus, neither fund owns an equity interest in an office property located in California. As of September 30, 2009, AVP Fund I has funded an aggregate of $59 million to the funds.

•	AVP Fund I retained $80 million in capital reserves.

Prior Performance of Certain Real Estate Programs Sponsored by AVP Advisors, LLC

The following prior performance tables include AVP Fund I, which represents the only real estate equity investment program sponsored by AVP.

The prior performance tables should be read together with the historical performance summary presented above. As noted above, AVP does not primarily invest in real estate and does not operate as a REIT, whereas we intend to invest primarily in real estate and to qualify as a REIT. The inclusion of the tables does not imply that we will make investments comparable to those reflected in the tables or that investors in our common stock will experience returns comparable to the returns experienced in the programs referred to in the tables.

Table I set forth below presents a real estate equity fund offering that has closed in the most recent three years, certain information regarding the amount of capital raised and invested, as well as certain other information for the period August 10, 2006 (inception) through September 30, 2009.

Table I
AVP Fund I, LP
Experience in Raising and Investing Funds

AVP Fund I, LP
($ in thousands)

Dollar amount offered	$400,000
Dollar amount raised	$400,000
Dollar amount raised as a % of amount offered	100.0%
Less offering expenses:
Selling commissions and discounts retained by affiliates(1)	$—
Organizational and offering expenses(2)	$750
Reserves(3)	$80,000
Percent available for investment(3)	80.0%
Acquisition costs:
Prepaid items and fees related to the execution of the capital commitment(4)	$785
Cash down payment	—
Acquisition fees(5)	$320,000
Total Acquisition costs	$320,785
Percent leverage(6)	37.8%
Date offering began	October-04
Length of offering (in months)	39
Months to invest 90% of amount available for investment (measured from beginning of offering)	52

(1)	AVP and its affiliates do not receive any commissions with respect to amounts raised.

(2)	Aggregate fees and expenses paid to third parties in connection with the offerings such as legal, accounting, and travel expenses.

(3)	AVP Fund I has committed $320 million to eight unaffiliated real estate funds and has reserved the remaining $80 million for contingencies and fund level fees and expenses. AVP Fund I is fully committed and will not make additional new investments.

(4)	Represents costs that were incurred in connection with execution of the capital commitments, which primarly consists of legal and travel expenses.

(5)	Acquisition fees represent AVP Fund I’s capital commitments to the underlying real estate funds. As of September 30, 2009, $160.1 million has been funded.

(6)	AVP Fund I’s percentage leverage is as of September 30, 2009. The debt balance is solely comprised of a subscription line that is collateralized by certain of the limited partners’ capital commitment divided by the fair market value of AVP Fund I’s investment in the real estate funds.

Table II set forth below presents certain information regarding the compensation paid by AVP Fund I to AVP for the period August 10, 2006 (inception) through September 30, 2009.

Table II
AVP Fund I, LP
Compensation to Sponsor

AVP Fund I, LP
($ in thousands)

Date offering commenced	October-04
Dollar amount raised	$400,000
Amounts paid to sponsor from proceeds of offerings(1)	$—
Dollar amount of cash provided by (used in) operations before deducting payments to sponsor(2)(3)	$(180,773)
Amount paid to sponsor from operations(2)
Investment management fees	$12,315
Reimbursements(4)	$1,667

(1)	AVP and its affiliates do not receive any commissions with respect to amounts raised.

(2)	Aggregate amounts for period August 10, 2006 (inception) through September 30, 2009.

(3)	Under GAAP for investment companies, cash used in investments and cash generated from sales of investments are included in cash from operations.

(4)	Reimbursement of transaction and other costs; substantially all non-fee payments to sponsor represents repayment of costs paid to non-affiliated third parties.

Table III set forth below presents certain operating results for AVP Fund I, which is the only real estate equity fund that closed in the last recent five years.

Table III
AVP Fund I, LP
Operating Results of Prior Programs

		AVP Fund I, LP		For the period
	For the Nine	For the Year	For the Year	August 10, 2006
	Months Ended	Ended	Ended	(inception) through
	September 30, 2009	December 31, 2008	December 31, 2007	December 31, 2006(2)
	($ in thousands)

Statement of Operations Data
Investment income	$931	$1,239	$10	$1
Expenses:
Investment Management fees	(2,756)	(4,000)	(4,780)	(780)
Interest expense	(1,160)	(5,486)	(1,944)	(159)
Other expenses, net	(261)	(1,079)	(939)	(939)

Total expenses	(4,177)	(10,565)	(7,663)	(1,878)

Net investment (loss)	(3,246)	(9,326)	(7,653)	(1,877)
Net realized gain (loss) on investments	—	—	—	—
Net (decrease) increase in unrealized appreciation on investments	(38,486)	(39,619)	4,360	—

Net decrease in net assets resulting from operations	$(41,732)	$(48,945)	$(3,293)	$(1,877)

		AVP Fund I, LP		For the period
	For the Nine	For the Year	For the Year	August 10, 2006
	Months Ended	Ended	Ended	(inception) through
	September 30, 2009	December 31, 2008	December 31, 2007	December 31, 2006(2)
	($ in thousands)

Taxable income
from operations	N/A	$(14,075)	$(9,249)	$(2,409)
from gain on sale	N/A	140	9	—
Cash Flow Data
Cash used in operations(1)	$(26,889)	$(90,981)	$(60,005)	$(2,898)
Less: cash distributions to investors from operations	—	—	—	—
return of capital from subsequent closing	—	(2,271)	—	—
from realized investments	—	—	—	—

Cash deficiency after cash distributions	$(26,889)	$(93,252)	$(60,005)	$(2,898)

Tax and Distribution Data per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
from operations	N/A	$(224.48)	$(2,983.55)	$—
from recapture	N/A	$—	$—	$—
Capital gain	N/A	$2.23	$2.90	$—
Cash distributions to investors
Source (GAAP basis)
Investment income	$—	$—	$—	$—
Return of capital	$—	$(36.22)	$—	$—
Source (cash basis)
from operations	$—	$—	$—	$—
from refinancing	$—	$—	$—	$—
from sales	$—	$—	$—	$—
Amount (in percentage terms) remaining invested at the end of the last period reported in the table (original total acquisition cost of investments retained divided by original total acquisition cost of all investments)	100.2%

(1)	Under GAAP for investment companies, cash used in investments and cash generated from sales of investments are included in cash from operations.

(2)	No capital was called in 2006.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•	of the seven persons who will serve on our board of directors immediately after the completion of this offering, five of our directors, or well over a majority, will have been determined by us to be independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act, as amended;

•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the MGCL; and

•	we do not have a stockholder rights plan or other poison pill.

We expect that our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Board Committees

Upon the completion of this offering, our board of directors will establish three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee, each comprised of independent directors. Their principal functions are briefly described below. Our board of directors may from time to time establish other committees to facilitate our management.

Audit Committee

Upon completion of this offering, our audit committee will consist of three of our independent directors. We expect that the chairman of our audit committee will qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. We expect that our board of directors will determine that each of the audit committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. Prior to the completion of this offering, we expect to adopt an audit committee charter, which will detail the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements and our code of business conduct and ethics and our code of ethics for our principal executive officer and senior financial officers;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

Compensation Committee

Upon completion of this offering, our compensation committee will consist of three of our independent directors. Prior to the completion of this offering, we expect to adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ compensation, evaluating our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration of our executive officers based on such evaluation;

•	reviewing and approving the compensation of our executive officers, subject to the terms and conditions of any pre-existing employment agreements;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive and equity-based compensation plans;

•	determining the number of shares of stock underlying, and the terms of, stock option and restricted share awards to be granted to our directors, executive officers and other employees pursuant to these plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee will consist of three of our independent directors. Prior to the completion of this offering, we expect to adopt a nominating and corporate governance committee charter, which will detail the principal functions of the nominating and corporate governance committee, including:

•	identifying and recommending to the full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the board of directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

•	recommending to the board of directors nominees for each committee of the board of directors;

•	annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the board of directors’ evaluation of management.

Code of Business Conduct and Ethics

Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors will require approval by a majority of our independent directors, and any such waiver will require prompt disclosure as required by law or NYSE regulations.

Executive Compensation

Compensation Discussion and Analysis

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. Our board of directors has not yet formed our compensation committee. Accordingly, we have not adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that the compensation committee, once formed, will design a compensation program that rewards, among other things, favorable stockholder returns, share appreciation, the company’s competitive position within its segment of the real estate industry and each executive officer’s long-term career contributions to the company. We expect that compensation incentives designed to further these goals will take the form of annual cash compensation and equity awards, and long-term cash and equity incentives measured by performance targets to be established by the compensation committee. In addition, our compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve us. We will pay base salaries and annual bonuses and expect to make grants of awards under our Equity Incentive Plan to our executive officers, effective upon completion of this offering, in accordance with their employment agreements. These awards under our Equity Incentive Plan will be granted to recognize such individuals’ efforts on our behalf in connection with our formation and this offering and to provide a retention element to their compensation.

Executive Officer Compensation

The following is a summary of the elements of and amounts expected to be paid under our compensation plans for fiscal year 2010. Because we were only recently formed, meaningful individual compensation information is not available for prior periods. In addition, no compensation will be paid by the company in 2010 to our executive officers until the consummation of this offering.

The anticipated 2010 compensation for each of our executive officers listed in the table below was determined based on a review of publicly-disclosed compensation packages of executives of other public real estate companies and other information provided to us by The Schonbraun McCann Group, a real estate advisory practice of FTI Consulting, Inc., our compensation consultant. Our executive officers will enter into employment agreements upon consummation of this offering and will continue to be parties to such employment agreements for their respective terms or until such time as the compensation committee determines in its discretion that revisions to such employment agreements are advisable and the company and the executive officer agree to the proposed revisions.

Annual Base Salary.  Base salary will be designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we expect that our compensation committee will consider each executive’s role and responsibility, unique skills, future potential with our company, salary levels for similar positions in our target market and internal pay equity.

Annual Cash Bonus.  Annual cash bonuses will be designed to incentivize our named executive officers at a variable level of compensation based on the performance of both the company and such individual. In connection with our annual cash bonus program, we expect that our compensation committee will determine annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus plan will be designed to reward the achievement of specific, pre-established financial and operational objectives.

Equity Awards.  We will provide equity awards pursuant to our Equity Incentive Plan. Equity awards will be designed to focus our executive officers on and reward them for our long-term goals and enhance stockholder value. In determining equity awards, we anticipate that our compensation committee will take into account the company’s overall financial performance. The awards expected to be made under our Equity Incentive Plan in 2010 will be granted to recognize such individuals’ efforts on our behalf in connection with our formation and this offering, and to provide a retention element to their compensation.

Retirement Savings Opportunities.  All eligible employees will be able to participate in a 401(k) Retirement Savings Plan, or 401(k) plan. We intend to provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees will be eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit sharing contribution. We do not intend to provide an option for our employees to invest in our stock through the 401(k) plan.

Health and Welfare Benefits.  We intend to provide to all full-time employees a competitive benefits package, which is expected to include health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits will be offered are not expected to discriminate in scope, terms or operation in favor of officers and will be available to all full-time employees.

The following table sets forth on an annualized basis for 2010 the annual base salary and other compensation expected to be payable to each of our executive officers as of the completion of this offering. We have entered into employment-related arrangements with these executive officers which will become effective in connection with this offering. See “— Employment Agreements.”

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)	($)

Richard S. Ziman Chairman and Chief Executive Officer	$	(1)	$(2)	$(2)	$(3)	$	$
Mark A. Albertson President, Chief Operating and Chief Financial Officer	$	(1)	$(4)	$(4)	$(3)	$	$

(1)	Bonuses for 2010 will be awarded by our compensation committee after the end of this fiscal year based on a combination of individual and corporate performance.

(2)	Pursuant to the terms of Mr. Ziman’s employment agreement, he will receive shares of restricted stock and LTIP units under our Equity Incentive Plan upon completion of this offering, which vest . See “— Narrative Discussion of IPO Grants of Plan-Based Awards.” Amount represents the expected compensation expense associated with these awards, calculated in accordance with SFAS No. 123(R), all of which will be recorded in 2010. Dividends will be paid on the time-based restricted shares when declared and paid on our common shares generally. Dividends will accrue on performance-based restricted shares that remain subject to vesting, but will only be paid if the shares vest.

(3)	Our executive officers may receive annual incentive payments upon our achievement of specified performance metrics, including .

(4)	Pursuant to the terms of Mr. Albertson’s employment agreement, he will receive shares of restricted stock and LTIP units under our Equity Incentive Plan upon completion of this offering, which vest . See “— Narrative Discussion of IPO Grants of Plan-Based Awards.” Amount represents the expected compensation expense associated with these awards, calculated in accordance with SFAS No. 123(R), all of which will be recorded in 2010. Dividends will be paid on the time-based restricted shares when declared and paid on our common shares generally. Dividends will accrue on performance-based restricted shares that remain subject to vesting, but will only be paid if the shares vest.

IPO Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Value of
		Plan Awards			Plan Awards			Stock or	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards

Richard S. Ziman	(1)				(2)	(2)	(2)			$(3)	$(4)
Mark A. Albertson	(1)				(2)	(2)	(2)			(3)	(4)

(1)	Each of these awards is expected to be issued upon completion of this offering.

(2)	Represents shares of restricted stock and LTIP units that will be issued under our Equity Incentive Plan to certain of our executive officers upon completion of the offering, all of which will vest . See “— Narrative Discussion of IPO Grants of Plan-Based Awards.”

(3)	Represents the per-share exercise or base price of the options granted upon completion of this offering.

(4)	Represents the estimated grant date fair value of the common shares and options.

Narrative Discussion of IPO Grants of Plan-Based Awards

In addition to base salary, annual bonus and non-equity incentive compensation, certain of our named executive officers and directors will be entitled to receive additional long-term equity incentive compensation designed to reward the individual’s contribution to our formation and initial public offering, as well provide an additional retention element for the recipient. Upon completion of this offering, each of our named executive officers will be granted           shares of restricted stock and           LTIP units under our Equity Incentive Plan, all subject to vesting requirements. Our independent directors will also be granted           shares of restricted stock, all subject to vesting requirements. The shares of restricted stock and LTIP units all vest          .

The actual number of shares of restricted stock and LTIP units that vest in a particular year will be determined by our success in attaining or exceeding performance goals linked to each of two metrics:

•	; and

•	.

The two main performance goals were established to focus our named executive officers on successfully investing the proceeds of this offering and shareholder return. If our performance is below the applicable threshold level for each of the performance goals, then no performance share payouts will be made and participating executives will have seen a reduction in the number of common shares they otherwise would have received. To the extent that our performance exceeds the applicable threshold level for any combination of the measures, a varying amount of performance shares will be earned.

If the performance goals described above are not met in a particular year, such that a portion of the performance shares do not vest in that year, our named executive officers may still earn a payout of performance shares if we achieve a level of           over the entire          -year performance period that exceeds specified levels. Use of this measure is designed to provide our named executive officers with a continued incentive and an ability to earn a payout if we perform well in total shareholder return in comparison to that of our peers during the entire performance period, yet are unable to attain the           per share or           metrics in a given year.

Notwithstanding the vesting requirements discussed above, all long-term equity incentive compensation awards will vest upon the death or disability of the executive officer or, for awards other than share options that are not intended to qualify as performance based awards under Section 162(m) of the Internal Revenue Code, if the executive officer’s employment is terminated by us without cause, by the executive officer for a good reason or by the executive officer within ten days of a change in control.

Equity Incentive Plan

Prior to the completion of this offering, our board of directors will adopt, and our stockholder is expected to approve, our Equity Incentive Plan, for the purpose of attracting and retaining non-employee directors, executive officers and other key employees and service providers, including officers, employees and service providers of our subsidiaries and affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. The Equity Incentive Plan provides for the grant of options to purchase shares of common stock, share awards (including restricted shares and share units), stock appreciation rights, performance shares, performance units and other equity-based awards, including LTIP units, which under certain circumstances are convertible on a one-for-one basis with OP units in our operating partnership. We have reserved a total of           shares of common stock for issuance pursuant to the Equity Incentive Plan, subject to certain adjustments set forth in the plan. Each long-term incentive unit issued under the Equity Incentive Plan will count as one share of common stock for purposes of calculating the limit on shares of common stock that may be issued under the plan. This summary is qualified in its entirety by the detailed provisions of the Equity Incentive Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief executive officer or the chief financial officer) determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. The Equity Incentive Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under the Equity Incentive Plan that awards qualify for this exception. The Equity Incentive Plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares of common stock thereunder if such acquisition would be prohibited by the stock ownership limits contained in our charter or would impair our qualification as a REIT.

Administration of the Equity Incentive Plan.  The Equity Incentive Plan will be administered by our compensation committee, and the compensation committee will determine all terms of awards under the Equity Incentive Plan. Our compensation committee will also determine who will receive awards under the Equity Incentive Plan, the type of award and its terms and conditions and the number of shares of common stock subject to the award, if the award is equity-based. The compensation committee will also interpret the provisions of the Equity Incentive Plan. During any period of time in which we do not have a compensation committee, the Equity Incentive Plan will be administered by our board of directors or another committee appointed by the board of directors. References below to the compensation committee include a reference to the board of directors or another committee appointed by the board of directors for those periods in which the board of directors or such other committee appointed by the board of directors is acting.

Eligibility.  All of our employees and the employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive awards under the Equity Incentive Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive awards under the Equity Incentive Plan, other than incentive stock options. Each member of our compensation committee that administers the Equity Incentive Plan will be both a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Share Authorization.  As stated above, the number of shares of common stock that may be issued under the Equity Incentive Plan, consisting of authorized but unissued shares, is equal to          . In connection with share splits, dividends, recapitalizations and certain other events, our board will make proportionate adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the Equity Incentive Plan and the terms of outstanding awards. If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance shares, performance units or other equity-based awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock or are settled in cash, the shares of common stock subject to such awards will again be available for purposes of the Equity Incentive Plan.

The maximum number of shares of common stock subject to options or share appreciation rights that can be issued under the Equity Incentive Plan to any person is           shares in any single calendar year (or           in the year that the person is first employed). The maximum number of shares that can be issued under the Equity Incentive Plan to any person other than pursuant to an option or share appreciation right is           shares in any single calendar year (or          in the year that the person is first employed). The maximum amount that may be earned as an annual incentive award or other cash award in any calendar year by any one person is $      (or           in the year that the person is first employed) and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is          (or           for a performance period beginning with or immediately after the year that the person is first employed).

No awards under the Equity Incentive Plan will be outstanding prior to completion of this offering. The initial awards described above will become effective upon completion of this offering.

Options.  The Equity Incentive Plan authorizes our compensation committee to grant incentive stock options (under Section 421 of the Internal Revenue Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the compensation committee, provided that the price cannot be less than 100% of the fair market value of the shares of common stock on the date on which the option is granted. If we were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our shares of common stock on the date of grant.

The term of an option cannot exceed ten years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged without stockholder approval.

The exercise price for any option or the purchase price for restricted shares is generally payable (i) in cash, (ii) by certified check, (iii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of shares of common stock) with an aggregate fair market value on the date on which the option is exercised, of the exercise price, or (iv) to the extent the award agreement provides, by payment through a broker in accordance with procedures established by the Federal Reserve Board.

Share Awards.  The Equity Incentive Plan also provides for the grant of share awards (which includes restricted shares and share units). A share award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. A participant who receives a share award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares, except that the board of directors may require any dividends to be reinvested in shares. During the period, if any, when share awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her award shares, the company will retain custody of the certificates and a participant must deliver a stock power to the company for each share award.

Share Appreciation Rights.  The Equity Incentive Plan authorizes our compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed 10 years from the date of grant.

Performance Units.  The Equity Incentive Plan also authorizes our compensation committee to grant performance units. Performance units represent the participant’s right to receive a compensation amount, based on the value of the shares of common stock, if performance goals established by the compensation committee are met. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating units, the participant’s performance or such other criteria determined by the compensation committee. If the performance goals are met, performance units will be paid in cash, shares of common stock or a combination thereof.

Bonuses.  Cash performance bonuses payable under the Equity Incentive Plan may be based on the attainment of performance goals that are established by the compensation committee and relate to one or more performance criteria described in the plan. Cash performance bonuses, for which there is no minimum, must be based upon objectively determinable bonus formulas established in accordance with the plan, as determined by the board.

Dividend Equivalents.  Our compensation committee may grant dividend equivalents in connection with the grant of any equity-based award. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash, shares of common stock or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents.

Other Equity-Based Awards.  Our compensation committee may grant other types of share-based awards under the Equity Incentive Plan, including LTIP units. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our compensation committee. The terms and conditions that apply to other equity-based awards are determined by the compensation committee.

LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded under the Equity Incentive Plan will be equivalent to an award of one share of common stock under the Equity Incentive Plan, reducing the number of shares available for other equity awards on a one-for-one basis. We will not receive a tax deduction with respect to the grant, vesting or conversion of any LTIP unit. The vesting period for any LTIP units, if any, will be determined at the time of issuance. Each LTIP unit, whether vested or not, will receive the same quarterly per unit profit distribution as units of our operating partnership, which profit distribution will generally equal the per share distribution on a share of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards, which will receive full distributions whether vested or not. Initially, each LTIP unit will have a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if the operating partnership were liquidated immediately after the LTIP unit is awarded. However, our operating partnership agreement requires that “book gain” or economic appreciation in our assets realized by the operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets as permitted by applicable regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, to be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per unit of our operating partnership. The applicable Treasury regulations provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership. Upon equalization of the capital account of the LTIP unit with the per unit capital account of the units of our operating partnership and full vesting of the LTIP unit, the LTIP unit will be convertible into a unit of our operating partnership at any time. There is a risk that an LTIP unit will never become convertible because of insufficient gain realization to equalize capital accounts and, therefore, the value that an executive will realize for a given number of vested LTIP units may be less than the value of an equal number of shares of common stock. See “Description of the Partnership Agreement of Halvern Realty, LP” for a further description of the rights of limited partners in our operating partnership.

Change in Control.  If we experience a change in control in which outstanding options, share appreciation rights, share awards, performance shares, performance units or other equity-based awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity unless otherwise provided in an award: (i) all restricted shares will vest, and all share units will vest and the underlying shares will be delivered immediately before the change in control, and (ii) at the board of directors’ discretion either all options and share appreciation rights will become exercisable 15 days before the change in control and terminate upon the consummation of the change in control, or all options, share appreciation rights, restricted shares and share units will be cashed out before the change in control. In the case of performance shares, if more than half of the performance period has lapsed, the performance shares will be converted into restricted shares based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance shares will be converted into restricted shares assuming target performance has been achieved. In lieu of the foregoing, the company may provide for different treatment of awards.

In summary, a change in control under the Equity Incentive Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 35% of the total combined voting power of our outstanding securities;

•	we experience a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets, unless (i) the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the surviving entity or its parent in substantially the same proportions as before the transaction, (ii) no person owns 35% or more of the shares of the surviving entity unless such ownership existed before the transaction, and (iii) at least a majority of the members of the board of the surviving entity were members of the incumbent board when the transaction was approved;

•	we are liquidated or dissolved; or

•	individuals who, when the plan is adopted, constitute our board of directors cease for any reason to constitute a majority of our board of directors, treating any individual whose election or nomination was approved by a majority of the incumbent directors as an incumbent director for this purpose.

Amendment; Termination.  Our board of directors may amend, suspend or terminate the Equity Incentive Plan at any time; provided that no amendment, suspension or termination may adversely impair the benefits of participants with outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that changes the no re-pricing provisions or option pricing provisions of the plan. Unless terminated sooner by our board of directors, the Equity Incentive Plan will terminate on the tenth anniversary of the adoption of the plan.

Employment Agreements

Upon completion of this offering, each of Messrs. Ziman and Albertson will enter into an employment agreement with us. The employment agreements with each of Messrs. Ziman and Albertson will be for a          -year term with automatic one-year renewals.

Our employment agreement with Mr. Ziman will provide for a base salary of $     , and a grant of $      of our shares of restricted stock and $      of our LTIP units, with the actual number of shares to be determined based on the initial public offering price per share of common stock. The shares of restricted stock and LTIP units to be granted to Mr. Ziman under our Equity Incentive Plan will vest          .

Our employment agreement with Mr. Albertson will provide for a base salary of $     , and a grant of $      of our shares of restricted stock and $      of our LTIP units, with the actual number of shares to be determined based on the initial public offering price per share of common stock. The shares of restricted stock and LTIP units to be granted to Mr. Albertson under our Equity Incentive Plan will vest          .

Each of Messrs. Ziman and Albertson will be eligible to receive a cash bonus, subject to determination by our compensation committee.

Upon termination of employment, other than as a result of a termination for cause, or a resignation without good reason, death or disability as those terms are defined in their employment agreements, each executive or his legal representative will, upon execution of a release acceptable to us, be eligible to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•	a lump sum cash payment equal to, in the case of (i) Mr. Ziman, times and (ii) Mr. Albertson, times, the sum of (A) the average of the executive’s highest annual base salaries during the preceding completed performance years and (B) the average of the highest annual cash bonuses, if any, paid or approved for payment to the executive during the preceding completed performance years, or if the executive has not been employed for at least completed performance years, the target bonus for the year of termination;

•	the right to continued participation by the executive and his spouse and dependent children in our group health plans on the same terms as before the termination through the end of the COBRA continuation period.

The employment agreements define good reason, being a basis for termination by the employee of his employment agreement that allows for payment of the benefits listed above, to include a material diminution in the individual’s authority or certain similar events following a change in control of the company. For purposes of the employment agreements, “change in control” is defined the same way as it is in the Equity Incentive Plan.

We will also enter into a non-competition agreement with each of our executive officers. This agreement will provide that for a period that is the longer of either the          -year period beginning as of the date of the non-competition agreement or the period of the executive’s or director’s service with us plus an additional one-year period, the executive will not          .

401(k) Plan

Upon completion of this offering, we intend to establish, or continue an existing, tax qualified retirement plan (“401(k) Plan”) that provides employees with an opportunity to save for retirement on a tax advantaged basis. Employees will be able to participate in the 401(k) Plan on their first day of employment and are able to defer compensation up to the limits established by the Internal Revenue Service. We plan to match     % of the employee’s contributions up to a maximum match contribution of     % of the employee’s salary. Our contributions will vest          . The employee contributions and our match will be invested in selected investment alternatives according to the employees’ directions. The 401(k) Plan and its trust are intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) Plan and matching contributions are deductible by us when made, subject to applicable Internal Revenue Code limits.

Potential Payments Upon Termination or Change-in-Control

The amount of compensation payable to our named executive officers upon voluntary termination for good reason (including for changes of control), voluntary termination without good reason, involuntary termination without cause, termination with cause and termination in the event of permanent disability or death of the executive is set forth above in the section of this prospectus entitled “Executive Compensation — Employment Agreements.” The compensation payable to our named executive officers upon such terminations will be paid in a single lump sum. The other benefits will be conditioned upon the executive’s continued compliance with the non-competition, non-solicitation, confidentiality and other covenants contained in the employment agreement. All of the foregoing benefits are conditioned upon the executive’s or his or legal representative’s execution of a general release of claims.

The following table summarizes the potential cash payments and estimated equivalent cash value of benefits that will be generally owed to the members of our management team under the terms of their employment agreements described above upon termination of those agreements under various scenarios as of December 31, 2010:

	Without Cause/	For Good Reason upon
Name	for Good Reason(1)(2)	a Change in Control(1)(2)	Death/Disability

Richard S. Ziman	$	$	$
Mark A. Albertson	$	$	$

(1)	Includes annualized 2010 salary. Reflects the potential annualized bonus under the employment agreement for each executive.

(2)	Excludes the value of (i) health benefit continuation for months and (ii) unvested grants of restricted stock and LTIP units that would vest upon each termination.

Director Compensation

We intend to approve and implement a compensation program for our non-employee directors, including each of the independent director nominees, that consists of annual retainer fees and long-term equity awards. Our independent directors will also receive a grant of restricted stock concurrent with the completion of this offering. In the future, each non-employee director will receive an annual base fee for his or her services of $     , payable in quarterly installments in conjunction with quarterly meetings of the board of directors, and an annual award of $      of           shares of restricted stock, which will vest on the one-year anniversary of the date of grant, subject to the director’s continued service on our board of directors. In addition, each non-employee director who serves on the audit, compensation and nominating and corporate governance committees will receive an annual cash retainer of $     respectively, and the chairs of the audit, compensation and nominating and corporate governance committees will receive an additional annual cash retainer of $      respectively. We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings. We have not made any payments to any of our directors or director nominees to date.

Concurrently with the closing of this offering, we will grant           restricted shares of our common stock to each of our five director nominees, each of whom will be non-employee directors, pursuant to our Equity Incentive Plan. See “— Equity Incentive Plan.” These awards of restricted stock will vest          .

Indemnification Agreements

In addition to the indemnification provisions in our charter and bylaws, we intend to enter into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, we must indemnify such director or executive officer for all liabilities actually and reasonably incurred by him or her, or on his or her behalf, and advance reasonable expenses prior to a final disposition of the proceeding, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (i) have no obligation to indemnify such director or executive officer for a proceeding by or in the right of our company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding and (ii) have no obligation to indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against our company, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our bylaws, our charter, a resolution of the board of directors or an agreement approved by the board of directors. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received.

Upon application by one of our directors or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that such director or executive officer is entitled to indemnification under Section 2-418(d)(1) of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in Section 2-418(b) of the MGCL or has been adjudged liable for receipt of an “improper personal benefit” under Section 2-418(c) of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to the 180-day anniversary of the date of this prospectus (subject to potential extension or early termination), the sale of any shares under such plan would be subject to the lock-up agreement that the director or officer has entered into with the underwriters.

Compensation Committee Interlocks and Insider Participation

Upon completion of this offering, we do not anticipate that any of our executive officers will serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

Immediately prior to the completion of this offering, there will be 1,000 shares of our common stock outstanding and one stockholder of record. At that time, we will have no other shares of capital stock outstanding. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of our capital stock by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors, director nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is c/o Halvern Realty, Inc., 10940 Wilshire Boulevard, Suite 1950, Los Angeles, CA 90024. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Common Stock Outstanding
	Immediately Prior to			Immediately After
	this Offering			this Offering(1)
	Shares			Shares
Beneficial Owner	Owned		Percentage	Owned		Percentage

Richard S. Ziman	1,000	(2)	100%		(3)
Mark A. Albertson(4)							*
(5)							*
(5)							*
(5)							*
(5)							*
(5)
All directors, director nominees and executive officers as a group (7 persons)							%

*	Represents less than 1.0% of the common stock outstanding upon the closing of this offering.

(1)	Does not reflect shares of common stock reserved for issuance upon exercise of the underwriters’ overallotment option.

(2)	Represents the 1,000 shares of our common stock purchased by Mr. Ziman in connection with our initial capitalization on November 30, 2009.

(3)	Includes shares of our common stock acquired in a private placement concurrent with this offering by Mr. Ziman and shares of restricted stock granted to Mr. Ziman under our Equity Incentive Plan concurrently with this offering. Does not include shares of our common stock issuable upon redemption of OP units acquired in the concurrent private placement or LTIP units granted to Mr. Ziman under our Equity Incentive Plan concurrently with this offering.

(4)	Includes shares of restricted stock granted to Mr. Albertson under our Equity Incentive Plan concurrently with this offering. Does not include LTIP units granted to Mr. Albertson under our Equity Incentive Plan concurrently with this offering.

(5)	Represents shares of restricted stock granted to each independent director under our Equity Incentive Plan concurrently with this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Chairman of the Board and Chief Executive Officer, Mr. Ziman, is Chairman, and our President, Chief Operating Officer and Chief Financial Officer, Mr. Albertson, is a Managing Principal, with substantial economic interests in AVP. AVP was formed in 2004 as a private real estate investment firm to provide advisory services for institutional investors seeking access to entrepreneurial real estate operating companies. AVP manages AVP Fund I, a $400 million fund-of-funds formed in 2006 to make investments in real estate funds sponsored by others throughout the United States. AVP Fund I has completed its investment phase and allocated all of its committed capital.

Non-Competition and Consulting Agreement

Upon the closing of this offering, we will enter into a non-competition and consulting agreement with AVP pursuant to which AVP will agree not to acquire, operate, develop or make any equity investments, directly or indirectly, including through third-party or self-managed funds, in, or in businesses involved in the acquisition, ownership, operation, development or construction of, office property real estate in Southern California or the area within a five-mile radius of any property owned or operated by us in Southern California as long as either of Messrs. Ziman or Albertson are both an officer or member of AVP and an officer or director of the Company. Under the non-competition and consulting agreement, we will permit each of Messrs. Ziman and Albertson to fulfill certain existing obligations to AVP and its affiliates. Pursuant to AVP Fund I’s partnership and related agreements, Mr. Ziman is required to devote such time and attention to AVP and its affiliates as is reasonably necessary to perform his duties as chairman of AVP’s operating committee and its affiliate’s investment committee. Mr. Albertson is required to devote such time and attention to AVP as is necessary for AVP and its affiliates to fulfill their obligations to AVP Fund I. Because AVP Fund I has already fully committed its funds, such responsibilities of Messrs. Ziman and Albertson will not materially affect the commitments of Messrs. Ziman and Albertson to devote substantially all of their business time and attention to us.

Services, Cost-Sharing and Reimbursement Agreement

Pursuant to the services, cost-sharing and reimbursement agreement with AVP, AVP will provide to us office space, information technology, telecommunications, office and similar equipment and supplies and the services of operating, financial, underwriting, asset management, accounting and administrative personnel at a nominal cost to us until the later of one year or such time as 80% of the net proceeds of this offering have been utilized, allowing us to reduce our general and administrative expenses while we accumulate a portfolio of office properties that will support a larger operating platform. After such time, the agreement may be continued with respect to office space, information technology, telecommunications, office and similar equipment and supplies and accounting and administrative services for up to an additional one year at our option, with such services to be provided by AVP to us at cost, which will be allocated between AVP and us based on the actual number of hours spent or actual use, as applicable. No further extensions are provided for under the agreement. Decisions regarding termination, amendment or renewal of the services arrangement by us will require the approval of a majority of the independent members of our board of directors. None of our executive officers will receive compensation from AVP for services provided to us by AVP.

Related Party Transaction Policies

We expect our board of directors to adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our compliance officer any related person transaction and all material facts about the transaction. Our compliance officer would then assess and promptly communicate that information to the Audit Committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Restricted Common Stock, LTIP Units, Stock Options and Other Equity-Based Awards

Our Equity Incentive Plan provides for grants of shares of restricted common stock and LTIP units and other equity-based awards. Concurrently with the closing of this offering, we will grant          shares of restricted common stock and           LTIP units to our officers and           shares of restricted common stock to our independent directors.

Purchases of Common Stock by Affiliates

Concurrently with the completion of this offering, Mr. Ziman will acquire           shares of our common stock in a private placement at a price per share equal to the initial public offering price per share. Mr. Ziman may sell the shares of our common stock that he purchases in the concurrent private placement at any time following the expiration of the lock-up period, which expires 180 days after the date of this prospectus. To the extent he sells some or all of these shares, our management’s interests may be less aligned with our interests.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as our director, officer or employee, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (i) have no obligation to indemnify such director or executive officer for a proceeding by or in the right of our company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding and (ii) have no obligation to indemnify or advance expenses of such director or executive officer for a proceeding brought by such director or executive officer against the corporation, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our charter or bylaws, a resolution of the board of directors or an agreement approved by the board of directors.

Registration Rights Agreement

Upon completion of this offering, we will enter into a registration rights agreement with regard to the common stock and the common stock issuable upon redemption of the OP units acquired by Mr. Ziman in the private placement occurring simultaneously with the completion of this offering, which we refer to as the registrable shares.

Pursuant to the registration rights agreement, we will grant Mr. Ziman and certain of our executive officers and directors and their direct and indirect transferees:

•	the right to have the common stock issuable upon redemption of the OP units registered;

•	unlimited demand registration rights to have the registrable shares registered for resale; and

•	in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering;

provided, however, that these registration rights will only begin to apply one year after the completion of this offering.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) in the event of certain corporate events affecting us for certain periods, referred to as “blackout periods.”

We will bear all of the costs and expenses incident to our registration requirements under the registration rights agreement, including, without limitation, all registration, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses, and all fees and disbursements of counsel and independent public accountants retained by us. We have also agreed to indemnify the persons receiving registration rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute the payments such persons may be required to make in respect thereof.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to           shares of common stock, $0.01 par value per share, and           shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of stock of any class or series without stockholder approval. After giving effect to this offering and the other transactions described in this prospectus,          shares of common stock will be issued and outstanding on a fully diluted basis (           shares if the underwriters’ overallotment option is exercised in full), and no preferred shares will be issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

The shares of common stock that we are offering will be issued by us and are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.

Shares of Common Stock

All shares of common stock offered by this prospectus will be duly authorized and fully paid and non-assessable when issued.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of such shares of common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock and to amendments of such provisions) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefor. Such holders are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company and the preferential amounts owing with respect to any outstanding preferred shares.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends, distributions and rights upon liquidation (and prevent us from paying dividends on or repurchasing any shares of our common stock if we fail to pay dividends on any shares of preferred stock) and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders. See “Certain Provisions of Maryland Law and Our Charter and Bylaws — Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of common stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (defined in the Internal Revenue Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code and for strategic reasons, our charter generally prohibits any person (other than a person who has been granted an exception) from actually or constructively owning more than 9.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding shares of such class or series of our preferred stock by value or by number of shares, whichever is more restrictive. However, our charter permits exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our qualification as a REIT.

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code, (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests, (4) owning shares of our capital stock if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such and (5) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice as soon as reasonably practicable to us or, in the case of a proposed transfer, give at least 15 days prior notice to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of directors may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described above. However, our board of directors may not grant an exemption to any person unless our board of directors obtains such representation, covenant and understandings as our board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our qualification as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of directors, in its sole discretion in order to determine or ensure our qualification as a REIT.

In addition, our board of directors from time to time may increase the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

However, if any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with our ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of preferred stock. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our shares of common stock to be Computershare, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to the transactions described in this prospectus, we will have          shares of common stock outstanding on a fully diluted basis. Of these shares, the          shares sold in this offering (           shares if the underwriters’ overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, and except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act.

Our shares of common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors — Risks Related to Our Common Stock.”

For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Rule 144

After giving effect to this offering and the concurrent private placement,          shares of our outstanding shares of common stock will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of shares of our common stock then outstanding; or

•	the average weekly trading volume of shares of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights Agreement

Upon completion of this offering, we will enter into a registration rights agreement with regard to the common stock and the common stock issuable upon redemption of the OP units acquired by Richard S. Ziman in the private placement occurring simultaneously with the completion of this offering, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we will grant Mr. Ziman:

•	the right to have the common stock issuable upon redemption of the OP units registered;

•	unlimited demand registration rights to have the registrable shares registered for resale; and

•	in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering;

provided, however, that these registration rights will only begin to apply one year after the completion of this offering.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) in the event of certain corporate events affecting us for certain periods, referred to as “blackout periods.”

We will bear all of the costs and expenses incident to our registration requirements under the registration rights agreement, including, without limitation, all registration, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses, and all fees and disbursements of counsel and independent public accountants retained by us. We have also agreed to indemnify the persons receiving registration rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute the payments such persons may be required to make in respect thereof.

Grants Under 2010 Equity Incentive Plan

We intend to adopt our Equity Incentive Plan immediately prior to the completion of this offering. The Equity Incentive Plan provides for the grant of incentive awards to our employees, officers, directors and service providers. We intend to issue an aggregate of           shares of restricted common stock and           LTIP units to our executive officers and independent directors upon completion of this offering, and intend to reserve an additional          shares of common stock for issuance under the plan.

We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of common stock issuable under the Equity Incentive Plan. Shares of our common stock covered by this registration statement, including any shares of our restricted stock, shares of our common stock issuable upon the conversion of LTIP units and shares of common stock issuable upon the exercise of options, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-Up Agreements

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act of 1933, as amended (the “Securities Act”), our directors and executive officers have agreed with the underwriters of this offering, subject to certain exceptions, not to sell or otherwise transfer or encumber any shares of common stock or securities convertible or exchangeable into shares of common stock owned by them at the completion of this offering and the concurrent private placement or thereafter acquired by them for a period of 180 days after the completion of this offering, without the prior consent of the representatives of the underwriters. However, each of our directors and executive officers may transfer or dispose of our shares during this 180-day lock-up period in the case of gifts or for estate planning purposes where the transferee agrees to a similar lock-up agreement for the remainder of the this 180-day lock-up period, provided that no report is required to be filed by the transferor under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of the transfer.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required under Maryland law nor more than 15. Initially, we expect to have seven directors. Our charter and bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Our bylaws provide that at least a majority of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the company and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and an interested stockholder, unless our board in the future alters or repeals this resolution. As a result, any person who later becomes an interested stockholder may be able to enter into business combinations with us without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

We cannot assure you that our board of directors will not determine to become subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any affect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There is no assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and fill vacancies and (3) require, unless called by the chairman of our board of directors, our president or chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. The board of directors may provide, by resolution, the time and place for the holding of special meetings without other notice than such resolution. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or which our stockholders believe may be in their best interests. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL, to the extent we have not already done so, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Ownership Limit

Subject to certain exceptions, our charter provides that no person (other than a person who has been granted an exception) may actually or constructively own more than 9.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding shares of such class or series of our preferred stock by value or by number of shares, whichever is more restrictive. For more information regarding these restrictions and the constructive ownership rules, see “Description of Capital Stock — Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF HALVERN REALTY, LP

We have summarized the material terms and provisions of the Agreement of Limited Partnership of Halvern Realty, LP, which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Halvern Realty, Inc.

General

Halvern Realty, LP, our operating partnership, was formed as a Delaware limited partnership on November 30, 2009, to acquire and own our assets. We are considered to be an umbrella partnership real estate investment trust, or an UPREIT, in which all of our assets are owned in a limited partnership of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of our operating partnership will be deemed to be our assets and income.

Our operating partnership is structured to make distributions with respect to units of limited partnership interest, or OP units, that will be equivalent to the distributions made to our common stockholders. Our operating partnership will permit limited partners in the operating partnership to redeem their OP units for cash or, at our election, shares of our common stock on a one-for-one basis (in a taxable transaction) beginning one year after the date of issuance, which will enable limited partners, if our shares are then listed, to achieve liquidity for their investment.

We are the sole general partner of our operating partnership and are liable for its obligations. We will conduct substantially all of our operations through our operating partnership and its subsidiaries. As the sole general partner of our operating partnership, we have the exclusive power to manage and conduct the business of our operating partnership. Initially our operating partnership will have no partners other than us and members of our management team. Our operating partnership may admit additional limited partners in the future in accordance with the terms of the partnership agreement. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. Future limited partners will have no power to remove us as general partner as long as our shares are publicly traded.

Capital Contributions

We will transfer substantially all of the net proceeds of this offering and the concurrent private placement to our operating partnership as a capital contribution in the amount of the gross offering proceeds received from investors, and we will receive a number of OP units equal to the number of shares of common stock issued to investors. Our operating partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with this offering. If our operating partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue OP units for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our stockholders.

Operations

The partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for classification as a REIT for U.S. federal income tax purposes, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Distributions

The partnership agreement requires that our operating partnership distribute available cash to its partners on at least a quarterly basis in accordance with their relative percentage interests or specified preferences, if any. Available cash is all cash revenues and funds received plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion. Distributions will be made in a manner such that a holder of one OP unit will receive the same amount of distributions from our operating partnership as the amount paid by us to a holder of one share of our common stock.

Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an OP unit for a quarter or shorter period if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that OP unit has been exchanged or redeemed.

Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed to the holders of the partnership interests that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series, and the balance, if any will be distributed to the partners in accordance with their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

LTIP Units

Upon completion of this offering, we will cause our operating partnership to issue      LTIP units to certain of our officers. These LTIP units will vest          . In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding units in our operating partnership. Initially, LTIP units will not have full parity with other outstanding units with respect to liquidating distributions. We expect that under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation will be allocated first to the LTIP unit holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding partnership units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our operating partnership units, the LTIP units will achieve full parity with our other operating partnership units, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of such units, including redemption rights. There is a risk that an LTIP unit will never become convertible because of insufficient gain realization to equalize capital accounts and, therefore the value that a holder of LTIP units will realize for a given number of vested LTIP units may be less than the value of an equal number of operating partnership units or shares of common stock.

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the limited partners in accordance with their respective percentage interests in the class at the end of each fiscal year. Upon the occurrence of certain specific events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to holders of LTIP units, if any, to equalize the capital accounts of such holders with the capital accounts of operating partnership interest holders. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a). See “U.S. Federal Income Tax Considerations.”

Transfers

We, as general partner, generally may not transfer any of our partnership interests in our operating partnership, including any of our limited partner interests, or voluntarily withdraw as the general partner of our operating partnership, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares.

With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our prior written consent, which consent may be withheld in our sole and absolute discretion. We may withhold our consent to limited partner transfers if it would jeopardize our ability to maintain our qualification as a REIT, would have certain adverse tax consequences to us or the operating partnership or would otherwise violate securities or other applicable laws. Limited partners may transfer their interests in our operating partnership without our prior written consent in the case of a transfer to an immediate family member or other legal entity in control or for the benefit of an immediate family member, and in the case of all other permitted transfers as provided in the partnership agreement.

Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote OP units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

Mergers and Sales of Assets

We may engage in a merger, consolidation or other combination transaction, or sell, exchange, transfer or otherwise dispose of all or substantially all of our assets, only if the transaction has been approved by the consent of the partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) entitled to vote thereon, including any OP units held by us, and in connection with such transaction all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our stockholders, on a per share basis, and such other conditions are met that are expressly provided for in our partnership agreement. In addition, we may engage in a merger, consolidation or other combination with or into another person where following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our stockholders.

Redemption

As a general rule, limited partners will have the right to cause our operating partnership to redeem their OP units at any time beginning one year following the date of the issuance of the OP units held by any such limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our stockholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its right to redeem its OP units, regardless of the length of time such limited partner has held its OP units.

Unless we elect to assume and perform our operating partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our operating partnership in an amount equal to the market value of shares of our common stock for which the OP units would have been redeemed if we had assumed and satisfied our operating partnership’s obligation by paying the redemption amount in shares of our common stock, as described below. The market value of shares of our common stock for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of shares of our common stock on the NYSE for the ten trading days before the day on which we received the redemption notice.

We have the right to elect to acquire the OP units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of shares of our common stock equal to the number of OP units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of shares of our common stock. Our operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or shares of our common stock. No redemption or exchange can occur if delivery of common stock by us would be prohibited either under the provisions of our charter or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption right to the extent the issuance of common stock to the redeeming limited partner would be prohibited (i) as determined in our sole discretion under our charter or (ii) under applicable federal or state securities laws or regulations.

Issuance of Additional Partnership Interests

We, as general partner, are authorized to cause our operating partnership to issue additional OP units or other partnership interests to its partners, including us and our affiliates, or other persons. These OP units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including OP units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

No OP unit or interest may be issued to us as general partner or limited partner unless:

•	our operating partnership issues OP units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights such that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the OP units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us; or

•	our operating partnership issues the additional OP units or other partnership interests to all partners holding OP units or other partnership interests in the same class in proportion to their respective percentage interests in that class.

Amendment of Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interest (as defined in the partnership agreement) entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined by the partnership agreement) entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

•	to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

•	to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

•	to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

•	to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•	to modify the manner in which capital accounts are computed;

•	to include provisions referenced in future U.S. federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; and

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

•	the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

•	the prohibition against removing us as general partner by the limited partners;

•	restrictions on our power to conduct businesses other than owning partnership interests of our operating partnership and the relationship of our shares to OP units;

•	limitations on transactions with affiliates;

•	our liability as general partner for monetary or other damages to our operating partnership;

•	partnership consent requirements for the sale or other disposition of substantially all the assets of our operating partnership; or

•	the transfer of partnership interests held by us or the dissolution of our operating partnership.

Amendments to the partnership agreement that would, among other things:

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•	alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional OP units; or

•	materially alter the unit redemption right of the limited partners;

must be approved by each affected limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of OP units or partnership interests that would be adversely affected by the amendment.

Term

Our operating partnership will continue until dissolved pursuant to the partnership agreement or as otherwise provided by law.

Tax Matters

Upon the issuance of any OP Units to another partner, our partnership agreement provides that we, as the sole general partner of the operating partnership, will be the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of the operating partnership, we will have authority to make tax elections under the Internal Revenue Code on behalf of our operating partnership, and to take such other actions as permitted under the partnership agreement.

Conflicts of Interest

Conflicts of interest exist or could arise in the future as a result of our relationships with our operating partnership or any limited partner of our operating partnership. Our directors and officers have duties to us and our stockholders under applicable Maryland law in connection with their management of us. At the same time, we, as sole general partner, have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties as sole general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to us and our stockholders.

If there is a conflict between the interests of our stockholders on one hand and the limited partners of our operating partnership on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. For this purpose, we are not required to take into account tax consequences to unitholders in our operating partnership. However, in the future, we could enter into a separate agreement with one or more unitholders who contribute properties to our operating partnership that would require us to take their tax consequences into account. We are not liable under the partnership agreement or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. As used in this section, references to the terms “Company,” “we,” “our,” and “us” mean only Halvern Realty, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (the “Treasury regulations”), rulings and other administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. The summary is also based upon the assumption that we will operate the Company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including:

•	broker-dealers;

•	financial institutions;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	insurance companies;

•	non-U.S. stockholders (as defined below), except to the extent discussed below in “— Taxation of Stockholders — Taxation of Non-U.S. Stockholders”;

•	persons holding 10% or more (by vote or value) of our outstanding common stock, except to the extent discussed below;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons holding our common stock on behalf of other persons as nominees;

•	persons holding our common stock through a partnership or similar pass-through entity;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	REITs;

•	regulated investment companies, or RICS;

•	subchapter S corporations;

•	tax-exempt organizations, except to the extent discussed below in “— Taxation of Stockholders — Taxation of Tax-Exempt U.S. Stockholders”;

•	trusts and estates; or

•	U.S. expatriates.

This summary assumes that stockholders will hold our common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Halvern Realty, Inc.

We intend to elect to be taxed as a REIT, commencing with our short taxable year ending December 31, 2010, upon the filing of our U.S. federal income tax return for such year. We believe that we have been organized, and expect to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Hogan & Hartson LLP has acted as our tax counsel in connection this offering. We have received an opinion of Hogan & Hartson LLP to the effect that, commencing with our taxable year ending December 31, 2010, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Hogan & Hartson LLP is based on various assumptions relating to our organization and operation, and is conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan & Hartson LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued. Hogan & Hartson LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan & Hartson LLP’s opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order for us to maintain our REIT qualification.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Hogan & Hartson LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which entities will not have been reviewed by Hogan & Hartson LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “— Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify as a REIT.”

Provided that we qualify as a REIT, we will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, income generated by a REIT is taxed only at the stockholder level upon a distribution of dividends by the REIT to its stockholders.

For tax years through 2010, most stockholders who are individual U.S. stockholders (as defined below) are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See “— Taxation of Stockholders — Taxation of Taxable U.S. Stockholders — Distributions Generally.”

Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “— Taxation of Stockholders.”

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular U.S. federal corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains, for any taxable year. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	We (or our stockholders) may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Requirements for Qualification as a REIT — Gross Income Tests — Income from Prohibited Transactions,” and “— Requirements for Qualification as a REIT — Gross Income Tests — Income from Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as “foreclosure property,” we may thereby avoid (a) the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction); and (b) the inclusion of any income from such property as nonqualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (1) the amounts that we actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification as a REIT.”

•	We will be subject to a 100% penalty tax on amounts we receive (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and any TRSs we may own do not reflect arm’s length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s tax basis in our common stock.

•	The earnings of any subsidiaries that are subchapter C corporations, including any taxable REIT subsidiaries (as defined below), are subject to U.S. federal corporate income tax.

Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and net worth. We could also be subject to tax in other situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors,

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest,

(3) that would be taxable as a domestic corporation but for sections 856 through 859 of the Internal Revenue Code,

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code,

(5) the beneficial ownership of which is held by 100 or more persons,

(6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities and as determined by applying certain attribution rules),

(7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification,

(8) that uses a calendar year for U.S. federal income tax purposes,

(9) that meets other tests described below, including with respect to the nature of its income and assets, and

(10) that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

The Internal Revenue Code provides that conditions (1), (2), (3) and (4) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, will be 2010). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

To monitor compliance with the stock ownership requirements, we are generally required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information.

We are organized as a Maryland corporation and, therefore, meet condition (3). We have elected to be treated as an S corporation for U.S. federal income tax purposes effective from the date of our formation and we will revoke our S corporation status effective prior to the completion of this offering. We will elect to be treated as a REIT for U.S. federal income tax purposes with respect to our short taxable year beginning upon the revocation of our S corporation election and ending December 31, 2010, when we file our U.S. federal income tax return for such short taxable year in satisfaction of condition (7). To satisfy requirement (8), we have adopted December 31 as our year end. We will have no earnings and profits from a non-REIT year in satisfaction of condition (10).

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “— Gross Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “— Requirements for Qualification as a REIT — Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, as described below. A REIT’s proportionate share of a partnership’s assets and income is based on the REIT’s pro rata share of the capital interests in the partnership. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets is based on the REIT’s proportionate interest in the equity and certain debt securities issued by the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “— Asset Tests” and “— Gross Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions. See “— Requirements for Qualification as a REIT — Gross Income Tests,” “— Requirements for Qualification as a REIT — Asset Tests,” and “— Failure to Qualify as a REIT,” below, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our common stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed below and result in a greater portion of our distribution being taxable as a dividend.

Ownership of Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary, or QRS, that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as described below. A QRS is any corporation other than a TRS that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours) the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS or a QRS. See “— Requirements for Qualification as a REIT — Gross Income Tests” and “— Requirements for Qualification as a REIT — Asset Tests.”

Ownership of Taxable REIT Subsidiaries.  In general, a REIT may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to a REIT is an asset in the hands of the REIT, and the REIT generally treats the dividends paid to it from such taxable subsidiary, if any, as income. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of TRSs or other taxable subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible (through 2010) for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Requirements for Qualification as a REIT — Annual Distribution Requirements” and “— Taxation of Stockholders — Taxation of Taxable U.S. Stockholders.”

Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, current restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest paid or accrued by a TRS to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’ adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s-length basis.

Gross Income Tests

To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year must be derived from investments relating to real property or mortgages on real property, including:

•	“rents from real property”;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

•	interest income derived from mortgage loans secured by real property; and

•	income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings, including this offering, or issuance of debt obligations with at least a five-year term.

Second, at least 95% of our gross income in each taxable year must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (a) other dividends, (b) interest, and (c) gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

For purposes of one or both of the 75% and 95% gross income tests, the following items of income are excluded from the computation of gross income: (1) gross income from prohibited transactions; (2) certain foreign currency income; and (3) income and gain from certain hedging transactions. See “— Requirements for Qualification as a REIT — Gross Income Tests — Income from Hedging Transactions.”

Rents from Real Property.  Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if the following conditions are met:

•	First, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Second, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

•	Third, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, and the rent paid by the TRS is substantially comparable to rent paid by the unrelated tenants for comparable space. Amounts attributable to certain rental increases charged to a controlled TRS can fail to qualify even if the above conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively holds 10% or more of the tenant.

•	Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue or through a TRS. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be born by the independent contractor. We are permitted to provide directly to tenants services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants’ convenience. We may provide a minimal amount of “non-customary” services to tenants of our properties, other than through an independent contractor, but we intend that our income from these services will not exceed 1% of our total gross income from the property. If the impermissible tenant services income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. We are deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of our direct cost of providing the service.

We cannot provide any assurance that the IRS will agree with our positions related to whether any services we provide directly to tenants are “usually or customarily rendered” in connection with the rental of space for occupancy only. We intend to monitor the activities at our properties and do not intend to provide services that will cause us to fail to meet the gross income tests.

Interest Income.  Interest generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% or 95% gross income tests.

Dividend Income.  We may receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests.

Income from Hedging Transactions.  From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of the either the 75% or the 95% gross income tests. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is “clearly identified.” In general, for a hedging transaction to be “clearly identified,” (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests unless the hedge meets certain requirements, and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurance we will be successful in this regard.

Income from Prohibited Transactions.  Net income that we derive from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests and subject to a 100% tax. Any foreign currency gain (as defined in Section 988(b)(2) of the Internal Revenue Code) in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid transactions that are prohibited transactions.

Income from Foreclosure Property.  We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Failure to Satisfy the Gross Income Tests.  We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under “-Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount.

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a TRS to our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for safe-harbor provisions contained in the Internal Revenue Code. Safe-harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	the TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to the REIT by tenants who are not receiving services from the TRS are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the TRS and the charge for the service is separately stated; and

•	the TRS’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing the service.

While we anticipate that any fees paid to a TRS for tenant services will reflect arm’s length rates, a TRS may under certain circumstances provide tenant services that do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to accurately reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests

At the close of each calendar quarter, we must satisfy the following tests relating to the nature of our assets. For purposes of the asset tests, a REIT is not treated as owning the stock of a QRS or an equity interest in any entity treated as a partnership otherwise disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity.

•	at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below;

•	not more than 25% of our total assets may be represented by securities other than those described in the first bullet above;

•	except for securities described in the first bullet above and securities in TRSs or QRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	except for securities described in the first bullet above and securities in TRSs or QRSs we may not own more than 10% of any one issuer’s outstanding voting securities;

•	except for securities described in the first bullet above, securities in TRSs or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

•	not more than 25% of our total assets may be represented by securities of one or more TRSs.

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including (1) loans to individuals or estates, (2) obligations to pay rents from real property, (3) rental agreements described in Section 467 of the Internal Revenue Code (generally, obligations related to deferred rental payments, other than with respect to transactions with related party tenants), (4) securities issued by other REITs, (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico, and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code, and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” (as defined in the Internal Revenue Code), hold securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. See below under “— Failure to Satisfy the Asset Tests.” We may not obtain independent appraisals to support our conclusions concerning the values of some or all of our assets. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets or our interest in other securities will not cause a violation of the REIT asset requirements.

Failure to Satisfy the Asset Tests.  The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities in such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets or acquiring sufficient qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

The failure to satisfy the 5% asset test, or the 10% vote or value asset tests can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of: (1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and (2) 90% of our net income, if any, (after tax) from foreclosure property; minus

•	the sum of specified items of “non-cash income.”

For purposes of this test, “non-cash income” means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like kind exchange that is later determined to be taxable.

We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains; and (2) cannot be passed through or used by our stockholders. See “— Taxation of Stockholders — Taxation of Taxable U.S. Stockholders — Distributions Generally.”

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

In addition, if we were to recognize “built-in-gain” (as defined below) on the disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries, and our inclusion of items in income for U.S. federal income tax purposes or for other reasons. If we do not have sufficient cash to meet our distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Record-Keeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “Requirements for Qualification as a REIT — Gross Income Tests” and “Requirements for Qualification as a REIT — Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to statutory relief.

Tax Aspects of Our Ownership of Interests in Our Operating Partnership

General

Substantially all of our investments are owned indirectly through our operating partnership, which will own our office properties either directly or through certain subsidiaries. This discussion focuses on the tax aspects of our ownership of office properties through partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We currently intend to include in our gross income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we currently intend to include our proportionate share of assets held through our operating partnership and those of its subsidiaries that are either disregarded as separate entities or treated as partnerships for U.S. federal income tax purposes. See “— Requirements for Qualification as a REIT — Effect of Subsidiary Entities” above.

Entity Classification

Initially, our operating partnership will be wholly-owned by us and will be a disregarded entity for U.S. federal income tax purposes. Upon the later admission of another partner by our operating partnership, it is intended that the operating partnership would qualify as a partnership for U.S. federal income tax purposes. If our operating partnership or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and, therefore, would be subject to U.S. federal and state income tax on its taxable income. In such a situation, the character of our assets and items of gross income would change and could preclude us from qualifying as a REIT (see “— Requirements for Qualification as a REIT — Asset Tests” and “— Gross Income Tests” above). The tax treatment of Halvern Realty, Inc. and the U.S. federal income tax consequences of the ownership of our common stock would be materially different from the consequences described herein if our operating partnership and all of its subsidiaries (other than our TRSs) were not classified as partnerships or disregarded as separate entities for U.S. federal income tax purposes. Pursuant to Treasury regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.”

Neither our operating partnership nor any of its non-corporate subsidiaries that are not TRSs or QRSs has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, our operating partnership and each subsidiary that is not a TRS or QRS will be treated as either a disregarded entity or as a partnership for U.S. federal income tax purposes. Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation that is not a TRS or QRS corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” OP units will not be traded on an established securities market and we will take the reporting position for U.S. federal income tax purposes that our operating partnership is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of OP units to redeem the units for our common stock could cause OP units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. We believe that our operating partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. We cannot provide any assurance that our operating partnership will continue to qualify for one of the safe harbors mentioned above. If our operating partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to us to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If our operating partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in our operating partnership would exceed 5% of our assets and we would be considered to hold more than

10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see “— Requirements for Qualification as a REIT — Asset Tests” above). In this event, the value of our common shares could be materially adversely affected (see “— Requirements for Qualification as a REIT” and “Failure to Qualify as a REIT” above).

Allocations of our Operating Partnership’s Income, Gain, Loss and Deduction

A partnership agreement will generally determine the allocation of income and loss among partners. However, such allocations will be disregarded for U.S. federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury regulations promulgated thereunder. Generally, Section 704(b) of the Internal Revenue Code and the Treasury regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in our operating partnership’s partnership agreement are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Office Properties

Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as any office property, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as book-tax difference. Our operating partnership’s partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. Any property purchased by our operating partnership for cash initially will have an adjusted tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply. In the future, however, our operating partnership may admit partners in exchange for a contribution of appreciated property. Treasury regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirement and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences for properties that may be acquired by our operating partnership in the future.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

Distributions Generally.  So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends or as qualified dividend income will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently available to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

Capital Gain Dividends.  We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we designate as capital gain dividends will generally be taxed to U.S. stockholders as long-term capital gains without regard to the period for which the U.S. stockholder that receives such distribution has held its stock. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. stockholder as capital gain. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.

We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case U.S. stockholders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gains. See “— Requirements for Qualification as a REIT — Annual Distribution Requirements.”

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

•	a long-term capital gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15% (through 2010), and taxable to U.S. stockholders that are corporations at a maximum rate of 35%; or

•	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder’s shares of our common stock in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. stockholder’s shares of our common stock, the U.S. stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “— Taxation of Halvern Realty, Inc.” and “— Requirements for Qualification as a REIT — Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Qualified Dividend Income.  With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during such taxable year from non-REIT corporations (including any TRS in which we may own an interest);

•	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

•	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a RIC), (ii) any TRS we may form, or (iii) a “qualifying foreign corporation,” and (B) specified holding period requirements and other requirements are met. If we designate any portion of a dividend as qualified dividend income, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as qualified dividend income.

Passive Activity Losses and Investment Interest Limitations.  Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock, or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We intend to notify U.S. stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

Dispositions of Our Common Stock.  In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted basis will equal the U.S. stockholder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns on capital.

In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum federal income tax rate of 15% (through 2010), if our common stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains.

Capital losses recognized by a U.S. stockholder upon the disposition of our common stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. stockholder as long-term capital gain.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to “excess inclusion income,” distributions that we make and income from the sale of our common stock generally should not give rise to UBTI to a U.S. tax-exempt stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such stockholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common stock. These stockholders should consult with their own tax advisors concerning these set aside and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our common stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless:

•	either (1) one pension trust owns more than 25% of the value of our stock, or (2) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock; and

•	we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts.

Certain restrictions on ownership and transfer of our common stock contained in our charter generally should prevent a person from owning more than 10% of the value of our common stock, and thus we are not likely to become a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, “non-U.S. stockholder” is a beneficial owner of our common stock that is not a U.S. stockholder (as defined above under “— Taxation of Taxable U.S. Stockholders”) or an entity that is treated as a partnership for U.S. federal income tax purposes. The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

Distributions Generally.  As described in the discussion below, distributions paid by us with respect to our common stock will be treated for U.S. federal income tax purposes as:

•	ordinary income dividends,

•	return of capital distributions; or

•	long-term capital gain.

This discussion assumes that our common stock will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our common stock is no longer regularly traded on an established securities market, the tax considerations described below would materially differ.

Ordinary Income Dividends.  A distribution paid by us to a non-U.S. stockholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

•	not attributable to our net capital gain, or

•	the distribution is attributable to our net capital gain from the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. stockholder owns 5% or less of the value of our common stock at all times during the one year period ending on the date of the distribution.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. stockholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced treat rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Return of Capital Distributions.  Unless (A) our common stock constitutes a USRPI, as described in “— Dispositions of Our Common Stock” below, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. stockholder’s proportionate share of our earnings and profits, and (2) the non-U.S. stockholder’s basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.  A distribution paid by us to a non-U.S. stockholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

•	the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. stockholder owns more than 5% of the value of common stock at any point during the one-year period ending on the date on which the distribution is paid.

Long-term capital gain that a non-U.S. stockholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to U.S. federal income tax in the hands of the non-U.S. stockholder unless:

•	the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business of the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. stockholder that owns more than 5% of the value of our common stock at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend, and, in the case of a non-U.S. stockholder that is a corporation, such distributions also may be subject to the 30% branch profits tax.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. stockholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. stockholder, to the extent that the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability or refundable when the non-U.S. stockholder properly and timely files a tax return with the IRS.

Undistributed Capital Gain.  Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our common stock held by non-U.S. stockholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting therefrom its proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. stockholder, and generally receive from the IRS a refund to the extent its proportionate share of the tax paid by us were to exceed the non-U.S. stockholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisors regarding taxation of such undistributed capital gain.

Dispositions of our Common Stock.  Unless our common stock constitutes a USRPI, a sale of our common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA.

Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true.

(1) Fifty percent or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor. We believe that 50% or more of our assets will consist of interests in U.S. real property.

(2) We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we expect that we likely will be domestically-controlled, we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity.

(3) Either (a) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (b) our common stock is “regularly traded” on an established securities market and the selling non-U.S. stockholder has held over 5% of our outstanding common stock any time during the five-year period ending on the date of the sale. We expect that our common stock will be regularly traded on an established securities market following this offering.

Specific wash sales rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder as follows: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Other Tax Considerations

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State, Local and Foreign Taxes

We, our subsidiaries, and/or stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state and local tax treatment and the state, local and foreign tax treatment of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Tax Shelter Reporting

If a holder of our common stock recognizes a loss as a result of a transaction with respect to our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a stockholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a stockholder that is either a corporation or a partnership with only corporate partners, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. Stockholders should consult their tax advisers concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that we might undertake directly or indirectly. Moreover, stockholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares of common stock on behalf of such a plan should consider whether the acquisition or the continued holding of the shares of common stock might violate any such similar restrictions.

The DOL, has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provided that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The company expects the common stock to be “widely held” upon completion of the initial public offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Accordingly, we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or violate any similar laws.

UNDERWRITING

We are offering the shares of our common stock through a number of underwriters. J.P. Morgan Securities Inc., Citigroup Global Markets, Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers of this offering and as representatives of the underwriters. We have entered into an underwriting agreement with the representatives acting on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of our common stock listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities Inc.
Citigroup Global Markets, Inc.
Deutsche Bank Securities Inc.
Total

The underwriters are committed to purchase all the shares of our common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of our common stock directly to the public at the IPO price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the IPO price per share. After the IPO the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of our common stock offered in this offering.

The underwriters have an option to buy up to           additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the IPO price per share less the amount paid by the underwriters to us per share. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts and commissions          to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With Full
	Overallotment	Overallotment
Underwriting Discount	Exercise	Exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions will be approximately $     .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or securities convertible into or exchangeable or exercisable for any share of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and in respect of any shares of our common stock issued under our existing incentive plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors, officers, and certain stockholders have entered into lock-up agreements with the underwriters pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the representatives, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for share of our common stock (including, without limitation, shares of our common stock or such other securities which may be deemed to be beneficially owned by such directors, officers and stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a share option or warrant); or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares or such other securities; whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares or such other securities, in cash or otherwise; or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock. However, each of our directors and executive officers may transfer or dispose of our shares during the 180-day restricted period in the case of gifts or for estate planning purposes where the transferee agrees to a similar lock-up agreement for the remainder of the 180-day restricted period, provided that no report is required to be filed by the transferor under the Exchange Act, as a result of the transfer. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs, or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to have our common stock approved for listing on the NYSE under the symbol “HRI.” In order to meet one of the requirements for listing our common stock on the NYSE, the underwriters have undertaken to sell 100 or more shares of our common stock to a minimum of 400 U.S. holders, and to ensure that the shares of our common stock have a minimum price of $4.00 per share at the time of listing, that there is an aggregate market value of publicly held shares of at least $40 million in the United States and that there are at least 1,100,000 publicly held shares in the United States following completion of the offering.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress. These stabilizing transactions may include making short sales of shares of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market that could adversely affect investors who purchase in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the shares of our common stock, including the imposition of penalty bids. This means that if the representatives purchase shares of our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of shares of our common stock or preventing or retarding a decline in the market price of our shares, and, as a result, the price of our shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for shares of our common stock. The IPO price was determined by negotiations between us and the representatives. In determining the IPO price, we and the representatives considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded shares of common stock of generally comparable companies; and

•	other factors deemed relevant by the representatives and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the IPO price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to shares of our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our securities, and may do so in the future.

LEGAL MATTERS

Certain legal matters relating to this offering, including the validity of common stock offered hereby and certain tax matters, will be passed upon for us by Hogan & Hartson LLP, and certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated balance sheet at December 31, 2009 as set forth in their report. We have included our consolidated balance sheet in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Unless otherwise indicated, all statistical and economic market data included in this prospectus, including information relating to the economic conditions within our target markets contained in “Summary” and “Business” is derived from market information prepared by Rosen Consulting Group, a nationally recognized real estate consulting firm, and is included in this prospectus in reliance on Rosen Consulting Group’s authority as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at          . Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of
Halvern Realty, Inc.

We have audited the accompanying consolidated balance sheet of Halvern Realty, Inc. as of December 31, 2009. This consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the December 31, 2009 balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Halvern Realty, Inc. at December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Los Angeles, California
February 16, 2010

HALVERN REALTY, INC.

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2009

ASSETS
Cash	$1,000

Total Assets	$1,000

LIABILITIES & STOCKHOLDER’S EQUITY
Liabilities	$—
Stockholder’s Equity
Common stock ($0.01 par value, 100,000 shares authorized, 1,000 shares issued and outstanding)	10
Additional Paid in Capital	990
Retained Earnings	—

Total Stockholder’s Equity	$1,000

Total Liabilities & Stockholder’s Equity	$1,000

HALVERN REALTY, INC.

NOTES TO CONSOLIDATED BALANCE SHEET
December 31, 2009

1.	Organization

Halvern Realty, Inc. (the “Company”) was organized in the state of Maryland on November 30, 2009. Under the Company’s charter, the Company is authorized to issue up to 100,000 shares of common stock. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2010. In order to maintain its qualification as a REIT, the Company plans to distribute at least 90% of its taxable income in the form of qualifying distributions to its shareholders.

2.	Formation of the Company and Initial Public Offering

The Company has no assets other than cash and has not commenced operations, nor has the Company entered into any contracts to acquire office properties. The Company intends to conduct an initial public offering of common stock (the “IPO”), which is anticipated to be finalized in 2010. Proceeds from the IPO will be used to invest in office properties within select Southern California markets.

The sole stockholder of the Company is Richard S. Ziman. On December 9, 2009, Mr. Ziman made a $1,000 initial capital contribution to the Company.

3.	Significant Accounting Policies

Use of Estimates  The preparation of the consolidated balance sheet in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Principles of Consolidation  The Company’s consolidated balance sheet includes the accounts of the Company and certain of its subsidiaries. The Company does not have any significant assets, liabilities or operations, other than its investment in Halvern Realty, LP, its operating partnership. All majority-owned subsidiaries and affiliates over which the Company has financial and operating control, including its operating partnership and variable interest entities in which the Company has determined it is the primary beneficiary, are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

Underwriting Commissions and Costs  Underwriting commissions and costs to be incurred in connection with the Company’s common share offerings will be reflected as a reduction of additional paid-in-capital.

Organization and Offering Costs  Costs incurred to organize the Company will be expensed as incurred. Estimated costs are not yet determinable.

Cash  Cash is comprised of cash held in a major banking institution.

Subsequent Events  The Company has evaluated subsequent events through February 16, 2010, the date the consolidated balance sheet was issued.

Until          , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

           Shares

Halvern Realty, Inc.

Common Stock

PROSPECTUS

J.P. Morgan

Citi

Deutsche Bank Securities

          , 2010

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee		$22,320
FINRA filing fee		40,500
NYSE listing fee
Printing and engraving fees
Legal fees and expenses (including Blue Sky fees)
Accounting fees and expenses
Transfer agent and registrar fees
Miscellaneous expenses

Total	$

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On November 30, 2009, the registrant issued an aggregate of 1,000 shares of common stock to Richard S. Ziman in exchange for an aggregate of $1,000 in cash as its initial capitalization. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.  See page F-1 for an index to the financial statements included in registration statement.

(b) Exhibits.  The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement
3	.1*	Articles of Amendment and Restatement of Halvern Realty, Inc.
3	.2*	Amended and Restated Bylaws of Halvern Realty, Inc.
4	.1*	Specimen Common Stock Certificate of Halvern Realty, Inc.
5	.1*	Opinion of Hogan & Hartson LLP regarding the validity of the securities being registered
8	.1*	Opinion of Hogan & Hartson LLP regarding certain tax matters
10	.1*	Employment Agreement between Halvern Realty, Inc. and R. Ziman
10	.2*	Employment Agreement between Halvern Realty, Inc. and M. Albertson
10	.3*	Form of Private Placement Purchase Agreement
10	.4*	Form of Registration Rights Agreement by and among Halvern Realty, Inc. and the persons listed on Schedule 1 thereto
10	.5*	Form of Agreement of Limited Partnership of Halvern Realty, LP
10	.6*	Form of Equity Incentive Plan of Halvern Realty, Inc.
10	.7*	Form of Restricted Common Stock Award Agreement

Exhibit No.		Description

10	.8*	Form of LTIP Unit Award Agreement
10	.9*	Form of Stock Option Award Agreement
10	.10*	Form of Indemnification Agreement with officers and directors
10	.11*	Form of Services, Cost-Sharing and Reimbursement Agreement by and between Halvern Realty, Inc. and AVP Advisors, LLC
10	.12*	Form of Non-Competition and Consulting Agreement by and between Halvern Realty, Inc. and AVP Advisors, LLC
21	.1*	List of Subsidiaries of the Company
23.1		Consent of Ernst & Young LLP
23	.2*	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)
23	.3*	Consent of Hogan & Hartson LLP (included in Exhibit 8.1)
23	.4**	Consent of Rosen Consulting Group
24.1		Power of Attorney (included on the signature page to the Registration Statement)
99	.1*	Consent of to be named as a proposed director
99	.2*	Consent of to be named as a proposed director
99	.3*	Consent of to be named as a proposed director
99	.4*	Consent of to be named as a proposed director
99	.5*	Consent of to be named as a proposed director

*	To be filed by amendment.

**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on February 16, 2010.

Halvern Realty, Inc.

By:	/s/ Richard S. Ziman
Richard S. Ziman

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard S. Ziman and Mark A. Albertson, and each of them, as his attorney-in-fact and agent, with full power of substitution and re-substitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common shares under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard S. Ziman Richard S. Ziman	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	February 16, 2010

/s/ Mark A. Albertson Mark A. Albertson	President, Chief Operating Officer and Chief Financial Officer and Director (principal financial officer and principal accounting officer)	February 16, 2010

EXHIBIT INDEX

Exhibit No.		Description

1	.1*	From of Underwriting Agreement
3	.1*	Articles of Amendment and Restatement of Halvern Realty, Inc.
3	.2*	Amended and Restated Bylaws of Halvern Realty, Inc.
4	.1*	Specimen Common Stock Certificate of Halvern Realty, Inc.
5	.1*	Opinion of Hogan & Hartson LLP regarding the validity of the securities being registered
8	.1*	Opinion of Hogan & Hartson LLP regarding certain tax matters
10	.1*	Employment Agreement between Halvern Realty, Inc. and R. Ziman
10	.2*	Employment Agreement between Halvern Realty, Inc. and M. Albertson
10	.3*	Form of Private Placement Purchase Agreement
10	.4*	Form of Registration Rights Agreement by and among Halvern Realty, Inc. and the persons listed on Schedule 1 thereto
10	.5*	Form of Agreement of Limited Partnership of Halvern Realty, LP
10	.6*	Form of Equity Incentive Plan of Halvern Realty, Inc.
10	.7*	Form of Restricted Common Stock Award Agreement
10	.8*	Form of LTIP Unit Award Agreement
10	.9*	Form of Stock Option Award Agreement
10	.10*	Form of Indemnification Agreement with officers and directors
10	.11*	Form of Services, Cost-Sharing and Reimbursement Agreement by and between Halvern Realty, Inc. and
AVP Advisors, LLC
10	.12*	Form of Non-Competition and Consulting Agreement by and between Halvern Realty, Inc. and AVP Advisors, LLC
21	.1*	List of Subsidiaries of the Company
23.1		Consent of Ernst & Young LLP
23	.2*	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)
23	.3*	Consent of Hogan & Hartson LLP (included in Exhibit 8.1)
23	.4**	Consent of Rosen Consulting Group
99	.1*	Consent of to be named as a proposed director
99	.2*	Consent of to be named as a proposed director
99	.3*	Consent of to be named as a proposed director
99	.4*	Consent of to be named as a proposed director
99	.5*	Consent of to be named as a proposed director

*	To be filed by amendment.

**	Previously filed.